Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among

ENERGY TRANSFER EQUITY, L.P.,
SIGMA ACQUISITION CORPORATION
and

SOUTHERN UNION COMPANY
Dated as of June 15, 2011

ii

iii

     AGREEMENT AND PLAN OF MERGER, dated as of June 15, 2011 (this “Agreement”), by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“Parent”), Sigma Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Southern Union Company, a Delaware corporation (the “Company”).
WITNESSETH:
     WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent;
     WHEREAS, each of the Board of Directors of the Company and Merger Sub have (a) determined that it is in the best interests of the Company and Merger Sub, respectively, and their respective stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by their respective stockholders;
     WHEREAS, the general partner of Parent has (a) determined that it is in the best interests of Parent and its unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Unit Issuance (as defined herein) and (c) approved the adoption of the Fourth Amended and Restated Agreement of Limited Partnership of Parent (the “Fourth Amended Partnership Agreement”) in the form of Exhibit A hereto, effective as of the Closing (as defined herein);
     WHEREAS, simultaneously with, and as a condition to, the execution hereof, certain stockholders of the Company are executing a support agreement with Parent, dated as of the date hereof, in the form of Exhibit B hereto (the “Support Agreement”), pursuant to which, among other things, such shareholders have agreed to vote the shares of Common Stock of which they are the record or beneficial owner in favor of the approval of this Agreement and the Merger; and
     WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify under Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.
THE MERGER
     Section 1.1. The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned subsidiary of Parent.
     Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Locke Lord Bissell & Liddell, 600 Travis Street, Suite 2800, Houston, Texas at 10:00 a.m., local time, on a date to be agreed upon by the parties in writing (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.
     Section 1.3. Effective Time. On the Closing Date, the Company and Merger Sub shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).
     Section 1.4. Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.
     Section 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation.
     (a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.
     (b) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

     Section 1.6. Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
     Section 1.7. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
ARTICLE II.
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
     Section 2.1. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:
     (a) Conversion of Company Common Stock. Subject to Section 2.1(b) and Section 2.1(d), each share of common stock, par value $1.00 per share, of the Company issued and outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares and any Dissenting Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive one (the “Exchange Ratio”) validly issued, fully-paid (to the extent required under the Fourth Amended Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)) Series B Unit (each, a “Series B Unit” and, collectively, the “Series B Units”) having the rights, preferences and privileges set forth in the Fourth Amended Partnership Agreement (such consideration being hereinafter referred to as the “Merger Consideration”). As a result of the Merger, at the Effective Time, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such Shares that are issued and outstanding immediately prior to the Effective Time, any cash in lieu of fractional Series B Units payable pursuant to Section 2.1(d) and any distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Shares in accordance with Section 2.2(b).
     (b) Cancellation of Shares. Each Share that is held directly or indirectly by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time (in each case, other than any Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.
     (c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the

Effective Time shall be converted into and become one validly issued, fully-paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
     (d) Fractional Units. No fractional Series B Units shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional Series B Unit will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional Series B Unit representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of Series B Units equal to the excess of (A) the aggregate number of Series B Units to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of whole Series B Units to be distributed to the holders of Shares pursuant to Section 2.2(b) (such excess, the “Excess Shares”). No certificates or scrip representing fractional Series B Units shall be issued in the Merger. Notwithstanding any other provision of this Agreement, each holder of Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Series B Unit (after taking into account all Shares exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the “Series B Liquidation Value” of the Series B Units as defined in the Fourth Amended Partnership Agreement (the “Conversion Price”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Series B Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Series B Units. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional Series B Units, the Exchange Agent shall make available such amounts to such holders of Shares, without interest, subject to and in accordance with Section 2.2.
     (e) Adjustments to the Exchange Ratio. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the “Exchange Ratio,” “Merger Consideration” and any other similarly dependent items shall be references to the Exchange Ratio, Merger Consideration and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

     (f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Holders of Dissenting Shares shall be entitled to payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (i) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent which will not be unreasonably withheld or delayed, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands.
     Section 2.2. Exchange of Shares.
     (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging Shares for Merger Consideration. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares (other than the Cancelled Shares and any Dissenting Shares), certificates representing the Series B Units issuable pursuant to Section 2.1(a) and Section 5.6(a) (or appropriate alternative arrangements shall be made by Parent if uncertificated Series B Units will be issued). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 2.2(c). All certificates representing Series B Units (including the amount of any distributions payable with respect thereto pursuant to Section 2.2(c) and cash in lieu of fractional Series B Units to be paid pursuant to Section 2.1(d)) are hereinafter referred to as the “Exchange Fund.”
     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Shares in exchange for certificates representing whole Series B Units (or appropriate alternative arrangements shall be made by Parent if uncertificated Series B Units will be issued), cash in lieu of any fractional Series B Units pursuant to Section 2.1(d) and any distributions payable pursuant to Section 2.2(c). Upon surrender of Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor that number of whole Series B Units (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1, payment by cash or check in lieu of fractional Series B Units which such holder is entitled to receive pursuant to Section 2.1(d) and any distributions payable pursuant to Section 2.2(c), and the Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the person requesting such delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(d) or Section 2.2(c).
     (c) Distributions with Respect to Unexchanged Shares. No distributions with respect to Series B Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the Series B Units represented thereby, and no cash payment in lieu of fractional Series B Units shall be paid to any such holder pursuant to Section 2.1(d), until such Share has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Share, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole Series B Units issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional Series B Unit to which such holder is entitled pursuant to Section 2.1(d) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to such whole Series B Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Series B Units. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction and withholding were made.
     (d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All Series B Units issued upon the surrender for exchange of Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Shares. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.
     (e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional Series B Units pursuant to Section 2.1(d) and any distributions pursuant to Section 2.2(c).
     (f) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements, to the extent that they are cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
     Section 3.1. Qualification, Organization, Subsidiaries, etc.
     (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) As used in this Agreement, a “Company Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (i) disclosed in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, or in any Section relating to forward looking statements, and any other disclosures therein, in each case, to the extent that they are cautionary and predictive or forward looking in nature) or as disclosed on the face of the Company Disclosure Schedule, (ii) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world or (iii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas, natural gas transmission or distribution, or related products or services including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local wholesale or retail natural gas prices, (C) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement), (D) any taking of any action at the written request of Parent or Merger Sub, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, or (H) any changes in the share price or trading volume of the Shares or in the Company’s credit rating, or the failure of the Company to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has otherwise resulted in a Company Material Adverse Effect); except, in each case with respect to subclauses (A) – (B) and (E) – (G) of this clause (iii), to the extent materially and disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.
     (c) The Company SEC Documents include a true and complete copy of the Company’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Company Organizational Documents”), and promptly upon request, the Company will make available to Parent the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Company.
     Section 3.2. Capital Stock.
     (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value, $1.00 per share and 6,000,000 shares of preferred stock, no par value per share (“Company Preferred Stock”). As of June 14, 2011, (i) 125,960,694 shares of Company Common Stock were issued and 124,721,110 shares were outstanding, which does not include restricted stock awards outstanding as of such date, (ii) 1,239,584 shares of Company Common Stock were held in treasury, (iii) 341,213 restricted shares were issuable and, based on a price of $28.75 per share of Company Common Stock, 4,090,310 shares of Company Common Stock were issuable, in each case pursuant to the Company Stock Plans in respect of Company Equity Awards, and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights.
     (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule and in subsection (a) above (and other than Shares issuable pursuant to the terms of outstanding awards under the Company Stock Plans), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or any of its Subsidiaries.
     (c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
     (d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.
     (e) The Company SEC Documents contain an accurate and complete copy of the Company Stock Plans and the forms of Company Stock Awards and Company RSUs (collectively, “Company Equity Awards”). There have been no repricings of any Company Stock Awards through amendments, cancellation and reissuance or other means since January 1, 2009. None of the Company Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and, except as set forth on Section 3.2(e) of the Company Disclosure Schedule, no Company Equity Awards have been granted since December 31, 2010. None of the Company Stock Awards was granted with an exercise price below or deemed to be below the per Share closing price on the New York Stock Exchange (the “NYSE”) on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and the terms of the applicable

Company Stock Plan and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Stock Awards. Section 3.2(e) of the Company Disclosure Schedule sets forth a complete list of all Company Equity Awards outstanding as of the date hereof and with respect to each Company Equity Award, the holder thereof, the number of shares of Company Common Stock subject thereto and the exercise price thereof, if applicable.
     (f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully-paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, as amended (the “Delaware LLC Act”)) and free of preemptive rights. Except as set forth on Section 3.2(f) of the Company Disclosure Schedule and for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
     (g) As used in this Agreement, “Company Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) created pursuant to the agreements set forth on Section 3.2(g) of the Company Disclosure Schedule, (vii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (viii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto, (ix) which an accurate up-to-date survey would show, (x) resulting from any facts or circumstances relating to Parent or its Affiliates, or (xi) that does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated.

     (h) As used in this Agreement, “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.
     Section 3.3. Corporate Authority Relative to this Agreement; No Violation.
     (a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval (assuming Parent is not an “interested stockholder” under Section 203 of the DGCL), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the date hereof, the Board of Directors of the Company has unanimously resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).
     (b) Other than in connection with or in compliance with (i) Section 251 of the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vi) the Federal Power Act, 16 U.S.C. §§ 791a-825r and/or the regulations promulgated by Federal Energy Regulatory Commission (the “FERC”) thereunder (the “FPA”), and the approval of the FERC thereunder (the “FERC Approval”), (vii) the approval of the Massachusetts Department of Public Utilities (the “MDPU Approval”), (viii) the approval of Missouri Public Service Commission (the “MPSC Approval”), (ix) the approval of the Federal Communications Commission (the “FCC”) for the transfer of control (or assignment, as applicable) of the Company’s business radio and other Title III wireless licenses, pursuant to Section 310 of the Communications Act of 1934, as amended, 47 U.S.C. § 310(d) (the “FCC Approval”); and (x) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions.
     (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or material suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets material to the conduct of their business or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) materially conflict with or materially violate any applicable Laws.
     (d) This Agreement and the Merger have been approved by the Continuing Directors of CrossCountry Energy, LLC, a Delaware limited liability company (“CrossCountry”). For the purposes of this subsection (d), the term “Continuing Director” shall have the meaning ascribed thereto in that certain Capital Stock Agreement, dated June 30, 1986, among El Paso Energy Corporation (as successor interest to Sonat, Inc. by virtue of a merger), CrossCountry (as successor in interest to Enron Corp., which in turn was the successor in interest to InterNorth, Inc. by virtue of a name change, which in turn was the successor in interest to Houston Natural Gas corporation by virtue of a merger) and Citrus Corp. relating to the ownership by El Paso and CrossCountry of the Capital Stock of Citrus and its wholly owned subsidiaries, as amended. CrossCountry is currently a “Principal” to such Capital Stock Agreement.
     Section 3.4. Reports and Financial Statements.
     (a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

     (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 3.5. Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010 and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.
     Section 3.6. No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations that have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 3.7. Compliance with Law; Permits.
     (a) Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.
     (b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices, and other documents with all Government Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.
     Section 3.8. Environmental Laws and Regulations.
     (a) Except as set forth in Section 3.8 of the Company Disclosure Schedule or as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other person relating to the Company or any Subsidiary of the Company or against any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2008 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all Company Permits and compliance with the terms and conditions thereof), (iii) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response, remedial, investigatory or corrective action under any Environmental Law at any location, (iv) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by the Company or any Subsidiary of the Company or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary of the Company or at any offsite disposal location used by the Company or any Subsidiary of the Company to dispose of any Hazardous Materials in concentrations or under circumstances that would require reporting or be reasonably likely to result in investigation, remediation or other corrective or response action by the Company or any Subsidiary of the Company or, to the knowledge of Company and its Subsidiaries, by any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law, (vi) there have been no ruptures or explosions in the Company Systems resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved and (vii) there are no defects, corrosion or other damage to any of the Company Systems that could reasonably be expected to result in a pipeline integrity failure.
     (b) As used in this Agreement:
     (i) “Company Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, and other related operations, assets, machinery and equipment that are owned by the Company or any of its Subsidiaries or used for the conduct of the business of the Company or any of its Subsidiaries as it is presently conducted.
     (ii) “Environment” means the indoor and outdoor environment, including but not limited to any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building surfaces, plant or animal life and natural resources.
     (iii) “Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.
     (iv) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.
     Section 3.9. Employee Benefit Plans.
     (a) Section 3.9(a) of the Company Disclosure Schedule lists all material Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their ERISA Affiliates, or under which the Company, any of its Subsidiaries or any of their ERISA Affiliates may have any liability (contingent or otherwise) (the “Company Benefit Plans”). Copies of the Company Benefit Plans and any amendments thereto have been made available to Parent together with any applicable trust documents, the most recent summary plan description (and summaries of material modifications, if applicable), non-discrimination testing results, actuarial valuations, annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or related trust. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, any other person or entity has any express or implied commitment, whether legally enforceable or not, to adopt, terminate or materially modify any Company Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code. For purposes of this Agreement, “ERISA Affiliate” of any entity means any other person, entity, trade or business (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
     (b) Except for such non-compliance which would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices, (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements in accordance with GAAP. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, and the Company has made available to Parent a copy of the most recent such letter for each such Company Benefit Plan.
     (c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any plan or arrangement which provides retiree medical or welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et. Seq. of ERISA or Section 4980B of the Code.

     (d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, neither the Company, its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and neither the Company, its Subsidiaries nor any other their ERISA Affiliates has during the past six years maintained or contributed to, or been required to contribute to, or otherwise had any obligation or liability in connection with, such a multiple employer plan or multiemployer plan.
     (e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, officer or other service provider or (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) increase the amount payable or trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any Company Benefit Plan or otherwise. Without limiting the foregoing, Section 3.9(e) of the Company Disclosure Schedule sets forth a list of employment or consulting agreements with the Company containing “change in control” or similar provisions that will be triggered by the consummation of the Merger or the entry into this Agreement by the Company.
     (f) Except as set forth on Section 3.9(f) of the Company Disclosure Schedule, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.
     (g) Except as set forth on Section 3.9(g) of the Company Disclosure Schedule, each Company Benefit Plan and any award thereunder (i) has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in all material respects in documentary compliance with Section 409A of the Code. Each Company Stock Award was granted with an exercise price not less than the fair market value of the underlying Company Common Stock on the date of grant. Except as set forth on Section 3.9(g) of the Company Disclosure Schedule, no director, officer, employee or service provider of the Company or its affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.
     (h) Except as would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices, there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).
     (i) Except as set forth on Section 3.9(i) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States.
     Section 3.10. Absence of Certain Changes or Events. Since December 31, 2010:
     (a) except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices; and
     (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.
     Section 3.11. Investigations; Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.
     Section 3.12. Information Supplied. None of the information provided by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Series B Units in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement relating to the Stockholders’ Meeting (the “Proxy Statement”) will not, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Form S-4 (solely with respect to the portion thereof relating to the Stockholders’ Meeting, and then, excluding any portion thereof based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, with respect to which no representation is made by the Company or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement that were not supplied by or on behalf of the Company.
     Section 3.13. Regulatory Matters.
     (a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, none of the Company and its Subsidiaries is a natural gas company under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by FERC thereunder (“NGA”), a public utility, transmitting utility, electric utility or electric utility company under the FPA, a common carrier under the provisions of the Interstate Commerce Act implemented by the FERC pursuant to 49 USC § 60502 and the regulations promulgated by FERC thereunder (“ICA”), or a utility, utility holding company, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder. Except by reason of direct or indirect ownership and/or control of Exempt Wholesale Generators, none of the Company or its Subsidiaries is a holding company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by FERC thereunder (“PUHCA”).
     (b) Each of the Company’s Subsidiaries that is identified on Section 3.13(a) of the Company Disclosure Schedule as a public utility under the FPA engages in the sale of electricity exclusively at wholesale and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates, and has been granted such waivers and blanket authorizations (including blanket authorization to issue securities and to assume liabilities under Section 204 of the FPA and 18 C.F.R. Pt. 34) as are customarily granted to entities with market-based rate authority. Each such Subsidiary has obtained an order from the FERC finding it, or has in good faith self-certified itself to the FERC, to be an Exempt Wholesale Generator under PUHCA. There are no pending, or to the knowledge of the Company, threatened, judicial or administrative proceedings to revoke any such Subsidiary’s market-based rate authorization or Exempt Wholesale Generator status, as applicable. To the knowledge of the Company, there are no facts that are reasonably likely to cause any such Subsidiary to lose or be ineligible for its market-based rate authorization or to lose its status as an Exempt Wholesale Generator under PUHCA.
     (c) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the FPA, NGA, Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, and regulations promulgated by FERC thereunder (“NGPA”), the ICA or PUHCA, the Department of Energy, the FCC, the MDPU, the MPSC or any other applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, continue to comply with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices.
     Section 3.14. Tax Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as would not have, individually or in the aggregate, a Company Material Adverse Effect:
     (a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, (iv) have not, since the date of the financial statements included in the most recent Company SEC Documents, incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice and (v) have not received written notice of any deficiencies for any Tax from any taxing authority against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents.
     (b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than any Lien for Taxes not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established and disclosed in the Company SEC Documents. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
     (c) Neither the Company nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than the Company and its Subsidiaries.
     (d) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a plan that includes the Merger.
     (f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
     (g) The Company has made available to Parent or its legal or accounting representative copies of all federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005.
     (h) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
     Section 3.15. Employment and Labor Matters.
     (a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no existing or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no material unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees.
     (b) Except for such matters that would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices, the Company and its Subsidiaries are, and have been, in material compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby).

     Section 3.16. Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally valid and enforceable rights to use, all Intellectual Property necessary to the conduct of their respective businesses as currently conducted, free and clear of Liens other than Company Permitted Liens. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not result in the loss, suspension, limitation, termination or other impairment of, or give rise to any right of any person to suspend, limit, terminate, consent to or otherwise impair the continued right of the Company or any of its Subsidiaries to own or use or otherwise exercise any other rights that the Company or any of its Subsidiaries currently has with respect to, any Intellectual Property material to the business of the Company and its Subsidiaries. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Company, threatened that challenges the validity, enforceability, registration, ownership or use of any Intellectual Property owned by the Company or one of its Subsidiaries and material to the conduct of their business. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no proceedings pending, and neither the Company nor any of its Subsidiaries has received any written claims, in each case alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property rights of any person, (b) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any person, (c) neither the Company nor any of its Subsidiaries has made any claim against any other person alleging a violation, misappropriation or infringement of the Intellectual Property rights of the Company or any of its Subsidiaries and (d) no person is infringing, misappropriating or otherwise violating any Intellectual Property rights of the Company or any of its Subsidiaries. As used in this Agreement, “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, trade names, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations or applications for the foregoing, together with the goodwill of the business connection with the use of and symbolized by any of the foregoing; (ii) registered and unregistered copyrights; (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof; and (iv) trade secrets, know-how and other confidential business information. The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment (collectively, the “IT Assets”) of the Company and its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries and have not materially malfunctioned or failed within the past three (3) years and (ii) are sufficient for the immediate and reasonably foreseeable needs of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby). The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

     Section 3.17. Real Property. Except as set forth in Section 3.17 of the Company Disclosure Schedule:
     (a) With respect to each material real property owned by the Company or any Subsidiary other than Company Real Property Leases and Rights-of-Way (such property collectively, the “Company Owned Real Property”), except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has marketable and insurable fee simple title to such Company Owned Real Property, free and clear of all Liens other than any Company Permitted Liens and conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”), (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not have, individually or in the aggregate, a Company Material Adverse Effect.
     (b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement, including mineral or storage rights (collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Company Leased Real Property”) at which the material operations of the Company or any of its Subsidiaries are conducted, is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property by the Company in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens and Permitted Encumbrances. Neither the Company nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except such proceeding which would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has such Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens); (ii) the Company and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) the Company has not received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Company and its Subsidiaries in and to any such Rights-of-Way. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not, individually or in the aggregate, have a Company Material Adverse Effect
     Section 3.18. Required Vote of the Company Stockholders. (a) Assuming Parent is not an “interested stockholder” under Section 203 of the DGCL, the affirmative vote of a majority of the outstanding Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”), (b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (c) no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.
     Section 3.19. Opinion of Financial Advisor. The Special Committee of the Board of Directors of the Company has received the opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent solely for informational purposes.
     Section 3.20. Material Contracts.
     (a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents and the agreements set forth on Section 3.20(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

     (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
     (ii) any contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to (A) compete with any other person or (B) acquire or dispose of the securities of another person;
     (iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing Indebtedness of the Company or any of its Subsidiaries in an amount in excess of $50.0 million;
     (iv) any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value or requiring annual fees in excess of $50.0 million;
     (v) any Contract to acquire all or a substantial portion of the capital stock, business, property or assets of any other person for an amount of cash (or value of non-cash consideration), in excess of $50.0 million;
     (vi) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between or among the Company and or any of its Subsidiaries;
     (vii) any Contract limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;
     (viii) any Contract containing any exclusivity or most favored nation clause;
     (ix) any Contract that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $50.0 million in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty;
     (x) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in future payments by or to the Company or any of its Subsidiaries in excess of $25.0 million;
     (xi) any Contract with a labor union or guild (including any collective bargaining agreement);
     (xii) any Contract containing provisions triggered by any change of control of the Company or any of its Subsidiaries;

     (xiii) any Contract in favor of directors, officers, members, managers or partners relating to employment or compensation or providing rights to indemnification;
     (xiv) any Contract the loss or breach of which could reasonably be expected to have a Company Material Adverse Effect; and
     (xv) any material lease or sublease with respect to leased real property.
          All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Company Material Contracts.” As used herein, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding and (i) under which the Company or any of its Subsidiaries has or may acquire any rights, (b) under which the Company or any of its Subsidiaries has or may become subject to any obligation or liability or (c) by which the Company or any of its Subsidiaries, or the assets owned or used by the Company or any of its Subsidiaries, is or may become bound. Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list of all Company Material Contracts as of the date of this Agreement that have not been filed or incorporated by reference in the Company SEC Reports. The Company has delivered or made available to Parent true and correct copies of all Company Material Contracts.
     (b) Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.
     Section 3.21. Finders or Brokers. Except for Evercore Group L.L.C., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has furnished to Parent accurate and complete copies of its agreements with Evercore Group L.L.C. relating to the transactions contemplated by this Agreement.
     Section 3.22. Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.
     Section 3.23. Consulting Agreements and Noncompetition Agreements. Each of George Lindemann and Eric Herschmann (the “Noncompetition Persons”) will receive substantial economic benefit upon consummation of the Merger, and the consultation services of the Noncompetition Persons to Parent for five years following Closing. Parent will benefit from the transfer of the goodwill of the Noncompetition Persons to Parent. Accordingly, the Company, Parent and each of the Noncompetition Persons have executed and delivered a consulting agreement and a noncompetition agreement (collectively, “Consulting Agreements and Noncompetition Agreements”).
     Section 3.24. No Additional Representations. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in this Agreement.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as disclosed in the Parent SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements, and any other disclosures therein, in each case to the extent that they are cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:
     Section 4.1. Qualification, Organization, Subsidiaries, etc.
     (a) Each of Parent and its Subsidiaries is a legal entity duly-organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Parent Material Contracts. Each of Parent and its Subsidiaries is qualified to do business, and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) As used in this Agreement, a “Parent Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (i) disclosed in the Parent SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, or in any Section relating to forward looking statements, and any other disclosures therein, in each case, to the extent that they are cautionary and predictive or forward looking in nature) or as disclosed on the face of the Parent Disclosure Schedule (ii) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, or (iii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas, natural gas transmission or distribution or related products or services including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local wholesale or retail natural gas prices (C) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement ), (D) any taking of any action at the written request of the Company, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, or (H) any changes in the share price or trading volume of the Common Units or in Parent’s credit rating, or the failure of Parent to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has otherwise resulted in a Parent Material Adverse Effect); except, in each case with respect to subclauses (A) – (B) and (E) – (G) of this clause (iii), to the extent materially disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate
     (c) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s Certificate of Limited Partnership as amended (the “Parent Certificate of Limited Partnership”), and Third Amended and Restated Agreement of Limited Partnership (as amended through the date hereof, the “Parent Partnership Agreement” and together with the Parent Certificate of Limited Partnership, the “Parent Organizational Documents”), ETP’s Certificate of Limited Partnership as amended (the “ETP Certificate of Limited Partnership”) and Second Amended and Restated Agreement of Limited Partnership (the “ETP Partnership Agreement”), and the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of Parent.

     Section 4.2. Equity Interests.
     (a) The authorized equity interests of Parent consist of Series A Convertible Preferred Units representing limited partner interests in Parent (“Series A Preferred Units”), common units representing limited partner interests in Parent (“Common Units”) and a general partner interest in Parent (“General Partner Interest”). As of June 13, 2011, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 3,000,000 Series A Preferred Units, (ii) 222,978,708 Common Units and (iii) and an approximate 0.3% General Partner Interest. As of June 13, 2011, 2,853,676 Common Units were issuable pursuant to employee and director equity plans of Parent (the “Parent Equity Plans”). The authorized equity interests of Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), consist of common units representing limited partner interests in ETP (“ETP Common Units”), Class E Units representing limited partner interests in ETP (“Class E Units”), the Incentive Distribution Rights (as defined in the ETP Partnership Agreement) and a general partner interest in ETP (“ETP General Partner Interest”). As of June 13, 2011, the issued and outstanding limited partner interests and general partner interests of ETP consisted of (i) 8,853,832 Class E Units, (ii) 208,805,626 ETP Common Units, (iii) the Incentive Distribution Rights and (iv) and an approximate 1.6% ETP General Partner Interest. As of June 13, 2011, 3,147,524 ETP Common Units were issuable pursuant to employee and director equity plans of ETP (the “ETP Equity Plans”). All outstanding equity securities of Parent and of ETP are duly authorized, validly issued, fully-paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ETP Partnership Agreement).
     (b) Except as set forth in subsection (a) above and as set forth on Section 4.2(b) of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (i) issue, transfer, exchange, sell or register for sale any Common Units, Class E Units or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such partnership units or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such partnership units or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries.
     (c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of Parent on any matter.
     (d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of equity securities of Parent or any of its Subsidiaries.

     (e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
     (f) When issued pursuant to the terms hereof, all outstanding Series B Units will be duly authorized, validly issued, fully-paid (to the extent required under the Fourth Amended Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ETP Partnership Agreement).
     (g) Except as disclosed in Section 4.2(g) of the Parent Disclosure Schedule, Parent or a Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Parent, free and clear of any Liens other than Parent Permitted Liens, and all of such equity interests have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act) and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns directly or indirectly any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
     (h) As used in this Agreement, “Parent Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by Parent or its Subsidiaries that affect the underlying fee interest of a Parent Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) created pursuant to the agreements set forth on Section 4.2(h) of the Parent Disclosure Schedule, (vii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (viii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which Parent or any of its Subsidiaries otherwise has access, between the parties thereto, (ix) which an accurate up-to-date survey would show, (x) resulting from any facts or circumstances relating to the Parent or its Affiliates, or (xi) that does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated.
     Section 4.3. Partnership / Corporate Authority Relative to this Agreement; No Violation.
     (a) Each of Parent and Merger Sub has requisite partnership or corporate power and authority to enter into this Agreement, the Consulting Agreements and Noncompetition Agreements, the Support Agreements and each other document to be entered into by Parent and Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the “Parent Transaction Documents”) and, subject to the approval of Parent as the sole stockholder of Merger Sub, which approval shall be delivered by Parent immediately following execution of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the general partner of Parent and the Board of Directors of Merger Sub, and no other entity or equity-holder proceedings on the part of Parent, Merger Sub or their respective equity holders, except Parent as the sole stockholder of Merger Sub, are necessary to authorize the consummation of the transactions contemplated hereby. As of the date of this Agreement, the general partner of Parent has unanimously approved the issuance of Series B Units (the “Unit Issuance”) in connection with the Merger. Each of the Parent Transaction Documents has been duly and validly executed and delivered by Parent and Merger Sub and, assuming such Parent Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Parent Transaction Documents constitutes the legal, valid and binding agreement of each of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Remedies Exceptions.
     (b) Other than in connection with or in compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NYSE, (iv) the HSR Act, (v) the FPA and the FERC Approval, (vi) the MDPU Approval, (vii) the MPSC Approval, (viii) the FCC Approval, and (ix) the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger and for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or materially and adversely affect the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practices.
     (c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, assuming receipt of the Parent Approvals, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or material suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets material to the conduct of their business or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) materially conflict with or materially violate any applicable Laws.
     Section 4.4. Reports and Financial Statements.
     (a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2009 (the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.
     (b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
     Section 4.5. Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal control over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the board of directors of the general partner of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.
     Section 4.6. No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 4.7. Compliance with Law; Permits.
     (a) Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, since January 1, 2008, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.
     (b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 4.8. Environmental Laws and Regulations.
     (a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent, is threatened by any Governmental Entity or other person relating to Parent or any Subsidiary of Parent or against any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2008 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all Parent Permits and compliance with the terms and conditions thereof), (iii) Parent is not obligated to conduct or pay for, and is not conducting or paying for, any response, remedial, investigatory or corrective action under any Environmental Law at any location, (iv) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by Parent or any Subsidiary of Parent or, to the knowledge of Parent, formerly owned, leased or operated by Parent or any Subsidiary of Parent or at any offsite disposal location used by Parent or any Subsidiary of Parent to dispose of any Hazardous Materials in concentrations or under circumstances that would require reporting or be reasonably likely to result in investigation, remediation or other corrective or response action by Parent or any Subsidiary of Parent or, to the knowledge of Parent and its Subsidiaries, by any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, (v) Parent is not party to any order, judgment or decree that imposes any obligations under any Environmental Law, (vi) there have been no ruptures or explosions in Parent Systems resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved and (vii) there are no defects, corrosion or other damage to any of Parent Systems that could reasonably be expected to result in a pipeline integrity failure.
     (b) As used in this Agreement, “Parent Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, and other related operations, assets, machinery and equipment that are owned by Parent or any of its Subsidiaries or used for the conduct of the business of Parent or any of its Subsidiaries as it is presently conducted.
     Section 4.9. Employee Benefit Plans. Except as would not, individually or in the aggregate, materially and adversely affect the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practices, (i) neither Parent, its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and (ii) none of the Benefit Plans sponsored, maintained or contributed to by Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries is required to contribute, is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and neither Parent, its Subsidiaries nor any of their ERISA Affiliates has during the past six (6) years contributed to, been required to contribute to or otherwise had any obligation or liability in connection with such a multiple employer plan or multiemployer plan.
     Section 4.10. Absence of Certain Changes or Events. Since December 31, 2010:
     (a) except as otherwise contemplated by this Agreement, the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices; and
     (b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.
     Section 4.11. Investigations; Litigation. Except as would not have a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.
     Section 4.12. Information Supplied. None of the information provided by Parent or its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (other than the portion thereof relating solely to the Stockholders’ Meeting) and the Form S-4 (other than the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement which were not supplied by or on behalf of Parent.

     Section 4.13. Regulatory Matters.
     (a) Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule, none of Parent and Parent’s Subsidiaries is a natural gas company as defined in the NGA, a common carrier under the ICA or a utility, utility holding company, electric service company or electric company however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder.
     (b) All filings (other than immaterial filings) required to be made by Parent or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the NGA, the NGPA, the ICA, the Department of Energy or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, continue to comply with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     Section 4.14. Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:
     (a) Parent and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, (iv) have not, since the date of the financial statements included in the most recent Parent SEC Documents, incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice and (v) have not received written notice of any deficiencies for any Tax from any taxing authority against Parent or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Parent SEC Documents.
     (b) Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than any Lien for Taxes not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established and disclosed in the Parent SEC Documents. No claim has ever been made in writing by a taxing authority of a jurisdiction where Parent or one of its

Subsidiaries has not filed Tax Returns claiming that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.
     (c) Neither Parent nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than Parent and its Subsidiaries) with respect to Taxes. Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with Parent or its Subsidiaries). To the knowledge of Parent, neither Parent nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than Parent and its Subsidiaries.
     (d) Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, unitholder or other third party.
     (e) Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.
     (f) Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.
     (g) Parent has made available to the Company or its legal or accounting representative copies of all federal income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005 and all state income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005.
     Section 4.15. Employment and Labor Matters.
     (a) (i) Except as set forth in Section 4.15(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries , (ii) there are no existing or, to the knowledge of Parent, threatened strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (iii) to the knowledge of Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees.
     (b) Except for such matters that would not, individually or in the aggregate, materially and adversely affect the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practices, Parent and its Subsidiaries are, and have been, in material compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and

(iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by Parent (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby).
     Section 4.16. Real Property.
     (a) With respect to each material real property owned by Parent or any Subsidiary (such property collectively, the “Parent Owned Real Property”), except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has marketable and insurable fee simple title to such Parent Owned Real Property, free and clear of all Liens other than any Parent Permitted Liens and Permitted Encumbrances, (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon. Neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not have, individually or in the aggregate, a Parent Material Adverse Effect.
     (b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement (collectively, the “Parent Real Property Leases”) under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Parent Leased Real Property”) at which the material operations of Parent or any of its Subsidiaries are conducted, is valid, binding and in full force and effect, (ii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of the Parent Leased Real Property by Parent in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both would constitute a material breach or default under a Parent Real Property Lease. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Parent Real Property Leases, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens and Permitted Encumbrances. Neither Parent nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property, except such proceeding which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     (c) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries has such Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Parent Permitted Liens); (ii) Parent and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) Parent and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) Parent has not received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of Parent and its Subsidiaries in and to any such Rights-of-Way. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not, individually or in the aggregate, materially and adversely affect the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practices.
     Section 4.17. Vote of Parent Partners; Merger Sub Approval.
     (a) The general partner of Parent has approved this Agreement, the Merger, the Unit Issuance and the Fourth Amended Partnership Agreement. No vote of holders of securities of Parent, other than the approval of and action by its general partner, is required to approve the Unit Issuance and no other vote of the holders of any class of Parent equity holders, other than the approval of and action by its general partner, is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.
     (b) The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) recommended this Agreement for adoption by Parent, as the sole stockholder of Merger Sub. Immediately following execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will duly approve and adopt this Agreement and the Merger
     Section 4.18. Opinion of Financial Advisors. The Board of Directors of Parent has received the opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to Parent. Parent shall, promptly following receipt of such opinion in written form, furnish an accurate and complete copy of said opinion to the Company solely for informational purposes.
     Section 4.19. Material Contracts.
     (a) Except for this Agreement, Parent’s Benefit Plans and agreements filed as exhibits to Parent SEC Documents and the agreements otherwise provided or made available to the Company, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by:
     (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
     (ii) any contract imposing any material restriction on the right or ability of Parent or any of its Subsidiaries to (A) compete with any other person or (B) acquire or dispose of the securities of another person;
     (iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing Indebtedness of Parent or any of its Subsidiaries in an amount in excess of $500.0 million;
     (iv) any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value or requiring annual fees in excess of $500.0 million;
     (v) any Contract to acquire all or a substantial portion of the capital stock, business, property or assets of any other person for an amount of cash (or value of non-cash consideration), in excess of $500.0 million;
     (vi) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between or among Parent and or any of its Subsidiaries;
     (vii) any Contract limiting or restricting the ability of Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;
     (viii) any Contract containing any exclusivity or most favored nation clause;
     (ix) any Contract that involves future expenditures or receipts by Parent or any of its Subsidiaries of more than $500.0 million in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty;
     (x) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in future payments by or to Parent or any of its Subsidiaries in excess of $250.0 million;
     (xi) any Contract with a labor union or guild (including any collective bargaining agreement);

     (xii) any Contract containing provisions triggered by any change of control of Parent or any of its Subsidiaries;
     (xiii) any Contract in favor of directors, officers, members, managers or partners relating to employment or compensation or providing rights to indemnification;
     (xiv) any Contract the loss or breach of which could reasonably be expected to have a Parent Material Adverse Effect; and
     (xv) any lease or sublease with respect to leased real property requiring annual payments in excess of $50 million.
          All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Parent Material Contracts.” Section 4.19(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all Parent Material Contracts as of the date of this Agreement that have not been filed or incorporated by reference in Parent SEC Reports. Parent has delivered or made available to Parent true and correct copies of all Parent Material Contracts.
     (b) Neither Parent nor any Subsidiary of Parent is in material breach of or default under the terms of any Parent Material Contract. To the knowledge of Parent, no other party to any Parent Material Contract is in material breach of or default under the terms of any Parent Material Contract. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.
     Section 4.20. Finders or Brokers. Except for Credit Suisse Securities (USA) LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. Parent has furnished to the Company accurate and complete copies of its agreement with Credit Suisse Securities (USA) LLC relating to the transactions contemplated by this Agreement.
     Section 4.21. Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries nor any “affiliate” or “associate” of Parent or any of its Subsidiaries (as such terms are defined in Section 203 of the DGCL) beneficially owns (or has beneficially owned in the past three years) directly or indirectly, any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company (including for purposes of Section 203 of the DGCL), and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. Except for the Support Agreements, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.
     Section 4.22. No Additional Representations. Parent and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries, and neither Parent or Merger Sub has relied on such information or any other representations or warranties not set forth in this Agreement.
ARTICLE V.
COVENANTS AND AGREEMENTS
     Section 5.1. Conduct of Business by the Company.
     (a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted, and that such entities shall not take any action except in the ordinary course of business, and shall use their commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company shall (i) promptly notify Parent of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Company Material Contract (or communications indicating that the same may be contemplated), and (ii) give prompt notice to Parent of any change, occurrence, effect, condition, fact, event, or circumstance known to the Company that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Company Material Adverse Effect; provided, however, that no unintentional failure by the Company to provide a required notice under the last sentence of this Section 5.1(a) with respect to any matter that would not result in a failure of the conditions set forth in Section 6.3(a) shall result in a failure of the condition set forth in Section 6.3(b).
     (b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:
     (i) except in the ordinary course of business or as disclosed in Section 5.1(b)(i) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company in the ordinary course of business, (B) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, or (C) regular quarterly cash dividends with customary record and payment dates on the shares of the Company Common Stock not in excess of $0.15 per share per quarter;
     (ii) except as otherwise permitted by this Agreement, shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;
     (iii) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of the Company or any Subsidiary, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled) and (C) Indebtedness or guarantees thereof disclosed in Section 5.1(b)(iii) of the Company Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;
     (iv) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $50.0 million in the aggregate, except (A) as contemplated by the Company’s fiscal 2011 budget and capital expenditure plan, as attached to Section 5.1(b)(iv) of the Company Disclosure Schedule (the “Company 2011 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2011 fiscal year), (B) as required by contracts disclosed in Section 5.1(b)(iv) of the Company Disclosure Schedule or (C) as made in connection with any transaction solely between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company; provided, however, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the consummation of the Merger by the End Date;

     (v) except as disclosed in Section 5.1(b)(v) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50.0 million in the aggregate, except for (A) expenditures contemplated by the Company 2011 Budget (whether or not such capital expenditure is made during the 2011 fiscal year), (B) expenditures contemplated by the Company’s fiscal 2012 budget and capital expenditures plan, which shall not be greater than the expenditures contemplated by the Company 2011 Budget plus 10%, excluding extraordinary items contained in the Company 2011 Budget, or (C) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;
     (vi) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;
     (vii) except as disclosed in Section 5.1(b)(vii) of the Company Disclosure Schedule or Company Benefit Plans or as required by applicable Law, shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to the Company’s directors, officers, employees or other service providers, other than customary increases in the ordinary course of business consistent with past practice, (B) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee of the Company except (1) for agreements entered into with any newly-hired employees who are not officers or (2) for severance agreements entered into with employees who are not officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, terminate or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above or in the ordinary course of business consistent with past practice as would not result in a material increase in cost to the Company; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), (D) enter into, terminate or amend any collective bargaining agreements, or (E) make any change in the key management structure of the Company or any of its material Subsidiaries, including the hiring of additional officers or the termination of existing officers;
     (viii) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances (A) in the ordinary course of business or (B) for travel and reasonable business expenses) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;
     (ix) except as disclosed in Section 5.1(b)(ix) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;
     (x) except as disclosed in Section 5.1(b)(x) of the Company Disclosure Schedule, shall not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any material amendments to its certificate of incorporation or by-laws or similar applicable charter documents;
     (xi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Awards and settlement of any Company Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an option direction upon exercise or for withholding of Taxes, or (C) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with Section 5.1(b)(xi) of the Company Disclosure Schedule;
     (xii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares;
     (xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness (directly,

contingently or otherwise), except (A) for any Indebtedness incurred in the ordinary course of business, (B) for any Indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (C) for any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on substantially the same or more favorable terms to the Company than such existing Indebtedness, (D) for any guarantees by the Company of Indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of Indebtedness of the Company or any Subsidiary of the Company, which Indebtedness is incurred in compliance with this Section 5.1(b), (E) as disclosed in Section 5.1(b)(xiii) of the Company Disclosure Schedule, and (F) for any Indebtedness not to exceed $50.0 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(E); provided, however, that in the case of each of clauses (A)-(F) such Indebtedness does not impose or result in any additional restrictions or limitations on the Company or any of its Subsidiaries or, following the Closing, the Surviving Corporation or any of its Subsidiaries, or subject the Company or any of its Subsidiaries or, following the Closing, the Surviving Corporation or any of its Subsidiaries, to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which the Company or its Subsidiaries is not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof;
     (xiv) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or as disclosed in Section 5.1(b)(xiv) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries;
     (xv) except as disclosed in Section 5.1(b)(xv) of the Company Disclosure Schedule, the Company shall not take any action, and shall not permit any of its Subsidiaries to take any action, that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;
     (xvi) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract, in any material respect in a manner that is adverse to the Company and its Subsidiaries, taken as a whole or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);
     (xvii) except as disclosed in Section 5.1(b)(xvii) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Company SEC Documents or (B) that do not exceed $50.0 million in the aggregate;
     (xviii) make, revoke or amend any material Tax election, enter into any closing agreement, settlement or compromise of any claim or assessment with respect to any material Tax liability, amend any material Tax Return, surrender a claim for a material refund of Taxes or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
     (xix) knowingly or intentionally take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any respect or that would cause the condition in Section 6.3(a) not to be met;
     (xx) other than in the ordinary course of business in accordance with past practice, shall not, and shall not permit any of its Subsidiaries to, modify, amend, permit to lapse, fail to renew, surrender, terminate, or waive any rights under any Company Permit, in any respect in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);
     (xxi) except in the ordinary course of business in accordance with past practice, take or fail to take any action, or permit any of its Subsidiaries to take or fail to take any action, that could cause the Company or any of its Subsidiaries, or any of their assets or businesses that is not already so regulated or treated to be a natural gas company as defined in the NGA, a public utility, transmitting utility, electric utility or electric utility company under the FPA, a non-exempt holding company under PUHCA, a common carrier under the ICA or a utility, utility holding company, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder; and
     (xxii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
“Indebtedness” means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such person, (c) all capitalized lease or leveraged lease obligations of such person or obligations of such person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such person pursuant to securitization or factoring programs or arrangements, or (e) all guarantees of any of the foregoing.

     Section 5.2. Conduct of Business by Parent.
     (a) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent shall be conducted in, and that Parent shall not take any action except in, the ordinary course of business and shall use its reasonable best efforts to preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers and suppliers; provided, however, that no action by Parent with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Parent shall (i) promptly notify the Company of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Parent Material Contract (or communications indicating that the same may be contemplated), and (ii) give prompt notice to the Company of any change, occurrence, effect, condition, fact, event, or circumstance known to Parent that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Parent Material Adverse Effect; provided, however, that no unintentional failure by Parent to provide a required notice under the last sentence of this Section 5.2(a) with respect to any matter that would not result in a failure of the conditions set forth in Section 6.2(a) shall result in a failure of the condition set forth in Section 6.2(b).
     (b) Parent agrees with the Company that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent:
     (i) except in the ordinary course of business, shall not authorize or make any distribution with respect to its outstanding equity securities (whether in cash, assets, partnership units, stock or other securities of Parent or its Subsidiaries), except (A) regular quarterly cash distributions with customary record and payment dates on the Common Units not in excess of $0.60 per Common Unit per quarter, and (B) regular quarterly cash distributions with customary record and payment dates on the Series A Preferred Units not in excess of $2.00 per Series A Preferred Unit per quarter plus any accrued and unpaid distributions on the Series A Preferred Units from prior quarters;
     (ii) except as otherwise permitted by this Agreement or as disclosed in Section 5.2(b)(ii) of the Parent Disclosure Schedule, shall not adopt a plan of complete or partial liquidation or dissolution or enter into a letter of intent or agreement in principle with respect thereto;
     (iii) except as disclosed in Section 5.2(b)(iii) of the Parent Disclosure Schedule shall not split, combine or reclassify any of its equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity securities, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;
     (iv) except as disclosed in Section 5.2(b)(iv) of the Parent Disclosure Schedule, shall not adopt any amendments to its Parent Organizational Documents;
     (v) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not directly or indirectly, purchase, redeem or otherwise acquire any equity securities of Parent or any rights, warrants or options to acquire any such equity securities;
     (vi) knowingly or intentionally take any action that would reasonably be expected to make any material representation or warranty of Parent or Merger Sub hereunder inaccurate in any material respect or that would cause the condition in Section 6.2(a) not to be met; and
     (vii) shall not, and shall not permit any of its wholly owned Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.
     (c) For the avoidance of doubt, none of the restrictions contained in this Section 5.2 shall apply to ETP or its Subsidiaries.
     Section 5.3. Mutual Access.
     (a) For purposes of furthering the transactions contemplated hereby, each of the Company and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. The foregoing notwithstanding, neither the Company nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
     (b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of May 12, 2011, among the Company, ETP and Parent (the “Confidentiality Agreement”).
     Section 5.4. Non-Solicitation by the Company.
     (a) The Company agrees that neither it nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the business, properties, books or records of the Company or any of its Subsidiaries to, any person (other than Parent or Merger Sub), in connection with or in response to an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Parent or Merger Sub) with respect to any Acquisition Proposal, (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement providing for any Acquisition Transaction or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (except as contemplated by Section 7.1(h)), or (vi) resolve, propose or agree to do any of the foregoing; provided, however, that this Section 5.4 shall not prohibit (A) the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to an unsolicited Acquisition Proposal that the Board of Directors of the Company, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel (it being understood that, for purposes of this Section 5.4, such a financial advisor or outside legal counsel shall include a financial advisor or outside legal counsel to a duly constituted and acting committee of the Board of Directors of the Company), constitutes or is reasonably likely to result in a Superior Offer if (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Acquisition Proposal would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties under applicable Laws, (2) such Acquisition Proposal did not result from a breach of this Section 5.4, (3) the Company gives to Parent the notice required by Section 5.4, and (4) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person on substantially the same terms as the Confidentiality Agreement (it being acknowledged and agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the third party recipient of such information from making any Acquisition Proposal) and to the extent non-public information that has not been made available to Parent is made available to the maker of the Acquisition Proposal, provide such non-public information to Parent substantially concurrent with the time that it is provided to such other person; (B) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the

Exchange Act with regard to any Acquisition Proposal (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 5.4; (C) the Company, or the Board of Directors, directly or indirectly through any officer, employee or Representative disclosing factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; or (D) the Company, or the Board of Directors, directly or indirectly through any officer, employee or Representative making any statement or disclosure to the Company’s stockholders required by applicable Law; provided that any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors reaffirms its recommendation in favor of the proposed transaction in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not constitute a Change of Recommendation). So long as the Company and its Representatives have otherwise complied with this Section 5.4, none of the foregoing shall prohibit the Company and its Representatives from contacting in writing any persons or group of persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Offer, and any such actions shall not be a breach of this Section 5.4.
     (b) The Company shall promptly, and in no event later than twenty-four (24) hours after its or any of its Representatives’ receipt of any Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, advise Parent orally and in writing of such Acquisition Proposal or request (including providing the identity of the person making or submitting such Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof that is made or submitted by any person during the period between the date hereof and the Closing). The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change). The Company agrees that it shall promptly provide to Parent any non-public information concerning itself or its Subsidiaries provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent.
     (c) Immediately following the execution of this Agreement, (i) the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent) that relate to any Acquisition Proposal, and (ii) the Company shall, and shall use its reasonable best efforts to cause its

Representatives to, cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Subsidiary to such person.
     (d) Except as otherwise provided in Section 5.4(e), neither the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this Section 5.4(d), a “Change of Recommendation”).
     (e) Notwithstanding anything in this Agreement to the contrary, with respect to (i) an Intervening Event or (ii) an Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, make a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(h), if (and only if): (A) in the case of (ii) above, (x) an Acquisition Proposal (that did not result from a breach of Section 5.4(a)) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn; (y) the Company’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes a Superior Offer; and (z) the Company’s Board of Directors determines to terminate this Agreement pursuant to Section 7.1(h), (B) in the case of (i) above, following consultation with outside legal counsel, the Company’s Board of Directors determines that the failure to make a Change of Recommendation would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties under applicable Laws; (C) in the case of (i) and (ii) above, (x) the Company provides Parent ninety-six (96) hour’s prior written notice of its intention to take such action, which notice shall include the information with respect to such Intervening Event or Superior Offer, as the case may be, that is specified in Section 5.4(b), (y) after providing such notice and prior to making such Change of Recommendation in connection with an Intervening Event or a Superior Offer or taking any action pursuant to Section 7.1(h) with respect to a Superior Offer, the Company shall negotiate in good faith with Parent during such ninety-six (96) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to effect a Change of Recommendation in connection with an Intervening Event or a Superior Offer or to take such action pursuant to Section 7.1(h) in response to a Superior Offer, and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the event continues to constitute an Intervening Event or that the Superior Offer would continue to constitute a Superior Proposal, in each case if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with an Intervening Event or a Superior Offer or take any action pursuant to Section 7.1(h) with respect to a Superior Offer prior to the time that is ninety-six (96) hours after it has provided the written notice required by clause (x) above; provided further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.4(e), except that the Company’s advance written notice obligation shall be reduced to seventy-two (72) hours (rather than the ninety-six (96) hours otherwise contemplated by this Section 5.4(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Offer or to take action pursuant to Section 7.1(h) with respect to a Superior Offer shall be reduced to the time that is seventy-two (72) hours after it has provided such written notice (rather than the time that is the ninety-six (96) hours otherwise contemplated by this Section 5.4(e)) (but in no event prior to the original ninety-six (96) hour advance notice period).
     (f) As used in this Agreement:
     (i) “Acquisition Proposal” means any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent or Merger Sub or any of their respective Subsidiaries) relating to any Acquisition Transaction;
     (ii) “Acquisition Transaction” means any transaction or series of transactions involving: (A) any merger, consolidation, share exchange, recapitalization or business combination involving the Company or any of its material Subsidiaries; (B) any direct or indirect acquisition, sale, issuance or repurchase of securities, tender offer, joint venture, exchange offer or other similar transaction or series of transactions which would result in a person or “group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding Company Common Stock; (C) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole; (D) any liquidation or dissolution of the Company or any of its Subsidiaries or the payment of any extraordinary dividend by the Company; or (E) any combination of the foregoing;
     (iii) “Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Company’s Board of Directors as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Company Board of Directors as of the date hereof), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; and
     (iv) “Superior Offer” means a written Acquisition Proposal to acquire at least (A) fifty percent (50%) of the equity securities of the Company or (B) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that the Company’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (A) if accepted, reasonably likely to be consummated, and (B) if consummated would, based upon the advice of the Company’s financial advisor, be more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, break-up fees, expense reimbursement provisions, required approvals, conditions to consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Board of Directors of the Company.
     Section 5.5. Filings; Other Actions.
     (a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders, as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Series B Units in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Series B Units issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.
     (b) The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Stockholders’ Meeting”). The Company will, except in the case of a Change of Recommendation, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals.
     Section 5.6. Equity-Based Awards.
     (a) The Company shall cause each option to purchase shares of Company Common Stock or stock appreciation right relating to Company Common Stock granted under a Company Benefit Plan that provides for equity-based compensation (each such Company Benefit Plan, a “Company Stock Plan”) that is outstanding immediately prior to the Effective Time (a “Company Stock Award”) to become vested and exercisable prior to the Effective Time and shall, in accordance with the terms of the applicable Company Stock Plan, provide notice to all holders of Company Stock Awards that any Company Stock Award not exercised prior to the Effective Time shall be cancelled and terminate upon the Effective Time. In consideration of such cancellation and termination of Company Stock Awards, the Company shall pay to each holder of a Company Stock Award within five business days following the Effective Time an amount, less applicable withholding Taxes, in cash with respect to each share of Company Common Stock subject to the Company Stock Award equal to (i) (A) the Exchange Ratio multiplied by (B) the Conversion Price minus (ii) the per share exercise price or strike price of the Company Stock Award. If Parent determines the consent of a holder of a Company Stock Award is required to effectuate the termination of any Company Stock Award, then the Company shall (i) use its reasonable best efforts to obtain such consent from the holder of such Company Stock Award for no additional consideration, except as approved by Parent in advance and (ii) shall make any amendments to the terms of the Company Stock Plans or awards thereunder that may be necessary or advisable to give effect to the termination of such Company Stock Awards, subject to the advance approval of Parent which approval shall not be unreasonably withheld. The Company shall require the holder of any Company Stock Award exercised prior the Effective Time to satisfy any withholding obligation with respect to such Company Stock Award in accordance with the terms of the applicable Company Stock Plan and award agreement.
     (b) Each award of restricted Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Shares”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest and the restrictions with respect thereto shall lapse, and such shares shall be converted into, in accordance with Section 2.1, a number of Series B Units (and cash in lieu of fractional Series B Units) equal to the product of (i) the total number of shares of Company Common Stock subject to such grant of Restricted Shares and (ii) the Exchange Ratio; provided, that, unless the holder of such Restricted Shares shall have remitted to the Company the amount required to be withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law, such number of Series B Units to be received by such holder pursuant to Section 2.1 shall be reduced by a number of Series B Units equal to the amount required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law divided by the Conversion Price.
     (c) The Company shall cause each unvested award of restricted share units, performance shares or phantom shares with respect to shares of Company Common Stock under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company RSU”) to become fully vested, and the Company shall, within five business days following the Effective Time pay to the holder of each outstanding Company RSU a lump sum cash payment, less any applicable withholding Taxes, equal to the product of (i) the Exchange Ratio; (ii) the Conversion Price and (iii) the total number of shares underlying such Company RSU (giving effect to the acceleration of vesting contemplated by this Section 5.6(c)).
     (d) The Company shall use its reasonable best efforts to take any actions reasonably necessary to effectuate the transactions contemplated by this Section 5.6 Prior to the Effective Time, the Company shall deliver to the holders of the Company Stock Awards and Company RSUs notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.
     Section 5.7. Employee Matters.
     (a) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company or any of its Subsidiaries at the Effective Time (the “Current Employees”) compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (i) provided to Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation and participation in a defined-benefit pension plan unless such participation is mandated by the terms of a collective bargaining or other similar agreement between the Company or one of its Subsidiaries and an employee representative) or (ii) provided to similarly situated employees of Parent and its Subsidiaries.
     (b) Parent will cause the Surviving Corporation to provide credit for each Current Employees length of service with the Company and its Subsidiaries prior to the Effective Time for eligibility, vesting and benefits accrual purposes under any employee benefit plans of the Surviving Corporation and its Subsidiaries to the same extent as such service was recognized under a similar Company Benefit Plan; provided, that such prior service credit shall not be required to the extent it results in a duplication of benefits. Parent shall use commercially reasonable efforts to cause each health plan of Parent in which any Current Employee participates following the Closing to (i) waive any pre-existing condition limitation for any condition for which such Current Employee would have been entitled to coverage under the corresponding Company Benefit Plan prior to the Effective Time and (ii) honor co-payments made, and deductibles satisfied, by such Current Employee prior to the Effective Time. For purposes of this Agreement, “Benefit Plans” means, with respect to any entity, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, including bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements for the benefit of current or former directors, officers or employees of such entity or any of its Subsidiaries or any dependant or beneficiary thereof.
     (c) If requested by Parent, subject to the terms of any such Benefit Plan, the Company’s Board of Directors shall adopt resolutions, in form and substance reasonably acceptable to Parent, terminating, effective at least one day prior to the Closing Date (the “ERISA Effective Date”), any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “401(k) Plan”). Prior to the ERISA Effective Date, the Company shall provide Parent with executed resolutions of its Board of Directors authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. The Company shall also take such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each 401(k) Plan following the ERISA Effective Date. In addition, if requested by Parent, the Company shall take such actions as may be necessary to eliminate, as of no later than immediately prior to the Effective Time, from any 401(k) Plan or other retirement plan, any investment fund, election or alternative that provides for an investment directly in shares of Company Common Stock.
     (d) Nothing in this Section 5.7 shall be construed as an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan. Nothing in this Section 5.7 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time, subject to any rights to severance or other separation benefits accrued as of the applicable termination date under a Company Benefit Plan. Without limiting the generality of Section 8.10, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose.
     Section 5.8. Regulatory Approvals; Commercially Reasonable Efforts.
     (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii)

the obtaining of all necessary consents, approvals or waivers from third parties other than any Governmental Entity, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company, Parent or any of their respective Subsidiaries be required to pay any penalty, compensation or other consideration to any third party for any consent or approval required under any contract or agreement for the consummation of the transactions contemplated by this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the proposed transactions, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective commercially reasonable efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
     (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable (and in any event not more than ten business days) after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use commercially reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of applicable Regulatory Laws, and (D) making available to the other party such information as the other party may reasonably request in order to respond to information requests by any relevant Governmental Entity, (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications, filings or correspondence (or memoranda setting forth the substance thereof) between the Company or Parent, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. The Company and Parent shall use their respective reasonable best efforts to file applications for the FERC Approval, the MDPU Approval, the MPSC Approval, the FCC Approval and any other filings, determined to be required as promptly as practicable after the date hereof and shall make such filings jointly if appropriate. Prior to transmitting any material to any Governmental Entity (or members of their respective staffs), the Company and Parent shall permit counsel for the other party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law.

Each of the Company and Parent agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives the other party the opportunity to attend and participate.
     (c) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall use their commercially reasonable efforts to obtain the Requisite Regulatory Approvals, including (i) responding to and complying with any request for information regarding the transactions from any relevant Governmental Entity; (ii) ensuring the prompt expiration of any applicable waiting period and clearance or approval by any such relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the transactions; and (iii) assisting and cooperating with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions, under any applicable Regulatory Law with each relevant Governmental Entity. In the event the parties, despite their commercially reasonable efforts, have not obtained clearance or approval of the transactions from any relevant Governmental Entity and/or resolved any objections or challenges by any relevant Governmental Entity preventing consummation of the transactions by the Closing Date, the Closing Date shall automatically be extended for an additional three months, and thereafter shall be extended for any additional periods as agreed by both Company and Parent.
     (d) Notwithstanding anything in this Section 5.8 to the contrary, neither party shall be required or obligated (and shall not be obligated to cause any of its Subsidiaries) to agree to divest, hold separate or otherwise restrict the use or operation of any business or assets of the Company or Parent or any of their respective Subsidiaries or agree to any conduct or other remedy, and further, the Company shall not agree to take any such action or remedy without the prior written consent of Parent.
     (e) Parent and the Company and each of their respective Subsidiaries shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary consent of any Governmental Entity under any Regulatory Law or the expiration of the required waiting period under any Regulatory Law.
     (f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.8 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 5.8.
     (g) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the FPA, the NGA, the NGPA, the ICA, the PUHCA, the Communications Act of 1934, as amended, state laws governing local distribution companies in the States of Massachusetts and Missouri and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.
     Section 5.9. Takeover Statutes. If any Takeover Law may become, or may purport to be, applicable to the Merger, the Support Agreements or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.
     Section 5.10. Public Announcements. Except (a) following any Change of Recommendation or (b) with respect to action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 5.4 so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.
     Section 5.11. Indemnification and Insurance.
     (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.
     (b) The Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.
     (c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.
     (d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in this Section 5.11.
     (e) The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.
     (f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such party set forth in this Section 5.11.
     (g) The obligations of Parent and the Surviving Corporation under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any indemnified party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the consent of such Indemnified Parties (it being expressly agreed that the Indemnifying Parties to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.11, and this Section 5.11 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.
     Section 5.12. Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
     Section 5.13. Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.
     Section 5.14. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Series B Units (including derivative securities with respect to Series B Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.15. Agreed Tax Treatment. The parties to this Agreement intend that the Merger be treated as a contribution by the holders of Company Common Stock (other than Cancelled Shares) to Parent in exchange for the Series B Units being issued in the Merger in a transaction qualifying under Section 721(a) of the Code. Each party hereto agrees to file all federal (and, to the extent applicable, state and local) income tax returns reporting the Merger in a manner consistent with such treatment. The preceding sentences of this Section 5.15 shall not apply to the extent that a holder of Series B Units receives money or other property, other than Common Units and other than a reasonable guaranteed payment, a reasonable preferred return, or an operating cash flow distribution (as each such term is defined in Treasury Regulation section 1.707-4), from Parent on any date through and including the second anniversary of the Closing. Provided the opinion conditions contained in Section 6.2(e) and Section 6.2(f) have been satisfied, Parent shall file the opinions described in Section 6.2(e) and Section 6.2(f) with the SEC by a post-effective amendment to the Form S-4 promptly following the Closing, unless opinions issued to the Company and Parent and addressing the qualification of the Merger (in similar form to those opinions described in Section 6.2(e) and Section 6.2(f)) were previously filed with the SEC.

     Section 5.16. Tax Representation Letters. Parent shall use its reasonable best efforts to deliver to Bingham McCutchen LLP and Latham & Watkins LLP, counsel to Parent (collectively “Parent’s Counsel”), and Roberts & Holland LLP and Locke Lord Bissell & Liddell, LLP, counsel to the Company (collectively the “Company’s Counsel”), a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub, and the Company shall use its reasonable best efforts to deliver to Parent’s Counsel and the Company’s Counsel a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of the Company, containing representations of the Company, in each case (notwithstanding Section 3.24 and Section 4.22) as shall be reasonably necessary or appropriate to enable the Company’s Counsel to render the opinions described in Section 6.2(f) and Parent’s Counsel to render the opinions described in Section 6.2(e).
     Section 5.17. NYSE Listing. Parent shall use its reasonable efforts to cause the Series B Units to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.
ARTICLE VI.
CONDITIONS TO THE MERGER
     Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:
     (a) The Company Stockholder Approval shall have been obtained.
     (b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.
     (c) The FERC Approval, the MDPU Approval and the MPSC Approval shall have been obtained, the expiration or termination of the waiting and review periods (and any extensions thereof) under the HSR Act shall have occurred, there shall be no pending challenge by a Governmental Entity seeking to prohibit the merger, (all such permits, approvals, filings and consents and the lapse of such waiting period being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect and final and nonappealable.
     (d) The Series B Units to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (e) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     Section 6.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:
     (a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than Section 4.2, Section 4.3 and Section 4.10(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (without regard to “materiality”, Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties), except where such failures to be so true and correct would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.3 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 4.2 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iv) Section 4.10(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.
     (b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
     (c) Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect or any event or development that could, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
     (d) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of its general partner, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
     (e) Parent shall have received from Parent’s Counsel, the following written opinions dated as of the Closing Date and upon which the Company shall be expressly entitled to rely: (i) an opinion from Bingham McCutchen LLP to the effect that for U.S. federal income tax purposes, Parent should not be treated as an investment company for purposes of section 721(b) of the Code and (ii) an opinion from Latham & Watkins LLP to the effect that for U.S. federal income tax purposes, 90% of the current gross income of Parent constitutes qualifying income within the meaning of Section 7704(d) of the Code and Parent will be treated as a partnership for federal income tax purposes pursuant to Section 7704(c) of the Code. In rendering such opinion, Parent’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.16.
     (f) The Company shall have received from the Company’s Counsel, a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger should qualify under Section 721(a) of the Code, except to the extent that a holder of Series B Units receives money or other property, other than Common Units and other than a reasonable guaranteed payment, a reasonable preferred return, or an operating cash flow distribution (as each such term is defined in Treasury Regulation section 1.707-4), from Parent on any date through and including the second anniversary of the Closing. In rendering such opinion, the Company’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.16 and on the opinions of Parent’s Counsel described in Section 6.2(e).
     Section 6.3. Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:
     (a) The representations and warranties of the Company set forth in (i) this Agreement (other than Section 3.2, Section 3.3(a)-(d), Section 3.10(b) and Section 3.21) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (without regard to “materiality”, Company Material Adverse Effect and similar qualifiers contained in such representations and warranties), except where such failures to be so true and correct would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.3(a)-(c) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 3.2 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iv) Section 3.3(d), Section 3.10(b) and Section 3.21 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.
     (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
     (c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that could, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
     (d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.
     Section 6.4. Intentionally Omitted.
     Section 6.5. Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or

Section 6.2(f), as the case may be, to be satisfied if such failure was caused by such party’s willful and intentional material breach of any material provision of this Agreement.
ARTICLE VII.
TERMINATION
     Section 7.1. Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:
     (a) by the mutual written consent of the Company and Parent;
     (b) by either Parent or the Company if the Merger shall not have been consummated on or prior to June 30, 2012 (the “End Date”), provided, however, that if all of the conditions to Closing, other than the condition set forth in Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond December 31, 2012, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;
     (c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction to the extent such party is required to use its reasonable best efforts pursuant to this Agreement;
     (d) by either the Company or Parent if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;
     (e) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
     (f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2(f) and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, the Company does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);
     (g) by Parent, (i) prior to the Company Stockholder Approval, in the event of a Change of Recommendation or if the Board of Directors of the Company shall have approved or recommended to its shareholders an Acquisition Transaction, or (ii) the Company shall have willfully and materially breached any of its obligations under Section 5.4; and
     (h) by the Company, prior to obtaining the Company Stockholder Approval and if the Company has complied with its obligations under Section 5.4, in order to enter into a definitive agreement with respect to a Superior Offer; provided that any such purported termination by the Company pursuant to this Section 7.1(h) shall be void and of no force or effect unless the Company pays to Parent the expense reimbursement in accordance with Section 7.3(a) and the Breakup Fee in accordance with Section 7.3(c).
     Section 7.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in Section 7.3 and, subject to Section 7.3(g), liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
     Section 7.3. Expense Reimbursement; Breakup Fee.
     (a) If this Agreement is terminated (i) by either the Company or Parent pursuant to Section 7.1(d) and (A) prior to such termination, any person (other than Parent or its affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or disclosed or otherwise communicated to the Company, the Board of Directors of the Company or any Representative of the Company (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal), and such Acquisition Proposal shall not have been withdrawn prior to such termination and (B) within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, (ii) by the Company pursuant to Section 7.1(d), (iii) by Parent pursuant to Section 7.1(f), (iv) by Parent pursuant to Section 7.1(g), or (v) by the Company pursuant to Section 7.1(h), then the Company shall, promptly upon written demand by Parent (and in any event no later than two business days after such written demand is delivered to the Company) reimburse Parent, by wire transfer of same day federal funds to the account specified by Parent, for all out-of-pocket fees and expenses incurred or paid by or on or behalf of Parent and Merger Sub in connection with the Merger or related to the preparation, negotiation, execution and performance of this Agreement and the Support Agreements, including all fees and expenses of counsel, financial advisors, accountants, experts, and consultants retained by Parent or Merger Sub, such amount not to exceed $12.5 million.
     (b) If this Agreement is terminated by the Company pursuant to Section 7.1(e), then Parent shall promptly upon written demand by the Company (and in any event no later than two business days after such written demand is delivered to Parent) reimburse the Company, by wire transfer of same day federal funds to the account specified by the Company, for all out-of-pocket fees and expenses incurred or paid by or on or behalf of the Company in connection with the Merger or related to the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of counsel, financial advisors, accountants, experts, and consultants retained by the Company, such amount not to exceed $12.5 million.
     (c) If this Agreement is terminated (i) by Parent pursuant to Section 7.1(f), (ii) by Parent pursuant to Section 7.1(g) or (iii) by the Company pursuant to Section 7.1(h), then the Company shall pay to Parent the Breakup Fee (x) within two business days after termination of this Agreement in the case of a termination pursuant to clauses (i) and (ii) above and (y) upon termination of this Agreement, and as a condition to the effectiveness of such termination, in the case of a termination pursuant to clause (iii) above.
     (d) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f) and (i) prior to the Company Stockholder Approval, any person (other than Parent or its affiliates) shall have made an Acquisition Proposal which shall have been publicly announced or disclosed or otherwise communicated to the Company, the Board of Directors of the Company or any Representative of the Company (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal) and such Acquisition Proposal shall not have been withdrawn prior to the Company Stockholder Approval and (ii) within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to Parent the Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent, on the date such Acquisition Transaction is consummated, or, if earlier, contemporaneously with or immediately after the entry into of any binding agreement to consummate the Acquisition Transaction.
     (e) If this Agreement is terminated by the Company pursuant to Section 7.1(e), then Parent shall pay to the Company the Breakup Fee in immediately available funds within two (2) business days after termination of this Agreement.
     (f) Solely for purposes of this Section 7.3, “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4, except that all references to twenty-five percent (25%) shall be changed to fifty percent (50%).
     (g) As used in this Agreement, “Breakup Fee” means $135.0 million; provided, however, that if the Company terminates this Agreement pursuant to Section 7.1(h) during the first 40 days after the date of this Agreement, then “Breakup Fee” means $92.5 million.

     (h) Upon payment of the Breakup Fee to Parent, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders; provided, that nothing herein shall release any party from liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement. The parties acknowledge and agree that in no event shall the Company be required to pay the Breakup Fee on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If the Company or Parent, as the case may be, fails to pay promptly the amounts due pursuant to this Section 7.3, the Company or Parent, as the case may be, will also pay to Parent or the Company, as the case may be, such party’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.
ARTICLE VIII.
MISCELLANEOUS
     Section 8.1. No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.
     Section 8.2. Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that the HSR Act filing fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and Form S-4 (including applicable SEC filing fees) shall be borne equally by Parent and the Company.
     Section 8.3. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
     Section 8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     Section 8.5. Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     Section 8.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 8.7. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

     To Parent or Merger Sub:
Energy Transfer Equity, L.P.
3738 Oak Lawn Avenue
Dallas, Texas 75219
Facsimile: (214) 981-0703
Attention: General Counsel
     with copies to:
Latham & Watkins LLP
717 Texas Avenue, 16th Floor
Houston, Texas 77002
Facsimile: (713) 546-5401
Attention: William N. Finnegan IV, Esq.
                 Sean T. Wheeler, Esq.
     To the Company:
Southern Union Company
5444 Westheimer Road
Houston, Texas 77056
Facsimile: (713) 989-1213
Attention: General Counsel
     with copies to:
Locke Lord Bissell & Liddell
2200 Ross Avenue
Suite 2200
Dallas, Texas 75230
Facsimile: (214) 740-8800
Attention: Don M. Glendenning, Esq.
                 Dovi Adlerstein, Esq.
Morris, Nichols, Arsht & Tunnell LLP
1201 N. Market Street
18th Floor
Wilmington, Delaware 19801
Attention: Fredrick H. Alexander, Esq.
                 Melissa DiVincenzo, Esq.
     or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
     Section 8.8. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except for assignments by Merger Sub to a wholly owned direct or indirect Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     Section 8.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     Section 8.10. Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.
     Section 8.11. Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
     Section 8.12. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 8.13. No Third Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for Section 5.11, this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
     Section 8.14. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
     Section 8.15. Definitions.
     (a) References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership other than ETP which will be deemed a Subsidiary of Parent solely for purposes of Article IV hereof). References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person; provided, however, that (other than for purposes of Section 4.21) the term “affiliate” shall not include ETP, Regency Energy Partners LP, a Delaware limited partnership, or any of their respective Subsidiaries. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge, after reasonable investigation, of the executive officers of Parent or the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge, after reasonable investigation, of the executive officers of the Company or the individuals listed on

Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.
     (b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

401(k) Plan	5.7	(c)

Acquisition Proposal	5.4

Acquisition Transaction	5.4

affiliates	8.15	(a)

Agreement	Preamble

Benefit Plans	5.7	(b)

Breakup Fee	7.3	(g)

business day	8.15	(a)

Cancelled Shares	2.1	(b)

Certificate of Merger	1.3

Change of Recommendation	5.4

Class E Units	4.2	(a)

Closing Date	1.2

Closing	1.2

Code	Recitals

Common Units	4.2	(a)

Company	Preamble

Company 2011 Budget	5.1(b)(iv)

Company Approvals	3.3	(b)

Company Benefit Plans	3.9	(a)

Company Common Stock	2.1	(a)

Company Disclosure Schedule	Preamble to Article III

Company Employees	3.15	(a)

Company Equity Awards	3.2	(e)

Company Leased Real Property	3.17	(b)

Company Material Adverse Effect	3.1(b)

Company Material Contracts	3.20(a)

Company Organizational Documents	3.1(c)

Company Owned Real Property	3.17(a)

Company Permits	3.7(b)

Company Permitted Lien	3.3(c)

Company Preferred Stock	3.2(a)

Company Real Property Leases	3.17(b)

Company Recommendation	3.3(a)

Company RSU	5.6(c)

Company SEC Documents	3.4(a)

Company Stock Award	5.6(a)

Company Stock Plans	5.6(a)

Company Stockholder Approval	3.18

Company Systems	3.8(b)(i)

Company’s Counsel	5.16

Confidentiality Agreement	5.3(b)

Consulting Agreements and Noncompetition Agreements	3.23

Contract	3.20(a)

control	8.15(a)

Controlled Group Liability	3.9(b)

Conversion Price	2.1(d)

CrossCountry	3.3(d)

Current Employees	5.7(a)

Delaware LLC Act	3.2(f)

Delaware LP Act	2.1(a)

Derivative RSU Consideration	5.6(c)

DGCL	1.1

Dissenting Shares	2.1(f)

Effective Time	1.3

End Date	7.1(b)

Environment	3.8(b)(ii)

Environmental Law	3.8(b)(iii)

ERISA	5.7	(b)

ERISA Affiliate	3.9	(a)

ERISA Effective Date	5.7	(c)

ETP	4.2	(a)

ETP Certificate of Limited Partnership	4.1	(c)

ETP Common Units	4.2	(a)

ETP Equity Plans	4.2	(a)

ETP General Partner Interest	4.2	(a)

ETP Partnership Agreement	4.1	(c)

Excess Shares	2.1	(d)

Exchange Act	3.3	(b)

Exchange Agent	2.2	(a)

Exchange Fund	2.2	(a)

Exchange Ratio	2.1	(a)

FERC Approval	3.3	(b)

FERC	3.3	(b)

Form S-4	3.12

Fourth Amended Partnership Agreement	Recitals

FPA	3.3	(b)

GAAP	3.4	(b)

General Partner Interest	4.2	(a)

Governmental Entity	3.3	(b)

Hazardous Materials	3.8(b)(iv)

HSR Act	3.3	(b)

ICA	3.13	(a)

Indebtedness	5.1	(b)

Intellectual Property	3.16

Intervening Event	5.4(h)(iii)

IT Assets	3.16

knowledge	8.15	(a)

Law	3.7	(a)

Laws	3.7	(a)

Lien	3.3	(c)

MDPU Approval	3.3	(b)

Merger Consideration	2.1	(a)

Merger Sub	Preamble

Merger	Recitals

MPSC Approval	3.3	(b)

NGA	3.13	(a)

NGPA	3.13	(c)

Noncompetition Persons	3.23

NYSE	3.2	(e)

Parent	Preamble

Parent Approvals	4.3	(b)

Parent Certificate of Limited Partnership	4.1	(c)

Parent Disclosure Schedule	Preamble to Article IV

Parent Employees	4.15	(a)

Parent Equity Plans	4.2	(a)

Parent Leased Real Property	4.16	(b)

Parent Material Adverse Effect	4.1	(b)

Parent Material Contracts	4.19	(a)

Parent Organizational Documents	4.1	(c)

Parent Owned Real Property	4.16	(a)

Parent Partnership Agreement	4.1	(c)

Parent Permits	4.7	(b)

Parent Permitted Lien	4.3	(c)

Parent Real Property Leases	4.16	(b)

Parent SEC Documents	4.4	(a)

Parent Systems	4.8	(b)

Parent Transaction Documents	4.3	(a)

Parent’s Counsel	5.16

Permitted Encumbrances	3.17	(a)

person	8.15	(a)

Proxy Statement	3.12

PUHCA	3.13	(a)

Regulatory Law	5.8	(g)

Remedies Exceptions	3.3	(a)

Representatives	5.3	(a)

Requisite Regulatory Approvals	6.1	(c)

Restricted Shares	5.6	(b)

Rights-of-Way	3.2	(h)

Sarbanes-Oxley Act	3.5

SEC	3.4	(a)

Securities Act	3.3	(b)

Series A Preferred Units	4.2	(a)

Series B Units	2.1	(a)

Share	2.1	(a)

Stockholders’ Meeting	5.5	(b)

Subsidiaries	8.15	(a)

Superior Offer	5.4(f)(iv)

Support Agreements	Recitals

Surviving Corporation	1.1

Takeover Laws	3.18

Tax Representation Letter	5.16

Tax Return	3.14	(h)

Taxes	3.14	(h)

Termination Date	5.1	(a)

under common control with	8.15	(a)

Unit Issuance	4.3	(a)
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.

By: LE GP, L.L.C., its general partner

By:	/s/ John W. McReynolds

Name: John W. McReynolds
Title: President and Chief Financial Officer

SIGMA ACQUISITION CORPORATION

By:	/s/ John W. McReynolds

Name: John W. McReynolds
Title: President and Chief Financial Officer

SOUTHERN UNION COMPANY

By:	/s/ Eric D. Herschmann

Name: Eric D. Herschmann
Title: President and Chief Operating Officer
Signature Page to the Agreement and Plan of Merger

Exhibit A
FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENERGY TRANSFER EQUITY, L.P.
Energy Transfer Equity, L.P.

Energy Transfer Equity, L.P.

Energy Transfer Equity, L.P.

- ii -

Energy Transfer Equity, L.P.

- iii -

Energy Transfer Equity, L.P.

- iv -

FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
ENERGY TRANSFER EQUITY, L.P.
     THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENERGY TRANSFER EQUITY, L.P. dated as of [•], 2011, is entered into by and among LE GP, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions.
     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.
     “Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:
     (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.
     (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).
Energy Transfer Equity, L.P.

     “Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.
     “Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.5 and who is shown as such on the books and records of the Partnership.
     “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Section 704(e)(2) and Section 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.
     “Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d)(i) or Section 5.3(d)(ii).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
Energy Transfer Equity, L.P.

     “Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
     “Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.
     “Agreement” means this Fourth Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., as it may be amended, supplemented or restated from time to time.
     “Assignee” means a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application, including a Taxation Certification, as required by this Agreement but who has not been admitted as a Substituted Limited Partner.
     “Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
     “Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,
     (a) the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand immediately prior to the date of the distribution of Available Cash with respect to such Quarter, less
     (b) the amount of any cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures, for anticipated future credit needs of the Partnership Group and for refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing relating to FERC rate proceedings) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement,
Energy Transfer Equity, L.P.

mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
     Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
     “Board of Directors” means, with respect to the Board of Directors of the general partner of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.
     “Book Basis Derivative Items” means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
     “Book-Down Event” means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.3(d).
     “Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
     “Book-Up Event” means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.3(d).
     “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.
     “Capital Account” means the capital account maintained for a Partner pursuant to Section 5.3. The “Capital Account” of a Partner in respect of a General Partner Interest, a Common Unit or any other Partnership Interest shall be the amount that such Capital Account would be if such General Partner Interest, Common Unit or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such General Partner Interest, Common Unit or other Partnership Interest was first issued.
Energy Transfer Equity, L.P.

     “Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.
     “Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.3(d)(i) and Section 5.3(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
     “Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
     “Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement with respect to the Common Units, (ii) issued in global form in accordance with the rules and regulations of the Depository or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Units, or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
     “Certificate of Conversion” means the Certificate of Conversion of the Partnership filed with Secretary of State of Delaware as referenced in Section 2.1 as such Certificate of Conversion may be amended, supplemented or restated from time to time.
     “Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
     “Claim” (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).
     “Closing Price” has the meaning assigned to such term in Section 15.1(a).
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.
     “Combined Accretion Multiple” has the meaning ascribed to such term in Section 5.8(b)(xi)(B).
     “Combined Interest” has the meaning assigned to such term in Section 11.3(a).
     “Commission” means the United States Securities and Exchange Commission.
Energy Transfer Equity, L.P.

     “Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to a Series A Preferred Unit or Series B Unit prior to the conversion of such Unit into a Common Unit pursuant to the terms hereof; provided, however, that the term “Common Unit” refers to a Series B Unit on an “as if” converted basis for purposes of voting under this Agreement.
     “Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of one or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership other than Common Units, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder by the National Securities Exchange on which the Common Units are listed or admitted for trading.
     “Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
     “CPA Mediator” means an internationally recognized firm of independent public accountants selected by, and not otherwise performing services for, the Partnership.
     “Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of
Section 6.1(d)(x).
     “Current Market Price” has the meaning assigned to such term in Section 15.1(a).
     “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. § 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
     “Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.
     “Depository” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
     “Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
     “Effective Time” means the time at which the Certificate of Conversion has been filed with the Secretary of State of the State of Delaware.
     “Election Notice Period” has the meaning ascribed to such term in Section 5.8(b)(ix)(A).
Energy Transfer Equity, L.P.

     “Eligible Holder” means a Person either (a) subject to United States federal income taxation on the income generated by the Partnership or (b) in the case of entities that are pass through entities for United States federal income taxation, all of whose beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. Schedule I to the Transfer Application provides examples of Persons that are and Persons that are not Eligible Holders.
     “Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).
     “Extraordinary Distribution” has the meaning assigned to such term in Section 5.9(b)(vii)(A)(1).
     “Fair Market Value” means, as of a particular date, (i) for any Marketable Security, the VWAP Price of such Marketable Security and (ii) for all property other than a Marketable Security, the value of the property on the date it was distributed by the Partnership in a Special Distribution, as determined in good faith by the General Partner.
     “FERC” means the Federal Energy Regulatory Commission.
     “FERC Notice” means the giving of notice by the Partnership to the Limited Partners in the manner specified in Section 16.1 hereof at any time after the Partnership becomes the owner, either directly or through any Subsidiary, of any pipeline subject to rate regulation by FERC.
     “Fractional Unit Cash Consideration” has the meaning ascribed to such term in Section 5.8(b)(vii)(G).
     “Fundamental Change” means (i) any merger or consolidation of the Partnership with another entity, (ii) a sale of all or substantially all of the assets of the Partnership, (iii) any dissolution or liquidation of the Partnership, (iv) any other transaction pursuant to which the General Partner or any Affiliate of the General Partner exercises its rights to purchase all of the Outstanding Common Units pursuant to Section 15.1 of this Agreement, (v) the sale or transfer, directly or indirectly, of the general partner interest of the MLP by the Partnership (excluding any such sale or transfer to a, direct or indirect, wholly owned Subsidiary of the Partnership), (vi) the failure of the Partnership to continue to maintain, directly or through direct or indirect wholly owned Subsidiaries, ownership of at least 25,000,000 common units of the MLP (as appropriately adjusted for unit splits, unit distributions and the like) or (vii) the declaration of a distribution by the MLP to its unitholders that constitutes a distribution from Capital Surplus as opposed to Operating Surplus (as each such term is defined in the MLP Agreement as in effect on the Series A Issuance Date).
     “Fundamental Change Conversion Consideration” means (x) if Common Units will remain Outstanding and continue to constitute Marketable Securities upon consummation of a Fundamental Change, a number of Common Units equal to (A) the sum of (1) the Series A Liquidation Value as of the date of consummation of the Fundamental Change plus (2) the lesser of (a) the Series A Accretion Amount as of the date of the consummation of a Fundamental Change or (b) $10.00, divided by (B) the VWAP Price as of the date of the consummation of the Fundamental Change and (y) in any circumstance not described in clause (x), the consideration received in connection with such Fundamental Change by a hypothetical holder of the number of
Energy Transfer Equity, L.P.

Common Units that would be received by the holder of one Series A Preferred Unit pursuant to clause (x) had Common Units remained Outstanding and continued to constitute Marketable Securities upon consummation of such Fundamental Change.
     “Fundamental Change Documentation” means any documentation (in addition to any certificates representing a holder’s Series A Preferred Units) that the General Partner reasonably requests to be delivered by each holder of Series A Preferred Units in connection with the conversion or redemption of the Series A Preferred Units due to a Fundamental Change, including, if applicable, wire transfer instructions in respect of any cash consideration to be received in connection with such Fundamental Change.
     “Fundamental Change Elected Common Unit Consideration” has the meaning ascribed to such term in Section 5.8(b)(ix)(C)(a).
     “Fundamental Change Elected Cash Consideration” has the meaning ascribed to such term in Section 5.8(b)(ix)(C)(a).
     “Fundamental Change Forced Redemption Election” has the meaning ascribed to such term in Section 5.8(b)(ix)(A)(a).
     “Fundamental Change Redemption Consideration” means (i) an amount in cash equal to the Series A Liquidation Value as of the date of the consummation of a Fundamental Change plus (ii) the Fundamental Change Redemption Consideration Premium.
     “Fundamental Change Redemption Consideration Premium” means, in respect of a Fundamental Change, (x) if Common Units will remain Outstanding and continue to constitute Marketable Securities upon the consummation of the Fundamental Change, a number of Common Units equal to (A) the greater of (1) the Series A Accretion Amount as of the date of the consummation of a Fundamental Change and (2) $10.00 divided by (B) the VWAP Price of a Common Unit as of the date of consummation of the Fundamental Change and (y) in any circumstance not described in clause (x), the consideration received in connection with such Fundamental Change by a hypothetical holder of the number of Common Units that would be received by the holder of one Series A Preferred Unit pursuant to clause (x) had Common Units remained Outstanding and continued to constitute Marketable Securities upon consummation of such Fundamental Change.
     “Fundamental Change Trigger Date” has the meaning ascribed to such term in Section 5.8(b)(ix)(A).
     “General Partner” means LE GP, LLC, a Delaware limited liability company and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).
     “General Partner Interest” means the ownership interest, if any, of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement.
Energy Transfer Equity, L.P.

     “General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.
     “Group” means a Person that, with or through any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
     “Group Member” means a member of the Partnership Group.
     “Holder” has the meaning assigned to such term in Section 7.12(d).
     “Indemnified Person” has the meaning assigned to such term in Section 7.12(d).
     “Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, officer, director, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
     “Ineligible Assignee” means a Person whom the General Partner has determined is not an Eligible Holder following a FERC Notice.
     “Initial Common Units” means the Common Units sold in the Initial Offering.
     “Initial Offering” means the initial public offering and sale of Common Units to the public in February 2006.
     “Initial Unit Price” means, with respect to the Common Units, the initial public offering price per Common Unit at which the Common Units were sold to the public in the Initial Offering.
     “Investor” means, collectively, Regency GP Seller and each of its Affiliates from time to time that is the registered holder of any Series A Preferred Units.
     “Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Partnership; provided, however, that, in the case of the Series A Preferred
Energy Transfer Equity, L.P.

Units, the Issue Price shall be $100.00 per Unit and, in the case of the Series B Units, the Issue Price shall be $33.00 per Unit.
     “LIBOR Business Day” means Monday through Friday of each week, except for a day on which the British Bankers Association does not publish the LIBOR Rate.
     “LIBOR Rate” means the rate per annum equal to the British Bankers Association LIBOR Rate, as published by Reuters (or, if Reuters is unavailable, another commercially available source providing quotations of such rate) at approximately 11:00 a.m., London time, on the first LIBOR Business Day of such Quarter, for dollar deposits with a term of three months.
     “Limited Partner” means, unless the context otherwise requires, (a) each Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership or (b) solely for purposes of Articles V, VI, VII, IX and XII, each Assignee.
     “Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.
     “Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
     “Liquidation Values” means the Series A Liquidation Values and the Series B Liquidation Values, as the case may be.
     “Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.
     “Marketable Security” means any security listed on the New York Stock Exchange or the NASDAQ Stock Market
     “Merger Agreement” has the meaning assigned to such term in Section 14.1.
     “MLP” means Energy Transfer Partners, L.P., a Delaware limited partnership, and any successors thereto.
     “MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as it may be amended, supplemented or restated from time to time.
Energy Transfer Equity, L.P.

     “MLP Common Units” means the Common Units of the MLP as defined in the MLP Agreement.
     “MLP Common Unit Source Request” has the meaning assigned to such term in Section 5.9(b)(viii)(E).
     “MLP Event” means (i) the consummation of any recapitalization, reorganization, consolidation, merger, spinoff or other business combination in which the holders of MLP Common Units are to receive securities, cash or other assets or (ii) any exchange or conversion of limited partnership interests.
     “MLP Event Consummation Date” means the date on which an MLP Event is consummated.
     “MLP General Partner” means the general partner of the MLP.
     “MLP Public Equity Partnership Event” means an MLP Event in which the MLP Common Units are converted in whole or in part into other Marketable Securities.
     “MLP Successor Securities” means any Marketable Securities into which the MLP Common Units are converted, in whole or in part, in connection with an MLP Public Equity Partnership Event.
     “National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute.
     “Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.
     “Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d) were not in this Agreement.
     “Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of
Energy Transfer Equity, L.P.

income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d) were not in this Agreement.
     “Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.
     “Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.3(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).
     “Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.3(b) and shall not include any items of income, gain, loss or deduction specially allocated under Section 6.1(d).
     “Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
     “Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).
     “Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) in a form acceptable to the General Partner.
     “Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any
Energy Transfer Equity, L.P.

Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the limitation in the foregoing proviso shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) if the General Partner shall have notified such Person or Group in writing, prior to such acquisition, that such limitation shall not apply to such Person or Group or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.
     “pari passu” means having equivalent rights to payment or distributions, proportionally and without preference.
     “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
     “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
     “Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
     “Partners” means the General Partner and the Limited Partners.
     “Partnership” means Energy Transfer Equity, L.P., a Delaware limited partnership.
     “Partnership Event” means (i) any recapitalization, reorganization, consolidation, merger, spinoff or other business combination in which the holders of Common Units are to receive securities, cash or other assets, or (ii) any exchange or conversion of limited partnership interests pursuant to which all of the Common Units are converted into Series A Parity Securities or Series B Parity Securities (other than a Series A Adjustment Event, a Special Distribution or any event described in Section 5.9(b)(x)(a)).
     “Partnership Event Consummation Date” means the date on which a Partnership Event is consummated.
     “Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
Energy Transfer Equity, L.P.

     “Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interests and Limited Partner Interests.
     “Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).
     “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Series A Preferred Units, Series B Units and General Partner Units.
     “Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
     “Percentage Interest” means, as of any date of determination, (a) as to the General Partner, the amount of its aggregate Capital Contributions to the Partnership divided by the aggregate Capital Contributions made to the Partnership by all Partners, (b) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of all Outstanding Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.4, the percentage established as a part of such issuance.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Plan of Conversion” has the meaning assigned to such term in Section 14.1.
     “Post-Partnership Event Accretion Multiple” has the meaning ascribed to such term in Section 5.8(b)(xi)(B)(b).
     “Pre-Partnership Event Accretion Multiple” has the meaning ascribed to such term in Section 5.8(b)(xi)(B)(a).
     “Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, and (b) when used with respect to Partners and Assignees, apportioned among all Partners and Assignees, as the case may be, in accordance with their relative Percentage Interests.
     “Protected Holder” means a holder of Series B Units (or of Common Units received upon conversion of Series B Units pursuant to Section 5.9(b)(vii), but not including any holder of MLP Common Units received upon a conversion of Series B Units) (a) who received Series B Units pursuant to the terms of the Sigma Merger Agreement or (b) whose tax basis in such holder’s Series B Units or Common Units is determined in whole or in part by reference to the tax basis of a Protected Holder described in clause (a) herein. Notwithstanding the foregoing, a Protected Holder shall not include a holder of Series B Units (or of Common Units) if such
Energy Transfer Equity, L.P.

holder retains, either directly, pursuant to clause (a) herein, or indirectly, pursuant to clause (b) herein, less than 40% of the excess of the Series B Units received by such holder pursuant to the terms of the Sigma Merger Agreement over any of such holder’s Series B Units redeemed pursuant to Section 5.9(b)(viii) (treating as Series B Units, for this purpose, Series B Units for which Common Units were received upon conversion of such Series B Units pursuant to Section 5.9(b)(vii)).
     “Protected Holder Indemnity Amount” means the estimated time-value of money cost, as reasonably determined by the General Partner, to a Protected Holder resulting as a consequence of a Tax Acceleration Event occurring prior to the fifth anniversary of the Series B Issuance Date as compared to the federal income tax liability the Protected Holder would have incurred had the Tax Acceleration Event occurred on the fifth anniversary of the Series B Issuance Date, computed (a) using a discount rate equal to the mid-term applicable federal rate under Section 1274 of the Code in effect at the time of a Tax Acceleration Event, (b) using the federal long-term capital gain tax rate for individuals in effect at the time of a Tax Acceleration Event, and (c) “grossed-up,” assuming a federal tax rate of 35%, to reflect the imposition of tax on the Protected Holder upon receipt of the Protected Holder Indemnity Amount.
     “Protected Holder Tax Gain” means the income and gain recognized by a Protected Holder under Section 704(c) of the Code with respect to the Sigma Shareholder Book-Tax Disparity.
     “Public Equity Partnership Event” has the meaning ascribed to such term in Section 5.8(b)(xi)(B).
     “Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.
     “Quarter” means, unless the context otherwise requires, a fiscal quarter of the Partnership; provided, that, notwithstanding the foregoing, the period from September 1, 2007 through and including December 31, 2007 shall be deemed to be a “Quarter” and no partial period during the period from September 1, 2007 to December 31, 2007 shall be considered to be a “Quarter.”
     “Ratably” means (i) to all holders of Series A Preferred Units, an amount equal to the product obtained by multiplying (I) the cash actually to be distributed to all holders of the Series A Preferred Units and Series B Units at a particular time pursuant to Section 5.8(b)(ii)(A) and Section 5.9(b)(ii)(A) by (II) the quotient determined by dividing (A) the total amount of distributions payable to all holders of Series A Preferred Units at that time pursuant to Section 5.8(b)(ii)(A) by (B) the sum of the total amount of distributions payable to all holders of Series A Preferred Units and Series B Units at that time pursuant to Section 5.8(b)(ii)(A) and Section 5.9(b)(ii)(A), and (ii) to all holders of Series B Units, an amount equal to the product obtained by multiplying (I) the cash actually to be distributed to all holders of the Series A Preferred Units and Series B Units at that time pursuant to Section 5.8(b)(ii)(A) and Section 5.9(b)(ii)(A) by (II) the quotient determined by dividing (A) the total amount of distributions payable to all holders of Series B Units at that time pursuant to Section 5.9(b)(ii)(A) by (B) the
Energy Transfer Equity, L.P.

sum of the total amount of distributions payable to all holders of Series A Preferred Units and Series B Units at that time pursuant to Section 5.8(b)(ii)(A) and Section 5.9(b)(ii)(A). All references to amounts payable in the preceding sentence refer solely to amounts payable with respect to the most recent Quarter and shall be determined without regard to amounts payable with respect to accumulated, but unpaid, distributions with respect to prior Quarters.
     “Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
     “Record Date” means the date established by the General Partner or the MLP General Partner (as applicable) for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or the limited partners of the MLP (as applicable) or entitled to vote by ballot or give approval of Partnership action or MLP action (as applicable) in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners, (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer, (c) the identity of the Record Holders of Series A Preferred Units entitled to convert such Series A Preferred Units or whose Series A Preferred Units are to be redeemed, or (d) the identity of the Record Holders of Series B Units entitled to convert such Series B Units or whose Series B Units are to be redeemed.
     “Record Holder” means the Person in whose name a Common Unit or MLP Common Unit (as applicable) is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to Partnership Interests other than Common Units, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.
     “Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.
     “Regency GP Purchase Agreement” means the General Partner Purchase Agreement, dated May 10, 2010, by and between the Partnership, ETE GP Acquirer LLC, a Delaware limited liability company and Regency GP Seller.
     “Regency GP Seller” means Regency GP Acquirer, L.P., a Delaware limited partnership.
     “Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-128097) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
     “Regulation FD” means Regulation FD as promulgated by the Commission, as the same may be amended from time to time.
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     “Remaining Net Positive Adjustments” means, as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period and (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period.
     “Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i) through Section 6.1(d)(vi), and Section 6.1(d)(viii).
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.
     “Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.
     “Securities Law Prohibition” has the meaning ascribed to such term in Section 5.8(b)(vii)(H).
     “Series A Adjustment Event” has the meaning ascribed to such term in Section 5.8(b)(xii)(A).
     “Series A Accretion Amount” means, as of a particular date (i) $100.00 multiplied by (ii) the Trading Price Accretion Percentage as of such date multiplied by (iii) twenty-five percent (25%), expressed as a decimal.
     “Series A Conversion Cash Consideration” has the meaning ascribed to such term in Section 5.8(b)(vii)(A)(b)(ii).
     “Series A Conversion Consideration” has the meaning ascribed to such term in Section 5.8(b)(vii)(A).
     “Series A Conversion Documentation” has the meaning ascribed to such term in Section 5.8(b)(vii)(C)(c).
     “Series A Conversion Notice” has the meaning ascribed to such term in Section 5.8(b)(vii)(C).
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     “Series A Conversion Notice Date” has the meaning ascribed to such term in Section 5.8(b)(vii)(C).
     “Series A Distribution Payment Date” has the meaning ascribed to such term in Section 5.8(b)(ii)(A).
     “Series A Distribution Rate” means a fixed rate of $2.00 per Series A Preferred Unit per Quarter; provided, however, that with respect to the period commencing on the Series A Issuance Date and ending on the last day of the Quarter in which the Series A Issuance Date occurs, “Series A Distribution Rate” shall mean a fixed rate of the product of $2.00 per Series A Preferred Unit multiplied by a fraction of which the numerator is the number of days in such period and the denominator is 90.
     “Series A Exchange Cap” means that number of units of Common Units which the Partnership may issue upon conversion or redemption, as the case may be, of the Series A Preferred Units without breaching the Partnership’s obligations under the rules or regulations of any National Securities Exchange on which the Common Units are listed or admitted to trading.
     “Series A Issuance Date” means May 26, 2010.
     “Series A Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units.
     “Series A Liquidation Value” means as of a particular date, with respect to a Series A Preferred Unit, the sum of (i) the Issue Price, plus (ii) all accumulated and unpaid and all accrued and unpaid distributions on such Series A Preferred Unit pursuant to Section 5.8(b)(ii)(A) as of such date.
     “Series A Maturity Date” means May 26, 2014.
     “Series A Optional Redemption Trigger Date” means May 26, 2013.
     “Series A Parity Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units.
     “Series A Preferred Net Positive Termination Amount” means the excess of (i) the sum of the Liquidation Value of the Series A Preferred Units over (ii) the sum of the Adjusted Capital Account balances of the Series A Preferred Units, in both cases, immediately prior to any allocation under Section 6.2(e)(iii). If the amount described in clause (ii) of the preceding sentence shall be greater than the amount described in clause (i) of the preceding sentence, in both cases, immediately prior to any allocation under Section 6.2(e)(ii) or (iv), as the case may be, there shall be a “Series A Preferred Net Negative Termination Amount.”
     “Series A Preferred Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights, preferences
Energy Transfer Equity, L.P.

and privileges and duties and obligations specified with respect to the Series A Preferred Units in this Agreement. The term “Series A Preferred Unit” does not refer to a Common Unit prior to the conversion of a Series A Preferred Unit into a Common Unit pursuant to the terms of this Agreement.
     “Series A Pro Rata Distribution” means, in respect of any Series A Parity Security, the distribution permitted to be made on such Series A Parity Security in the event that the Partnership fails to pay in full in cash any distribution (or portion thereof) which any holder of Series A Preferred Units accrues and is entitled to receive, which is equal to the distribution payable in respect of such Series A Parity Security as of such date, multiplied by a fraction (i) the numerator of which is the distribution paid in respect of each Series A Preferred Unit on the most recent Series A Distribution Payment Date and (ii) the denominator of which is the distribution accumulated and payable on each Series A Preferred Unit immediately prior to the payment of such distribution on the most recent Series A Distribution Payment Date.
     “Series A Redemption Confirmation” has the meaning ascribed to such term in Section 5.8(b)(viii)(C)(b).
     “Series A Redemption Consideration” has the meaning ascribed to such term in Section 5.8(b)(viii)(A).
     “Series A Redemption Documentation” has the meaning ascribed to such term in Section 5.8(b)(viii)(C)(b).
     “Series A Redemption Date” has the meaning ascribed to such term in Section 5.8(b)(viii)(C)(a).
     “Series A Redemption Notice” has the meaning ascribed to such term in Section 5.8(b)(viii)(C)(a).
     “Series A Senior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units.
     “Series B Conversion Consideration” has the meaning ascribed to such term in Section 5.9(b)(vii)(A).
     “Series B Conversion Documentation” has the meaning ascribed to such term in Section 5.9(b)(vii)(D)(b).
     “Series B Conversion Notice” has the meaning ascribed to such term in Section 5.9(b)(vii)(D).
     “Series B Conversion Notice Date” means the date that the Series B Conversion Notice is received by the Partnership.
     “Series B Conversion Rate” means (i) with respect to Common Units, the quotient (rounded to the fifth decimal place) obtained by dividing (A) the Series B Liquidation Value as
Energy Transfer Equity, L.P.

of the applicable Series B Conversion Notice Date by (B) $42.857, which quotient, as of the Series B Issuance Date, equals 0.77000, and (ii) with respect to MLP Common Units, the quotient obtained by dividing (A) the Series B Liquidation Value as of the applicable Series B Conversion Notice Date by (B) the VWAP Price of MLP Common Units as of the applicable Series B Conversion Notice Date.
     “Series B Distribution Payment Date” has the meaning ascribed to such term in Section 5.9(b)(ii)(A).
     “Series B Distribution Rate” means a fixed rate per Quarter equal to 2.0625% multiplied by the weighted-average Series B Liquidation Value during such Quarter; provided, however, that with respect to the period commencing on the Series B Issuance Date and ending on the last day of the Quarter in which the Series B Issuance Date occurs, “Series B Distribution Rate” shall mean a fixed rate equal to 2.0625% multiplied by the weighted-average Series B Liquidation Value during such Quarter multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the number of days in the Quarter in which the Series B Issuance Date occurs; provided, further, however, for each Quarter ending after the third anniversary of the Series B Issuance Date, “Series B Distribution Rate” shall mean a fixed rate per Quarter equal to (A) the greater of (1) 8.25% and (2) the LIBOR Rate plus 750 basis points, divided by (B) four, and multiplied by (C) the weighted-average Series B Liquidation Value during such Quarter.
     “Series B Fractional Unit Cash Consideration” has the meaning ascribed to such term in Section 5.9(b)(vii)(H).
     “Series B Issuance Date” means [•], 2011.
     “Series B Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series B Units, including but not limited to Common Units.
     “Series B Liquidation Value” means, as of a particular date, with respect to a Series B Unit, the sum of (i) the Issue Price, plus (ii) all accumulated and unpaid and all accrued and unpaid distributions on such Series B Unit pursuant to Section 5.9(b)(ii)(A) as of such date.
     “Series B Ownership Threshold” has the meaning ascribed to such term in Section 5.9(b)(xii).
     “Series B Parity Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks pari passu with the Series B Units.
     “Series B Partial Redemption” has the meaning ascribed to such term in Section 5.9(b)(viii)(B)(a).
     “Series B Net Positive Termination Amount” means the excess of (i) the sum of the Liquidation Value of the Series B Units over (ii) the sum of the Adjusted Capital Account balances of the Series B Units, in both cases, immediately prior to any allocation under Section
Energy Transfer Equity, L.P.

6.2(e)(iii). If the amount described in clause (ii) of the preceding sentence shall be greater than the amount described in clause (i) of the preceding sentence, in both cases, immediately prior to any allocation under Section 6.2(e)(ii) or (iv), as the case may be, there shall be a “Series B Net Negative Termination Amount.”
     “Series B Redemption Confirmation” has the meaning ascribed to such term in Section 5.9(b)(viii)(B)(b).
     “Series B Redemption Consideration” has the meaning ascribed to such term in Section 5.9(b)(viii)(A).
     “Series B Redemption Documentation” has the meaning ascribed to such term in Section 5.9(b)(viii)(B)(b).
     “Series B Redemption Date” has the meaning ascribed to such term in Section 5.9(b)(viii)(B)(a).
     “Series B Redemption Deficit” has the meaning ascribed to such term in Section 5.9(b)(viii)(D).
     “Series B Redemption Election Notice” has the meaning ascribed to such term in Section 5.9(b)(viii)(B)(a).
     “Series B Redemption Notice” has the meaning ascribed to such term in Section 5.9(b)(viii)(B)(a).
     “Series B Senior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities or distributions upon liquidation of the Partnership, ranks senior to the Series B Units (including the Series A Preferred Units).
     “Series B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights, preferences and privileges and duties and obligations specified with respect to the Series B Units in this Agreement. The term “Series B Unit” does not refer to a Common Unit prior to the conversion of a Series B Unit into a Common Unit pursuant to the terms of this Agreement.
     “Share of Additional Book Basis Derivative Items” means, in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time.
     “Sigma” means Southern Union Company, a Delaware corporation.
Energy Transfer Equity, L.P.

     “Sigma Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 15, 2011, among the Partnership, Sigma Acquisition Corporation and Sigma.
     “Special Approval” means approval by the sole member or by a majority of the members of the Conflicts Committee, as applicable.
     “Special Distribution” has the meaning ascribed to such term in Section 5.8(b)(xii)(A).
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
     “Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.1 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.
     “Successor Securities” has the meaning ascribed to such term in Section 5.8(b)(xi)(B).
     “Surviving Business Entity” has the meaning assigned to such term in Section 14.4(b)(ii).
     “Sigma Shareholder Book-Tax Disparity” means, with respect to a Protected Holder’s Series B Units, the positive difference, if any, between the Agreed Value of such Protected Holder’s shares of Sigma and such Protected Holder’s adjusted tax basis of such shares of Sigma at the time of the closing of the transactions set forth in the Sigma Merger Agreement.
     “Tax Acceleration Event” means (x) wholly or partially taxable sales or exchanges of the stock of Sigma (or property received in exchange for the stock of Sigma in a nonrecognition transaction under the Code), distributions from Sigma that are taxable under Section 301(c)(3) of the Code, “constructive sales” of the stock of Sigma under Section 1259 of the Code, or distributions of the stock of Sigma under Section 704(c)(1)(B) of the Code, (y) except as set forth below, any distribution that would cause a Protected Holder to recognize gain under Sections 731 or 737 of the Code in excess of the amount of gain that would have been recognized by such Protected Holder if the tax basis of his shares of Sigma stock were equal to the Agreed Value of such shares at the time of the closing of the transactions set forth in the Sigma Merger Agreement, and (z) any substantially similar event that accelerates the tax liability of a Protected Holder that occurs as a result of actions taken by the Partnership or Sigma and not as a result of actions taken solely by the Protected Holder. Notwithstanding the foregoing, (a)
Energy Transfer Equity, L.P.

distributions to holders of Series B Units pursuant to Section 5.9(b)(ii), (b) redemptions of Series B Units, or conversions into MLP Common Units, pursuant to Section 5.9(b)(viii) and (c) distributions to holders of Common Units (including any Common Units received upon conversion of the Series B Units pursuant to Section 5.9(b)(vii)) pursuant to Section 6.3 shall not be considered actions that give rise to a Tax Acceleration Event, regardless of whether such events otherwise result in Protected Holder Tax Gain (which includes, for the avoidance of doubt, gain under Section 731 of the Code).
     “Taxation Certification” means a properly completed certificate in such form or forms as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder. A certification in the form specified in Annex A to the Transfer Application shall be considered a Taxation Certification unless the General Partner amends the form thereof pursuant to Section 13.1 hereof.
     “Trading Day” has the meaning assigned to such term in Section 15.1(a).
     “Trading Price Accretion Percentage” as of a particular date means, subject to adjustment pursuant to Section 5.8(b)(xi)(B) and Section 5.8(b)(xii)(A), a fraction, (i) the numerator of which equals (A) the VWAP Price of a Common Unit as of such date minus (B) the VWAP Price of a Common Unit as of the Series A Issuance Date and (ii) the denominator of which equals the VWAP Price of a Common Unit as of the Series A Issuance Date, provided that, if the numerator of the foregoing fraction is a negative amount, then the trading Price Accretion Percentage shall equal zero.
     “transfer” has the meaning assigned to such term in Section 4.4(a).
     “Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership or the MLP to act as registrar and transfer agent for the Common Units, the MLP Common Units or any other Partnership Securities, as the case may be; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.
     “Transfer Application” means the Transfer Application in the form attached hereto as Exhibit A.
     “Treasury Regulations” means the final, temporary, or proposed regulations promulgated or published by the United States Department of the Treasury under the Code. Any reference herein to a specific Treasury Regulation section or sections shall be deemed to include a reference to any corresponding provision of any successor regulation.
     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units but shall not include Series A Preferred Units, Series B Units (other than as expressly contemplated in the definition of Common Units) or General Partner Units (or the General Partner Interest represented thereby).
Energy Transfer Equity, L.P.

     “Unit Majority” means at least a majority of the aggregate number of Outstanding Common Units, including for purposes of clarification, Outstanding Series B Units voting as a single class with the Outstanding Common Units, with such Outstanding Series B Units voting on an “as-if” converted basis.
     “Unitholders” means the holders of Units.
     “Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).
     “Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).
     “Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.
     “U.S. GAAP” means United States generally accepted accounting principles consistently applied.
     “VWAP Price” of a Common Unit, MLP Common Unit or other Marketable Security as of a particular date means the volume-weighted average trading price of a Common Unit, MLP Common Unit or other Marketable Security (as applicable) on the National Securities Exchange on which Common Units, MLP Common Units or other Marketable Securities (as applicable) are listed or admitted to trading, calculated over the consecutive 10-Trading Day period ending on the close of trading on the Trading Day immediately prior to such date; provided, however, that the “VWAP Price” of Common Units as of a particular date following consummation of a Public Equity Partnership Event shall mean the volume-weighted average trading price of the applicable Successor Securities on the National Securities Exchange on which the Successor Securities are listed or admitted to trading, calculated over the consecutive 10-Trading Day period ending on the close of trading on the Trading Day immediately prior to such date; provided, further, that the “VWAP Price” of MLP Common Units as of a particular date following consummation of an MLP Public Equity Partnership Event shall mean the volume-weighted average trading price of the applicable Successor Securities on the National Securities Exchange on which the Successor Securities are listed or admitted to trading, calculated over the consecutive 10-Trading Day period ending on the close of trading on the Trading Day immediately prior to such date.
     “Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).
          Section 1.2 Construction.
Energy Transfer Equity, L.P.

     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes “including” or words of like import shall be deemed to be followed by the words “without limitation;” and the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
          Section 2.1 Formation
     The Partnership was formed as of the Effective Time pursuant to the Certificate of Conversion and the Certificate of Limited Partnership converting Energy Transfer Company, L.P., a Texas limited partnership, into the Partnership, a Delaware limited partnership. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.
          Section 2.2 Name
     The name of the Partnership shall be “Energy Transfer Equity, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
          Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices
     Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Suite 400, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 3738 Oak Lawn Avenue, Dallas, Texas 75219 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be 3738 Oak Lawn Avenue, Dallas, Texas 75219 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
          Section 2.4 Purpose and Business.
Energy Transfer Equity, L.P.

     The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the maximum extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business, free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
          Section 2.5 Powers
     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
          Section 2.6 Power of Attorney
          (a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator (other than the General Partner) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
               (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all
Energy Transfer Equity, L.P.

certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and
               (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
     Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.
          (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.
          Section 2.7 Term
     The term of the Partnership commenced upon the filing of the Certificate of Conversion and the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Conversion and the Certificate of Limited Partnership as provided in the Delaware Act.
Energy Transfer Equity, L.P.

          Section 2.8 Title to Partnership Assets
     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.
ARTICLE III
RIGHTS OF LIMITED PARTNERS
          Section 3.1 Limitation of Liability
     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
          Section 3.2 Management of Business
     No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
          Section 3.3 Outside Activities of the Limited Partners
Energy Transfer Equity, L.P.

     Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.
          Section 3.4 Rights of Limited Partners
          (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:
               (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;
               (ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;
               (iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;
               (iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
               (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
               (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
          (b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership, (B) could damage the Partnership or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
Energy Transfer Equity, L.P.

ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;
REDEMPTION OF PARTNERSHIP INTERESTS
          Section 4.1 Certificates.
     Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning other Partnership Securities, the Partnership shall issue to such Person one or more Certificates evidencing such other Partnership Securities. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.
          Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.
          (a) If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the Partnership (for Partnership Securities other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
          (b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) or the Partnership (for Partnership Securities other than Common Units) shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
               (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
               (ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
               (iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
Energy Transfer Equity, L.P

               (iv) satisfies any other reasonable requirements imposed by the General Partner.
          (c) If a Limited Partner or Assignee fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.
          (d) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
          Section 4.3 Record Holders.
     The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, and (b) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent provided for herein.
          Section 4.4 Transfer Generally.
          (a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
          (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.
Energy Transfer Equity, L.P

          (c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the issued and outstanding member interests, partner interests or other ownership interests in the General Partner, including through a merger or consolidation of the General Partner.
          Section 4.5 Registration and Transfer of Limited Partner Interests.
          (a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
          (b) Except as otherwise provided in Section 4.8, the Partnership shall not recognize any transfer of Limited Partner Interests until (i) the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and (ii) following a FERC Notice, such Certificates are accompanied by a Transfer Application and accompanying Taxation Certification, properly completed and duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Following a FERC Notice, no distributions or allocations will be made in respect of the Limited Partner Interests until a properly completed Transfer Application has been delivered.
          (c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.
          (d) Until admitted as a Substituted Limited Partner pursuant to Section 10.1, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.
          (e) Following a FERC Notice, a transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right,
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power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement, and (v) given the consents and approvals and made the waivers contained in this Agreement.
          (f) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partnership Interests shall be freely transferable.
          Section 4.6 Transfer of the General Partner Interest.
          (a) Subject to Section 4.6(c) below, prior to December 31, 2015, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest (represented by General Partner Units) to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person (other than an individual) or the transfer by the General Partner of all or substantially all of its assets to another Person (other than an individual).
          (b) Subject to Section 4.6(c) below, on or after December 31, 2015, the General Partner may transfer all or any of its General Partner Interest (represented by General Partner Units) without Unitholder approval.
          (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest (represented by General Partner Units) to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
          Section 4.7 Restrictions on Transfers.
          (a) Except as provided in Section 4.7(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such
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transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
          (b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted for trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
          (c) The transfer of a Series A Preferred Unit shall be subject to the restrictions imposed by Section 5.8(b)(x) and Section 6.4. The transfer of a Series B Unit shall be subject to the restrictions imposed by Section 6.5.
          (d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted for trading.
          (e) Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:
     THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER EQUITY, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER EQUITY, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENERGY TRANSFER EQUITY, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). LE GP, LLC, THE GENERAL PARTNER OF ENERGY TRANSFER EQUITY, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A
Energy Transfer Equity, L.P

SIGNIFICANT RISK OF ENERGY TRANSFER EQUITY, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
          Section 4.8 Taxation Certifications; Ineligible Assignees.
          (a) Following a FERC Notice, if a transferee of a Limited Partner Interest fails to furnish a properly completed Taxation Certification in the manner specified in Section 4.5(b) or if, upon receipt of such Taxation Certification or otherwise, the General Partner determines that such transferee is not an Eligible Holder, the Limited Partner Interests owned by such transferee shall be subject to redemption in accordance with the provisions of Section 4.9.
          (b) Following a FERC Notice, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Taxation Certification or such other information concerning his federal income tax status with respect to the income and loss generated by the Partnership (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the federal income tax status of such Person) as the General Partner may reasonably request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Taxation Certification or other requested information or if upon receipt of such Taxation Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Holder, the Limited Partner Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of an Ineligible Assignee and, thereupon, the General Partner shall be substituted for such Ineligible Assignee as the Limited Partner in respect of the Ineligible Assignee’s Limited Partner Interests.
          (c) Following a FERC Notice, the General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Ineligible Assignees are cast, either for, against or abstaining as to the matter.
          (d) Upon dissolution of the Partnership, an Ineligible Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
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          (e) At any time after an Ineligible Assignee can and does certify that it has become an Eligible Holder, such Ineligible Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Ineligible Assignee not redeemed pursuant to Section 4.9, such Ineligible Assignee be admitted as a Limited Partner, and upon admission of such Ineligible Assignee pursuant to Section 10.2 the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Assignee’s Limited Partner Interests.
          Section 4.9 Redemption of Partnership Interests of Ineligible Assignees.
          (a) If at any time following a FERC Notice, the General Partner determines that Limited Partners, Assignees and transferees of Limited Partner Interests that are not Eligible Holders own, in the aggregate, 15% or more of the Outstanding Units, the Partnership may redeem the Limited Partner Interest of any Limited Partner, Assignee or transferee of any Limited Partner, Assignee or transferee that has failed to furnish to the General Partner a Transfer Application and accompanying Taxation Certification pursuant to Section 4.5(b) or that has failed to furnish to the General Partner a Taxation Certification or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Taxation Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner, Assignee or transferee is not an Eligible Holder, in accordance with the following procedures:
               (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, Assignee or transferee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, and that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests.
               (ii) The aggregate redemption price for Redeemable Interests of a Limited Partner, Assignee or transferee shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests owned by such Limited Partner, Assignee or transferee. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
               (iii) Upon surrender by or on behalf of the Limited Partner, Assignee or transferee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner, Assignee or transferee, or his duly authorized representative shall be entitled to receive the payment therefor.
Energy Transfer Equity, L.P

               (iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
          (b) The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Holder.
          (c) Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Taxation Certification that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
          Section 5.1 Issuance of Partnership Interests .
     Upon the issuance of any additional Limited Partner Interests by the Partnership, the General Partner may make, but is not obligated to make, additional Capital Contributions equal to its percentage interest (the quotient determined by dividing such General Partner’s Percentage Interest by the sum of 100 less such General Partner’s Percentage Interest) of any amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Notwithstanding the preceding sentence and except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
          Section 5.2 Interest and Withdrawal.
     No interest on Capital Contributions shall be paid by the Partnership. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners or Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.
          Section 5.3 Capital Accounts.
          (a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury
Energy Transfer Equity, L.P

Regulation Section 1.704-1(b)(2)(iv) and the methodology set forth in Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s). The initial Capital Account balance attributable to the Series B Units shall equal the product of the number of Series B Units so issued and the Issue Price for each such Series B Unit, and the initial Capital Account balance attributable to each such Series B Unit shall equal its Issue Price. Thereafter, such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The Partnership shall follow the methodology set forth in the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Partnership are revalued or any Series A Preferred Units or Series B Units are converted pursuant to Section 5.8 or Section 5.9. For the avoidance of doubt, the Series A Preferred Units and Series B Units will be treated as a partnership interest in the Partnership for federal income tax purposes, and, therefore, each holder of a Series A Preferred Unit or Series B Unit will be treated as a partner in the Partnership. Notwithstanding the foregoing, the General Partner shall maintain and adjust Capital Accounts as necessary to the extent the rights and obligations of the Series B Units under Section 5.9 result in the application of Section 707 of the Code.
          (b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:
               (i) Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the MLP Agreement) of all property owned by the MLP or any other Subsidiary that is classified as a partnership for federal income tax purposes.
               (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
               (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither
Energy Transfer Equity, L.P

currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
               (iv) Any income, gain, loss or deduction attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
               (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.3(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.
               (vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.
          (c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
          (d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the conversion of the General Partner’s Combined Interest to Units pursuant to Section 11.3(b), the conversion of a Series A Preferred Unit or the conversion of Series B Unit, the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance, or immediately after such conversion (with respect to the conversion of a Series A Preferred Unit or Series B Unit), shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance or on the date of such conversion. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Series A Preferred Unit or Series B Unit, first to the Partners holding converted Series A Preferred Units or Series B Units until the Capital Account of each converted Series A Preferred Unit or Series B Unit is equal to
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the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit or Series B Unit), and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Sections 6.1(c) and (d) in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the conversion of a Series A Preferred Unit or Series B Unit is not sufficient to cause the Capital Account of each converted Series A Preferred Unit or Series B Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit or Series B Unit), then Capital Account balances shall be reallocated between the Partners holding converted Series A Preferred Units or Series B Units, and the Partners holding Common Units (other than converted Series A Preferred Units or Series B Units) so as to cause the Capital Account of each converted Series A Preferred Unit or Series B Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a converted Series A Preferred Unit or Series B Unit), in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the conversion of a Series A Preferred Unit or a Series B Unit, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must reduce the fair market value of all Partnership assets by the excess, if any, of the fair market value of any Outstanding Series A Preferred Units or Outstanding Series B Units that have not yet been converted over the aggregate Issue Price of such Series A Preferred Units or Series B Units to the extent of any Unrealized Gain that has not been reflected in the Partners’ Capital Accounts previously, pursuant to Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.
               (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
          Section 5.4 Issuances of Additional Partnership Securities.
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          (a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.
          (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which the Partnership may or shall be required to redeem the Partnership Security (including sinking fund provisions); (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Partnership Security.
          (c) The General Partner is hereby authorized and directed to take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.4, (ii) the conversion of the General Partner Interest (represented by General Partner Units) into Units pursuant to the terms of this Agreement, (iii) the admission of additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted for trading.
          (d) No fractional Partnership Securities shall be issued by the Partnership. If a distribution, subdivision or combination of Units pursuant to Section 5.4 would result in the issuance of fractional Units, each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).
          Section 5.5 Limited Preemptive Right.
     Except as provided in Section 5.3 and in this Section 5.5, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership
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Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities. The General Partner shall be deemed to have waived this right with respect to any issuance of a particular Partnership Security in the event that the General Partner has not exercised this right prior to the issuance of such Partnership Security.
          Section 5.6 Splits and Combinations.
          (a) Subject to Section 5.4(d), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.
          (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
          (c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.
          Section 5.7 Fully Paid and Non-Assessable Nature of Limited Partner Interests.
     All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such nonassessability may be affected by Section 17-607 of the Delaware Act.
          Section 5.8 Establishment of Series A Preferred Units.
Energy Transfer Equity, L.P

          (a) General. The General Partner hereby designates and creates a series of Units to be designated as “Series A Convertible Preferred Units” and consisting of a total of 3,000,000 Series A Preferred Units, having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.8 and in Section 5.3(d)(i), Section 6.4 and Section 12.10. The class of Series A Preferred Units shall be closed immediately following the Series A Issuance Date and thereafter no additional Series A Preferred Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series A Preferred Units.
          (b) Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
               (i) Allocations. Items of Partnership income, gain, loss and deduction shall be allocated to the Series A Preferred Units for each taxable year (or portion thereof) in the manner set forth in Section 6.1(e).
               (ii) Distributions.
A.	Commencing on the Series A Issuance Date, the holders of the Series A Preferred Units as of an applicable Record Date shall accrue and be entitled to receive cumulative cash distributions, Ratably, with distributions on the Series B Units but prior to any other distributions pursuant to Section 6.3, in an amount equal to the Series A Distribution Rate on each Outstanding Series A Preferred Unit. All such distributions shall be paid Quarterly, in arrears, within 50 days after the end of each Quarter (a “Series A Distribution Payment Date”). If the Partnership fails to pay in full in cash any distribution (or portion thereof) which any holder of Series A Preferred Units is entitled to receive pursuant to this Section 5.8(b)(ii)(A), then (x) the amount of such accrued and unpaid distribution will accumulate until paid in full in cash and (y) the Partnership shall not be permitted to, and shall not, declare or make (i) any distributions in respect of any Series A Junior Securities and (ii) any distributions in respect of any Series A Parity Securities, other than Series A Pro Rata Distributions, unless and until all accrued and accumulated distributions on the Series A Preferred Units have been paid in full in cash.
B.	Notwithstanding anything in this Agreement to the contrary, with respect to Series A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Series A Preferred Unit distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the
Energy Transfer Equity, L.P

close of business on the Record Date for the distribution in respect of such period.
C.	Accrued and unpaid distributions in respect of the Series A Preferred Units will not accrue or be entitled to interest.
               (iii) Issuance of Series A Preferred Units. The Series A Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Regency GP Purchase Agreement.
               (iv) Liquidation Value. The rights, preferences and privileges of the Series A Preferred Units in the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, are set forth in Section 12.10.
               (v) Voting Rights.
A.	The Series A Preferred Units shall not be entitled to vote on any matters related to the Partnership other than as expressly provided in this Section 5.8(b)(v).
B.	Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of holders of a majority of the Outstanding Series A Preferred Units, voting separately as a class with one vote per Series A Preferred Unit, shall be necessary to amend this Agreement in any manner that (i) alters or changes the rights, preferences or privileges or duties and obligations of the Series A Preferred Units, (ii) increases or decreases the authorized number of Series A Preferred Units (including without limitation any issuance of additional Series A Preferred Units), or (iii) otherwise adversely affects the Series A Preferred Units in any material respect, including without limitation the creation (by reclassification or otherwise) of any class of Series A Senior Securities (or amending the provisions of any existing class of Partnership Securities to make such class of Partnership Securities a class of Series A Senior Securities); provided, however, that the Partnership may, without the consent or approval of the holders of the Series A Preferred Units (a) create (by reclassification or otherwise) and issue Series A Junior Securities and Series A Parity Securities (including by amending the provisions of any existing class of Partnership Securities to make such class of Partnership Securities a class of Series A Junior Securities or Series A Parity Securities) in an unlimited amount and (b) consummate any Fundamental Change.
               (vi) Certificates.
Energy Transfer Equity, L.P

A.	The Series A Preferred Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Series A Preferred Units. The certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units.
B.	The certificate(s) representing the Series A Preferred Units may be imprinted with a legend in substantially the following form (in addition to the legend required pursuant to Section 4.7(e)):
     “THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE SUBJECT TO THE TERMS OF THE FOURTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF ENERGY TRANSFER EQUITY, L.P., AS AMENDED. THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF ENERGY TRANSFER EQUITY, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF ENERGY TRANSFER EQUITY, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE ENERGY TRANSFER EQUITY, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). LE GP, LLC, THE GENERAL PARTNER OF ENERGY TRANSFER EQUITY, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF ENERGY TRANSFER EQUITY, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL
Energy Transfer Equity, L.P

SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.”
               (vii) Conversion.
A.	Subject to adjustment as provided in Sections 5.8(b)(xi)and (xii), immediately prior to the close of business on the Series A Maturity Date, each Series A Preferred Unit shall convert into the right to receive, upon the satisfaction of the terms and conditions of this Section 5.8(b)(vii), at the election of the Partnership, either:
a.	a number of Common Units equal to:
i.	the sum of (A) the Series A Liquidation Value as of the Series A Maturity Date plus (B) the lesser of (1) the Series A Accretion Amount as of the Series A Maturity Date and (2) $10.00, divided by
ii.	the VWAP Price as of the Series A Maturity Date; or
b.	a number of Common Units and an amount of cash equal to:
i.	a number of Common Units equal to (x) the sum of (A) fifty percent (50%) of the Series A Liquidation Value as of the Series A Maturity Date plus (B) the lesser of (1) the Series A Accretion Amount as of the Series A Maturity Date and (2) $10.00, divided by (y) the VWAP Price as of the Series A Maturity Date, and
ii.	an amount of cash equal to fifty percent (50%) of the Series A Liquidation Value as of the Series A Maturity Date (the cash consideration to be received pursuant to this clause (ii), the “Series A Conversion Cash Consideration”).
The consideration to be received by the holder of a Series A Preferred Unit upon the conversion of such Series A Preferred Unit as provided in this Section 5.8(b)(vii)(A) is referred to as the “Series A Conversion Consideration.”
B.	Any Common Units received by a holder of Series A Preferred Units as the Series A Conversion Consideration shall be fully paid, validly issued and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act). Immediately prior to the close of
Energy Transfer Equity, L.P

business on the Series A Maturity Date, all Series A Preferred Units shall be converted automatically into and shall thereafter represent solely the right to receive the Series A Conversion Consideration. All Series A Preferred Units that have converted into the right to receive the Series A Conversion Consideration shall be automatically canceled and shall cease to exist, and the holders of converted Series A Preferred Units shall cease to have any rights with respect to such Series A Preferred Units other than the right to receive the Series A Conversion Consideration. Upon such conversion, any certificates representing Series A Preferred Units shall thereafter represent solely the right to receive the Series A Conversion Consideration.
C.	Within two Business Days following the Series A Maturity Date, the Partnership shall send written notice (a “Series A Conversion Notice”) to each holder of record of Outstanding Series A Preferred Units as of the Series A Maturity Date, stating:
a.	the election of the Partnership as to whether the Series A Preferred Units have converted into (i) Common Units pursuant to Section 5.8(b)(vii)(A)(a) or (ii) both Common Units and the Series A Conversion Cash Consideration pursuant to Section 5.8(b)(vii)(A)(b);
b.	the Partnership’s computation of the number of Common Units to be issued and the amount of Series A Conversion Cash Consideration, if any, to be paid in respect of each Series A Preferred Unit pursuant to Section 5.8(b)(vii)(A) (including, in each case, any adjustments pursuant to Sections 5.8(b)(xi) and (xii)), including the Partnership’s computation of the Series A Liquidation Value, the Series A Accretion Amount and the VWAP Price, in each case as of the Series A Maturity Date; and
c.	that the holder must surrender the certificate or certificates representing any Series A Preferred Units held by such holder to the Partnership, and provide such other documentation as reasonably requested by the General Partner including wire transfer instructions in respect of any Series A Cash Conversion Cash Consideration or any Fractional Unit Cash Consideration (the “Series A Conversion Documentation”), in order to receive the Series A Conversion Consideration.
In addition to delivery in accordance with the general notice provisions contained in Section 16.1, the Series A Conversion Notice shall be deemed properly delivered on the date the
Energy Transfer Equity, L.P

Partnership issues a press release distributed through a widely circulated news or wire service as would satisfy the requirements of Regulation FD, containing the information required to be included in the Series A Conversion Notice pursuant to this Section 5.8(b)(vii)(C). The date any Series A Conversion Notice is deemed delivered shall be referred to as the “Series A Conversion Notice Date.”
D.	As promptly as practicable following the Series A Conversion Notice Date and subject to the book-entry provisions set forth below, the holders of Series A Preferred Units shall surrender the certificate or certificates representing the Series A Preferred Units being converted, duly endorsed, at the office of the Partnership or, if identified in the Series A Conversion Notice to such holder by the Partnership, at the offices of any Transfer Agent for such Units, together with the Series A Conversion Documentation. As promptly as practicable following the receipt of such certificate or certificates (or a lost unit affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Series A Preferred Units and the Series A Conversion Documentation by the Partnership or the Transfer Agent as provided in the immediately preceding sentence (but in any event no later than five Business Days thereafter), the Partnership shall issue to such holder a certificate or certificates for the number of Common Units to which such holder shall be entitled under Section 5.8(b)(vii)(A) (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Common Units issuable upon conversion of Series A Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Common Units issuable upon conversion to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission (DWAC) system. The holders of Series A Preferred Units and the Partnership agree to coordinate with the Depository to accomplish this objective. The conversion pursuant to this Section 5.8(b)(vii) shall be deemed to have occurred immediately prior to the close of business on the Series A Maturity Date (whether or not the conversion includes the right to receive Series A Cash Consideration under Section 5.8(b)(vii)(A)(b) or Fractional Unit Cash Consideration under Section 5.8(b)(vii)(G)). The Person or Persons entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the Record Holder or Holders of such Common Units at the close of business on the Series A Maturity Date.
Energy Transfer Equity, L.P

E.	If the Partnership (i) elects to have the Series A Preferred Units convert into both Common Units and the right to receive the Series A Conversion Cash Consideration under Section 5.8(b)(vii)(A)(b) or (ii) is required to pay Fractional Unit Cash Consideration pursuant to Section 5.8(b)(vii)(G), then, as promptly as practicable following the receipt of such certificate or certificates (or a lost unit certificate affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Series A Preferred Units and the Series A Conversion Documentation by the Partnership or the Transfer Agent as provided in the first sentence of Section 5.8(b)(vii)(D) (but in any event within five Business Days thereafter), the Partnership shall remit the Series A Cash Conversion Consideration and the Fractional Unit Cash Consideration, as applicable, to the holder surrendering such certificate or certificates (or a lost unit affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing Series A Preferred Units by wire transfer of immediately available funds to an account specified by such holder in writing.
F.	The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Units on conversion of, or payment of distributions on, Series A Preferred Units pursuant hereto. However, the holder of any Series A Preferred Units shall pay any tax that is due because the Common Units issuable upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.
G.	No fractional Common Units shall be issued upon the conversion of any Series A Preferred Units. All Common Units (including fractions thereof) issuable upon conversion of more than one Series A Preferred Unit by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional unit. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a Common Unit, the Partnership shall, in lieu of issuing any fractional unit, either round up the number of units to the next highest whole number or, at the Partnership’s option, pay the holder otherwise entitled to such fraction a sum in cash equal to such fraction multiplied by the VWAP Price as of the Series A Maturity Date. The consideration payable in lieu of fractional Common Units pursuant to this Section 5.8(b)(vii)(G) as well as any consideration payable in lieu of fractional Common Units pursuant to Section 5.8(b)(viii)(F), are referred to as “Fractional Unit Cash Consideration.”
Energy Transfer Equity, L.P

H.	The Partnership shall not be obligated to issue any Common Units upon conversion of the Series A Preferred Units, whether pursuant to this Section 5.8(b)(vii), or otherwise, if the issuance of such Common Units would exceed the Series A Exchange Cap or if such issuance could reasonably be expected to violate any applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authority with jurisdiction over such issuance (a “Securities Law Prohibition”). To the extent that a holder’s Series A Preferred Units would otherwise be converted into a number of Common Units that would exceed the Series A Exchange Cap, the Partnership shall pay in cash to such holder an amount equal to the VWAP Price as of the Series A Maturity Date multiplied by the number of Common Units that are not so issued but would otherwise be issuable as part of the Series A Conversion Consideration absent such Series A Exchange Cap or Securities Law Prohibition.
I.	Any Common Units issued upon conversion of the Series A Preferred Units pursuant to this Section 5.8(b)(vii) shall not be subject to the first proviso contained in the definition of “Outstanding” contained in this Agreement for so long as held by the Investor.
               (viii) Optional Redemption.
A.	Subject to adjustment as provided in Sections 5.8(b)(xi) and (xii), beginning on the Series A Optional Redemption Trigger Date and ending on the last Business Day immediately prior to the Series A Maturity Date, the Partnership may, at its option, cause all, but not less than all, of the Series A Preferred Units to be redeemed by the Partnership for (a) cash in an amount per Outstanding Series A Preferred Unit equal to the Series A Liquidation Value on the Series A Redemption Date plus (b) a number of Common Units per Outstanding Series A Preferred Units equal to (i) the greater of (x) the Series A Accretion Amount on the Series A Redemption Date and (y) $10.00 (such cash amount, the “Series A Redemption Consideration”) divided by (ii) the VWAP Price as of the Series A Redemption Date.
B.	Any Common Units received by a holder of Series A Preferred Units as the Series A Redemption Consideration shall be fully paid, validly issued and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act). At the time of the redemption pursuant to this Section 5.8(b)(viii), all Series A Preferred Units shall be converted automatically into and shall
Energy Transfer Equity, L.P

thereafter represent solely the right to receive the Series A Redemption Consideration. All such Series A Preferred Units that have converted into the right to receive the Series A Redemption Consideration shall be automatically canceled and shall cease to exist, and the holders of redeemed Series A Preferred Units shall cease to have any rights with respect to such Series A Preferred Units other than the right to receive the Series A Redemption Consideration. Upon such conversion, any certificates representing Series A Preferred Units shall thereafter represent solely the right to receive the Series A Redemption Consideration.
C.	To redeem Series A Preferred Units pursuant to this Section 5.8(b)(viii), the Partnership shall:
a.	no earlier than 30 days nor later than two days prior to the Series A Redemption Date, send a written notice (the “Series A Redemption Notice”) to each holder of record of Outstanding Series A Preferred Units as of the date of such notice stating that the Series A Preferred Units will be redeemed pursuant to this Section 5.8(b)(viii) effective as of the date set forth in the Series A Redemption Notice (the “Series A Redemption Date”); and
b.	as promptly as practicable following the Series A Redemption Date, send a written notice (a “Series A Redemption Confirmation”) to each holder of record of Outstanding Series A Preferred Units as of the Series A Redemption Date stating: (i) that the Series A Preferred Units have been redeemed pursuant to this Section 5.8(b)(viii) effective as of the Series A Redemption Date; (ii) the Partnership’s computation of the amount of Series A Redemption Consideration to be paid in respect of each Series A Preferred Unit pursuant to Section 5.8(b)(viii)(A) (including any adjustments pursuant to Sections 5.8(b)(xi) and (xii)), including the Partnership’s computation of the Series A Liquidation Value, the Series A Accretion Amount and the VWAP Price, in each case as of the Series A Redemption Date; and (iii) that such holder must surrender the certificate or certificates representing any Series A Preferred Units held by such holder to the Partnership and provide such other documentation as reasonably requested by the General Partner including wire transfer instructions in respect of the Series A Redemption Consideration (the “Series A Redemption Documentation”), in order to receive the Series A Redemption Consideration. In addition to delivery in accordance with the general notice provisions contained in Section 16.1, the Series A
Energy Transfer Equity, L.P

Redemption Notice and/or a Series A Redemption Confirmation shall be deemed properly delivered on the date the Partnership issues a press release distributed through a widely circulated news or wire service as would satisfy the requirements of Regulation FD, containing the information required to be included in the Series A Redemption Notice pursuant to this Section 5.8(b)(viii)(C).
D.	As promptly as practicable following the Series A Redemption Date, the holders of Series A Preferred Units shall surrender the certificate or certificates representing the Series A Preferred Units being redeemed, duly endorsed, at the office of the Partnership or, if identified in the Series A Redemption Notice to such holder by the Partnership, at the offices of any Transfer Agent for such Units, together with the Series A Redemption Documentation. As promptly as practicable following the receipt of such certificate or certificates (or a lost unit affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Series A Preferred Units and the Series A Conversion Documentation by the Partnership or the Transfer Agent as provided in the immediately preceding sentence (but in any event no later than five Business Days thereafter), the Partnership shall:
a.	issue to such holder a certificate or certificates for the number of Common Units to which such holder shall be entitled under Section 5.8(b)(viii)(A) (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Common Units issuable upon redemption of Series A Preferred Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Common Units issuable upon redemption to the holder, by crediting the account of the holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission (DWAC) system. The holders of Series A Preferred Units and the Partnership agree to coordinate with the Depository to accomplish this objective; and
b.	remit the applicable cash portion of the Series A Redemption Consideration to the holder surrendering such certificate or certificates representing Series A Preferred Units by wire transfer of immediately available funds to an account specified by such holder in writing. The redemption pursuant to this Section 5.8(b)(viii) shall be
Energy Transfer Equity, L.P

deemed to have occurred immediately prior to the close of business on the Series A Redemption Date. The Person or Persons entitled to receive the Common Units issuable upon such redemption shall be treated for all purposes as the Record Holder or Holders of such Common Units at the close of business on the Series A Maturity Date.
E.	The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Units on redemption of, or payment of distributions on, Series A Preferred Units pursuant hereto. However, the holder of any Series A Preferred Units shall pay any tax that is due because the Common Units issuable upon redemption thereof or distribution payment thereon are issued in a name other than such holder’s name.
F.	No fractional Common Units shall be issued upon the redemption of any Series A Preferred Units. All Common Units (including fractions thereof) issuable upon redemption of more than one Series A Preferred Unit by a holder thereof shall be aggregated for purposes of determining whether the redemption would result in the issuance of any fractional unit. If, after the aforementioned aggregation, the redemption would result in the issuance of a fraction of a Common Unit, the Partnership shall, in lieu of issuing any fractional unit, either round up the number of units to the next highest whole number or, at the Partnership’s option, pay the holder otherwise entitled to such fraction a sum in cash equal to such fraction multiplied by the VWAP Price as of the Series A Redemption Date.
G.	The Partnership shall not be obligated to issue any Common Units upon redemption of the Series A Preferred Units, whether pursuant to this Section 5.8(b)(viii), or otherwise, if the issuance of such Common Units would exceed the Series A Exchange Cap or if such issuance could reasonably be expected to conflict with a Securities Laws Prohibition. To the extent that a holder’s Series A Preferred Units would otherwise be redeemed for a number of Common Units that would exceed the Series A Exchange Cap, the Partnership shall pay in cash to such holder an amount equal to the VWAP Price as of the Series A Redemption Date multiplied by the number of Common Units that are not so issued but would otherwise be issuable as part of the Series A Redemption Consideration absent such Series A Exchange Cap or Securities Law Prohibition.
Energy Transfer Equity, L.P

H.	Any Common Units issued upon redemption of the Series A Preferred Units pursuant to this Section 5.8(b)(viii) shall not be subject to the first proviso contained in the definition of “Outstanding” contained in this Agreement for so long as held by the Investor.
               (ix) Fundamental Change.
A.	If on the earlier of the date (x) the Partnership enters into a definitive agreement to consummate a Fundamental Change, (y) of the consummation of a Fundamental Change or (z) of the declaration of a distribution by the MLP described in subsection (vii) of the definition of Fundamental Change (the “Fundamental Change Trigger Date”), Investor holds, in the aggregate, at least fifty percent (50%) of the Series A Preferred Units issued pursuant to the Regency GP Purchase Agreement, then the Partnership will within 10 Business Days of such date send a written notice to the Investor stating the nature of the Fundamental Change, including a description of the material terms of the transaction constituting a Fundamental Change and, if the Fundamental Change has not yet occurred, the date or expected date of consummation. No later than 10 Business Days following delivery of the notice provided for in the previous sentence (the “Election Notice Period”), the Investor may, in its sole discretion, deliver written notice to the Partnership of its election, in its sole discretion, to:
a.	upon the occurrence of any of the events specified in subsections (i), (ii), (iii) or (iv) of the definition of Fundamental Change, require the Partnership to redeem all of the Outstanding Series A Preferred Units pursuant to Section 5.8(b)(ix)(B)(a) (a “Fundamental Change Forced Redemption Election”); or
b.	upon the occurrence of any of the events specified in subsections (v), (vi) or (vii) of the definition of Fundamental Change, require the Partnership to elect to convert or redeem the Series A Preferred Units pursuant to Section 5.8(b)(ix)(C).
If at any time the Investor does not hold, in the aggregate, at least fifty percent (50%) of the Series A Preferred Units issued pursuant to the Regency GP Purchase Agreement, then the provisions of this Section 5.8(b)(ix) shall immediately cease to have any force or effect and the Investor and the holders of Series A Preferred Units shall have no rights hereunder, regardless of whether or not the
Energy Transfer Equity, L.P

Investor subsequently acquires additional Series A Preferred Units.
B.	Upon the occurrence of any of the events specified in subsections (i), (ii), (iii) or (iv) of the definition of Fundamental Change:
a.	If the Investor timely makes a Fundamental Change Forced Redemption Election, then the Partnership will redeem all of the Outstanding Series A Preferred Units for cash and Common Units in an amount per Outstanding Series A Preferred Unit equal to the Fundamental Change Redemption Consideration.
i.	Subject to Section 5.8(b)(ix)(B)(a)(ii), in connection with a redemption pursuant to this Section 5.8(b)(ix)(B)(a), the Partnership will deliver notice of the redemption, the Series A Preferred Units will be canceled, the certificates representing Series A Preferred Units will be surrendered in exchange for the issuance of Common Units and the cash portion of the Fundamental Change Redemption Consideration and any Fractional Unit Cash Consideration will be paid, each in a manner consistent with the provisions of Section 5.8(b)(viii)(B)-(H), except that, for purposes of applying such provisions to a redemption pursuant to this Section 5.8(b)(ix)(B)(a), (A) all references to the “Series A Redemption Consideration” will mean the “Fundamental Change Redemption Consideration,” (B) all references to “Series A Redemption Date” will mean the time immediately prior to the consummation of the Fundamental Change, (C) all references to “Series A Redemption Documentation” will mean “Fundamental Change Documentation,” (D) the Partnership must deliver the Series A Redemption Notice no later than two Business Days following the later of the date of consummation of the Fundamental Change and the expiration of the Election Notice Period and (E) references to Section 5.8(b)(viii)(A) shall mean a redemption pursuant to this Section 5.8(b)(ix)(B)(a).
ii.	In the event the Fundamental Change Redemption Consideration Premium does not consist of Common Units, the Partnership shall (i) make appropriate provision, in the definitive transaction
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document governing the Fundamental Change or otherwise, to ensure that the holders of Series A Preferred Units receive the Fundamental Change Redemption Consideration (including the Fundamental Change Redemption Consideration Premium) reasonably promptly following such Fundamental Change upon the surrender of their certificates representing Series A Preferred Units and (ii) deliver reasonable notice of such provisions to the holders of Series A Preferred Units (which notice may be delivered in a manner consistent with that contemplated for delivery of a Series A Redemption Notice pursuant to Section 5.8(b)(viii)(C)).
b.	If the Investor does not timely make a Fundamental Change Forced Redemption Election, then each Series A Preferred Unit Outstanding immediately prior to the consummation of the Fundamental Change will automatically be converted into the right to receive the Fundamental Change Conversion Consideration pursuant to this Section 5.8(b)(ix)(B)(b).
i.	In the event the Fundamental Change Conversion Consideration consists of Common Units, the Partnership will deliver notice of the conversion, the Series A Preferred Units will be canceled, the certificates representing Series A Preferred Units will be surrendered in exchange for the issuance of Common Units and Fractional Unit Cash Consideration will be paid, each in a manner consistent with the provisions of Section 5.8(b)(vii)(B)-(I), except that, for purposes of applying such provisions to a conversion pursuant to this Section 5.8(b)(ix)(B)(b), (A) all references to the “Series A Conversion Consideration” will mean the “Fundamental Change Conversion Consideration,” (B) all references to the “Series A Maturity Date” will mean the time immediately prior to the consummation of the Fundamental Change, (C) all references to “Series A Conversion Documentation” will mean “Fundamental Change Documentation,” (D) the Partnership must deliver the Series A Conversion Notice no later than two Business Days following the later of the date of consummation of the Fundamental Change and the expiration of the Election Notice Period, (E) Section
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5.8(b)(vii)(C)(a) shall be inapplicable, (F) references to Section 5.8(b)(vii)(A) shall mean a conversion pursuant to Section 5.8(b)(ix)(B)(b) and (G) Section 5.8(b)(vii)(H) shall apply to any Common Units that would otherwise be issuable as a result of the Fundamental Change.
ii.	In the event the Fundamental Change Conversion Consideration does not consist of Common Units, the Partnership shall (i) make appropriate provision, in the definitive transaction document governing the Fundamental Change or otherwise, to ensure that the holders of Series A Preferred Units receive the Fundamental Change Conversion Consideration reasonably promptly following such Fundamental Change upon the surrender of their certificates representing Series A Preferred Units and (ii) deliver reasonable notice of such provisions to the holders of Series A Preferred Units (which notice may be delivered in a manner consistent with that contemplated for delivery of a Series A Conversion Notice pursuant to Section 5.8(b)(vii)(C)).
C.
a.	Upon the occurrence of any of the events specified in subsections (v), (vi) or (vii) of the definition of Fundamental Change and the election of the Investor to require the Partnership to elect to convert or redeem the Series A Preferred Units pursuant to this Section 5.8(b)(ix)(C), the Partnership will, within two Business Days following the later of the date of consummation of the Fundamental Change and the expiration of the Election Notice Period, deliver written notice to the holders of all Outstanding Series A Preferred Units as of the date of consummation of such Fundamental Change, stating (i) the Partnership’s election to either (x) convert each of the Series A Preferred Units Outstanding immediately prior to the consummation of the Fundamental Change into, for each Series A Preferred Unit then Outstanding, the right to receive a number of Common Units equal to (A) the Series A Liquidation Value on the date of consummation of the Fundamental Change divided by (B) the VWAP Price as of the date of consummation of the Fundamental Change (the “Fundamental Change Elected Common Unit Consideration”) or (y) redeem each of the Series A Preferred Units Outstanding immediately prior to the
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consummation of the Fundamental Change for an amount in cash per Series A Preferred Unit then Outstanding equal to the Series A Liquidation Value on the date of the consummation of the Fundamental Change (the “Fundamental Change Elected Cash Consideration”), (ii) the Partnership’s calculation of the Fundamental Change Elected Common Unit Consideration or Fundamental Change Elected Cash Consideration, as applicable, and (iii) that the holder must surrender the certificate or certificates representing Series A Preferred Units to the Partnership, together with the Fundamental Change Documentation, in order to receive the Fundamental Change Elected Common Unit Consideration or the Fundamental Change Elected Cash Consideration, as applicable. In addition to delivery in accordance with the general notice provisions contained in Section 16.1, any notice required to be delivered by the Partnership pursuant to this section shall be deemed properly delivered on the date the Partnership issues a press release distributed through a widely circulated news or wire service as would satisfy the requirements of Regulation FD, containing the information required to be included in such notice.
b.	In addition to the requirements of Section 5.8(b)(ix)(C)(a) and (c), upon the declaration of a distribution by the MLP described in subsection (vii) of the definition of Fundamental Change, the Partnership will promptly give written notice to the Investor of such declaration and, if (x) the Investor delivers written notice to the Partnership no later than two Business Days after receipt of such notice from the Partnership and the Partnership elects to issue the Fundamental Change Elected Common Unit Consideration pursuant to Section 5.8(ix)(C)(a), then the Partnership shall cause such conversion to occur prior to the Record Date for the distribution on the Common Units next succeeding such election by the Partnership so that the Investor will be a holder of Common Units as of such Record Date; or (y) if the Investor delivers written notice to the Partnership no later than two Business Days after receipt of such notice from the Partnership and the Partnership elects to redeem the Series A Preferred Units for the Fundamental Change Elected Cash Consideration pursuant to Section 5.8(ix)(C)(a), then the Partnership shall cause such redemption to occur prior to payment of the distribution in respect of the Partnership’s Common Units for the Record Date for the distribution on the Common Units next succeeding such election by the Partnership.
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c.	In the event the Partnership elects to convert the Series A Preferred Units into the right to receive the Fundamental Change Elected Common Unit Consideration, the Series A Preferred Units will be canceled, the certificates representing Series A Preferred Units will be surrendered in exchange for the issuance of Common Units and the Fractional Unit Cash Consideration, if any, will be paid, each in accordance with the provisions of Section 5.8(b)(vii)(B)-(I), except that, for purposes of applying such provisions to a conversion pursuant to Section 5.8(b)(ix)(C)(a)(i)(x), (A) all references to the “Series A Conversion Consideration” will mean the “Fundamental Change Elected Common Unit Consideration,” (B) all references to the “Series A Maturity Date” will mean the time immediately prior to the consummation of the Fundamental Change, (C) all references to “Series A Conversion Documentation” will mean “Fundamental Change Documentation,” (D) Section 5.8(b)(vii)(C)(a) shall be inapplicable, (E) references to Section 5.8(b)(vii)(A) shall mean a conversion pursuant to Section 5.8(b)(ix)(C)(a)(i)(x) and (F) Section 5.8(b)(vii)(H) shall apply to any Common Units that would otherwise be issuable as a result of the Fundamental Change.
d.	In the event the Partnership elects to redeem the Series A Preferred Unit for the Fundamental Change Elected Cash Consideration, the Series A Preferred Units will be canceled, the certificates representing Series A Preferred Units will be surrendered and the Fundamental Change Elected Cash Consideration will be paid in accordance with the provisions of Section 5.8(b)(viii)(B)-(H), except that, for purposes of applying such sections to a redemption pursuant to Section 5.8(b)(ix)(C)(a)(i)(y) (A) all references to the “Series A Redemption Consideration” will mean the “Fundamental Change Elected Cash Consideration,” (B) all references to “Series A Redemption Date” will mean the time immediately prior to the consummation of the Fundamental Change and (C) all references to “Series A Redemption Documentation” will mean “Fundamental Change Documentation” and (D) references to Section 5.8(b)(viii)(A) shall mean a redemption pursuant to Section 5.8(b)(ix)(C)(a)(i)(y).
D.	If any Fundamental Change that is contemplated by a definitive agreement is not consummated and therefore the conditions to the applicable redemption or exchange pursuant to this Section 5.8(b)(ix) have not been satisfied, the Partnership will send written
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notice to such effect to the Investor (which notice may be delivered in a manner consistent with that contemplated for delivery of a Series A Conversion Notice pursuant to Section 5.8(b)(vii)(C)). Notwithstanding anything to the contrary in this Agreement, if a Fundamental Change is not consummated, no Series A Preferred Units will be redeemed or converted pursuant to this Section 5.8(b)(ix).
               (x) Limitations on Transfer. Series A Preferred Units may only be transferred to one or more transferees that, after giving effect to such transfer, each hold at least 1,000,000 Series A Preferred Units, provided that the foregoing limitation shall not apply to any transfer of Series A Preferred Units to (i) the holders of the class B units in Regency GP Seller of up to eight percent (8%) of the Series A Preferred Units or (ii) Regency GP Seller and its Affiliates. In addition, a Unitholder holding a Series A Preferred Unit that has converted into a Common Unit pursuant to Section 5.8 shall be subject to the restrictions on transfer imposed by Section 6.4(b). For the avoidance of doubt, nothing contained in this Section 5.8(b)(x) shall in any way affect the restrictions on transfers of Partnership Interests contained in Section 4.7, which shall apply to transfers of Series A Preferred Units.
               (xi) Extraordinary Partnership Transactions.
A.	Except to the extent that any such event is a Fundamental Change as a result of which the Series A Preferred Units are redeemed or converted pursuant to Section 5.8(b)(ix), prior to the consummation of a Partnership Event, the Partnership shall make appropriate provision to ensure that the holders of Series A Preferred Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Section 5.8 without abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Preferred Units had immediately prior to such Partnership Event, subject to the adjustments described in Section 5.8(b)(xi)(B) and Section 5.8(b)(xi)(C).
B.	If in connection with a Partnership Event the Common Units are converted in whole or in part into other Marketable Securities (such securities the “Successor Securities” and such event, a “Public Equity Partnership Event”), then, following the Partnership Event Consummation Date, (i) upon the conversion of the Series A Preferred Units pursuant to Section 5.8(b)(vii), the redemption of the Series A Preferred Units pursuant to Section 5.8(b)(viii), or the redemption or conversion of the Series A
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Preferred Units pursuant to Section 5.8(b)(ix), any portion of the Series A Conversion Consideration, the Series A Redemption Consideration, the Fundamental Change Redemption Consideration, the Fundamental Change Conversion Consideration or the Fundamental Change Elected Common Unit Consideration, as applicable, that would otherwise consist of Common Units pursuant to the terms of Section 5.8(b)(vii), 5.8(b)(viii) or 5.8(b)(ix), as applicable, shall instead consist of Successor Securities, (ii) references in Sections 5.8(b)(ii)(B), 5.8(b)(vii), 5.8(b)(viii), 5.8(b)(ix), 6.4(a) and 6.4(b) to “Common Units” shall refer to the Successor Securities and (iii) the term “Trading Price Accretion Percentage” shall be modified to mean an amount equal to (a) the Combined Accretion Multiple less (b) 1.00. The “Combined Accretion Multiple” shall mean an amount equal to the product of:
a.	a fraction, (i) the numerator of which is the VWAP Price of the Common Units as of the Partnership Event Consummation Date and (ii) the denominator of which is the VWAP Price of the Common Units as of the Series A Issuance Date (the “Pre-Partnership Event Accretion Multiple”); multiplied by
b.	a fraction, (i) the numerator of which is the VWAP Price of the Successor Securities as of the Series A Conversion Date, the Series A Redemption Date or the date of consummation of the Fundamental Change, as applicable and (ii) the denominator of which is the VWAP Price of the Successor Securities as of the eleventh Trading Day following the Partnership Event Consummation Date (the “Post-Partnership Event Accretion Multiple”),
provided that, if the foregoing product is less than 1.00, then the Combined Accretion Multiple shall equal 1.00.
C.	If in connection with a Partnership Event the Common Units do not remain Outstanding and are converted solely into cash or other assets or securities that do not constitute Marketable Securities (or any combination thereof), then following such Partnership Event Consummation Date, upon the conversion of the Series A Preferred Units pursuant to Section 5.8(b)(vii), the redemption of the Series A Preferred Units pursuant to Section 5.8(b)(viii), or the redemption or conversion of the Series A Preferred Units pursuant to Section 5.8(b)(ix):
a.	any portion of the Series A Conversion Consideration, the Series A Redemption Consideration, the Fundamental
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Change Redemption Consideration, the Fundamental Change Conversion Consideration or the Fundamental Change Elected Common Unit Consideration, as applicable, that would otherwise consist of Common Units pursuant to the terms of Section 5.8(b)(vii), 5.8(b)(viii) or 5.8(b)(ix), as applicable, shall instead be payable solely in cash;
b.	the Series A Conversion Consideration or the Series A Redemption Consideration, as applicable, shall be an amount equal to the Series A Liquidation Amount as of the Series A Maturity Date or the Series A Redemption Date, as applicable, plus:
i.	in the event of a redemption, the greater of (i) the Series A Accretion Amount as of the Partnership Event Consummation Date and (ii) $10.00; or
ii.	in the event of a conversion, the lesser of (i) the Series A Accretion Amount as of the Partnership Event Consummation Date and (ii) $10.00;
c.	the term “Fundamental Change Redemption Consideration Premium” shall be modified to mean an amount in cash equal to the greater of (i) the Series A Accretion Amount as of the date of the Partnership Event Consummation Date and (ii) $10.00;
d.	the term “Fundamental Change Conversion Consideration” shall be modified to mean an amount in cash equal to the Series A Liquidation Value as of the date of the consummation of the Fundamental Change plus the lesser of (i) the Series A Accretion Amount as of the Partnership Event Consummation Date and (ii) $10.00; and
e.	the Partnership will no longer have the option to convert the Series A Preferred Units into Common Units pursuant to Section 5.8(b)(ix)(C), but instead must convert them into the right to receive the Fundamental Change Elected Cash Consideration.
               (xii) Distributions, Combinations and Subdivisions; Other Adjustments.
A.	If, after the Series A Issuance Date and prior to the earlier of the Series A Maturity Date and the Series A Redemption Date, the Partnership (a) makes a distribution on its Common Units in Common Units, (b) subdivides or splits its Common Units into a greater number of Common Units, (c) combines or reclassifies its
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Common Units into a smaller number of Common Units, (each of the events described in clauses (a) through (c), a “Series A Adjustment Event”) or (d) makes a distribution on its Common Units in any property other than cash or Common Units (a “Special Distribution”), then calculation of the Series A Conversion Consideration and the Series A Redemption Consideration shall be adjusted as provided in this Section 5.8(b)(xii)(A) and Sections 5.8(b)(xii)(C) and (D).
a.	Solely for the purposes of determining the Trading Price Accretion Percentage for purposes of Section 5.8(b)(vii)(A) (in the event of a conversion) or Section 5.8(b)(viii)(A) (in the event of a redemption):
i.	for each Series A Adjustment Event, the VWAP Price as of the Series A Maturity Date or the Series A Redemption Date, as applicable, shall be adjusted by multiplying such VWAP Price by a fraction, (i) the numerator of which shall be the number of Common Units Outstanding immediately following such Series A Adjustment Event and (ii) the denominator of which shall be the number of Common Units Outstanding immediately prior to such Series A Adjustment Event; and
ii.	for each Special Distribution, the VWAP Price as of the Series A Maturity Date or the Series A Redemption Date, as applicable, shall be adjusted by adding to such VWAP Price the Fair Market Value of the property distributed on a Common Unit in such Special Distribution.
b.	Solely for the purposes of determining the Trading Price Accretion Percentage for purposes of Section 5.8(b)(xi)(C) (in the event of conversion or redemption following a Partnership Event Consummation Date) and determining the Pre-Partnership Event Accretion Multiple pursuant to Section 5.8(b)(xi)(B)(a):
i.	for each Series A Adjustment Event prior to the Partnership Event Consummation Date, the VWAP Price as of the Partnership Event Consummation Date shall be adjusted by multiplying such VWAP Price by a fraction, (i) the numerator of which shall be the number of Common Units Outstanding immediately following such Series A Adjustment Event and (ii) the denominator of which shall be the
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number of Common Units Outstanding immediately prior to such Series A Adjustment Event; and
ii.	for each Special Distribution prior to the Partnership Event Consummation Date, the VWAP Price as of the Partnership Event Consummation Date shall be adjusted by adding to such VWAP Price the Fair Market Value of the property distributed on a Common Unit in such Special Distribution.
c.	Solely for the purposes of determining the Post-Partnership Event Accretion Multiple pursuant to Section 5.8(b)(xi)(B)(b):
i.	for each Series A Adjustment Event following the Partnership Event Consummation Date, the VWAP Price as of the Series A Maturity Date or the Series A Redemption Date, as applicable, shall be adjusted by multiplying such VWAP Price by a fraction, (i) the numerator of which shall be the number of shares of Successor Securities outstanding immediately following such Series A Adjustment Event and (ii) the denominator of which shall be the number of shares of Successor Securities outstanding immediately prior to such Series A Adjustment Event; and
ii.	for each Special Distribution following the Partnership Event Consummation Date, the VWAP Price as of the Series A Maturity Date or the Series A Redemption Date, as applicable, shall be adjusted by adding to such VWAP Price the Fair Market Value of the property distributed on a share of Successor Securities in such Special Distribution.
For purposes of this Section 5.8(b)(ix)(A)(c), references to “Common Units” in the definitions of “Series A Adjustment Event” and “Special Distribution” set forth in Section 5.8(b)(ix)(A) shall refer to Successor Securities.
B.	If, after the Series A Issuance Date and prior to the date of the consummation of a Fundamental Change, a Series A Adjustment Event or a Special Distribution occurs, then the calculation of the Fundamental Change Redemption Consideration or the Fundamental Change Conversion Consideration shall be adjusted as provided in this Section 5.8(b)(xii)(B) and Sections
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5.8(b)(xii)(C) and (D). Solely for the purposes of determining the Trading Price Accretion Percentage for purposes of calculating the “Fundamental Change Conversion Consideration” (in the event of a conversion) or the “Fundamental Change Redemption Consideration” (in the event of a redemption):
a.	for each Series A Adjustment Event, the VWAP Price as of the date of the consummation of a Fundamental Change shall be adjusted by multiplying such VWAP Price by a fraction, (i) the numerator of which shall be the number of Common Units Outstanding immediately following such Series A Adjustment Event and (ii) the denominator of which shall be the number of Common Units Outstanding immediately prior to such Series A Adjustment Event; and
b.	for each Special Distribution, the VWAP Price as of the date of the consummation of a Fundamental Change shall be adjusted by adding to such VWAP Price the Fair Market Value of the property distributed on a Common Unit in such Special Distribution.
C.	Subsequent adjustments to the applicable VWAP Price shall be made successively in the order of occurrence of any Series A Adjustment Event or Special Distribution whenever more than one Series A Adjustment Event or Special Distribution occurs during an applicable period.
D.	If a Partnership Event, a Series A Adjustment Event or a Special Distribution occurs during a ten Trading Day period used for purposes of calculating a VWAP Price as of any particular date under any provision of this Agreement, the Partnership shall make appropriate adjustments to the VWAP Price to insure that the VWAP Price properly reflects the value of the Common Units or Successor Securities, as applicable, as of any particular date.
          Section 5.9 Establishment of Series B Units.
          (a) General. The General Partner hereby designates and creates a series of Units to be designated as “Series B Units” and consisting of a total of ________________ Series B Units, having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.9 and in Section 5.3(d)(i), Section 6.5 and Section 12.10. The class of Series B Units shall be closed immediately following the Series B Issuance Date and thereafter no additional Series B Units shall be designated, created or issued without the prior written approval of the General Partner and the holders of a majority of the Outstanding Series B Units.
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          (b) Rights of Series B Units. The Series B Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
               (i) Allocations. Items of Partnership income, gain, loss and deduction shall be allocated to the Series B Units for each taxable year (or portion thereof) in the manner set forth in Section 6.1(e).
               (ii) Distributions.
A.	Commencing on the Series B Issuance Date, the holders of the Series B Units as of an applicable Record Date shall accrue and be entitled (except as provided in subclause (V) below) to receive cash distributions, Ratably, with distributions on the Series A Preferred Units, in an amount equal to the Series B Distribution Rate on each Outstanding Series B Unit. All such distributions shall be paid Quarterly within 50 days after the end of each Quarter (a “Series B Distribution Payment Date”). If the Partnership fails to pay in full in cash any distribution (or portion thereof) which any holder of Series B Units is entitled to receive pursuant to this Section 5.9(b)(ii)(A), then (I) the Partnership shall not make any distribution on Common Units or any other Series B Junior Security with respect to the Quarter for which the Partnership has so failed to pay such distribution on the Series B Units, (II) the amount of such accrued and unpaid distributions per Series B Unit will accumulate and be added to the Series B Liquidation Value, (III) the Partnership shall not be permitted to, and shall not, increase the per Unit distributions payable on the Common Units for any Quarter above the per Unit distributions paid on the Common Units for the most recent Quarter prior to such non-payment on the Series B Units for so long as such accrued and unpaid distributions on Series B Units remain unpaid, (IV) the Partnership shall not be permitted to, and shall not, redeem, repurchase or otherwise acquire any Series A Preferred Units, any Series B Parity Securities or any Series B Junior Securities, and (V) in any subsequent Quarter as to which the Partnership has Available Cash remaining after taking into account the amount of distributions to be paid with respect to the Series A Preferred Units at the Series A Distribution Rate, the Series B Units at the Series B Distribution Rate and the Common Units at the per Unit distribution amount paid on the Common Units for the most recent Quarter prior to such non-payment on the Series B Units, then the Partnership shall distribute such remaining Available Cash with respect to the Series B Units until all cumulative unpaid amounts on the Series B Units have been paid, and any distributions so made with respect to the Series B Units shall reduce the Series B Liquidation Value by the amount of the cash distribution per Series B Unit made pursuant to this clause (V).
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B.	Notwithstanding anything in this Section 5.9(b)(ii) to the contrary, with respect to Series B Units that are converted into or exchanged for Common Units or MLP Common Units, as the case may be, the holder thereof shall not be entitled to a Series B Unit distribution and a Common Unit or MLP Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of units held as of the close of business on the Record Date for the distribution in respect of such period.
               (iii) Issuance of Series B Units. The Series B Units shall be issued by the Partnership pursuant to the terms and conditions of the Sigma Merger Agreement.
               (iv) Liquidation Value. The rights, preferences and privileges of the Series B Units in the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, are set forth in Section 12.10.
               (v) Voting Rights.
A.	In addition to the class vote of Series B Units provided in Section 5.9(b)(xii), the Series B Units shall vote as Common Units on an “as if” converted basis.
B.	Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of holders of a majority of the Outstanding Series B Units, voting separately as a class with one vote per Series B Unit, shall be necessary to amend this Agreement in any manner, by merger or otherwise, that (i) alters or changes the rights, preferences or privileges or duties and obligations of the Series B Units, (ii) increases or decreases the authorized number of Series B Units (including without limitation any issuance of additional Series B Units), or (iii) otherwise adversely affects the Series B Units in any material respect, including without limitation the creation or issuance (by reclassification or otherwise) of any class of Series B Senior Securities (or amending the provisions of any existing class of Partnership Securities to make such class of Partnership Securities a class of Series B Senior Securities) unless permitted to do so by Section 5.9(b)(xii); provided, however, that, except as provided in Section 5.9(b)(v)(A), the Partnership may, without the consent or approval of the holders of the Series B Units (a) create (by reclassification or otherwise) and issue Series B Junior Securities (including by amending the provisions of any existing class of Partnership Securities to make such class of Partnership Securities a class of Series B Junior Securities) in an unlimited amount and (b) consummate any Fundamental Change provided
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that in connection with such Fundamental Change, to the extent applicable, the holders of the Series B Units are entitled to the rights provided in the last sentence of Section 5.9(b)(xii).
               (vi) Certificates; Book-Entry. The Series B Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Series B Units. The certificates evidencing Series B Units shall be separately identified and shall not bear the same CUSIP number as the certificates evidencing Common Units. In lieu of delivering physical certificates representing the Series B Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Series B Units to the holder, by crediting the account of the holder’s prime broker with the Depository through its DWAC system. The holders of Series B Units and the Partnership agree to coordinate with the Depository to accomplish this objective.
               (vii) Conversion and Exchange.
A.	The holder of an Outstanding Series B Unit may, at its option, convert its Series B Units under any one or more of the following clauses (1), (2) or (3), to the extent applicable, on and subject to the terms set forth in this Section 5.9(b)(vii):
(1)	If, at any time, the Partnership proposes to make a Common Unit distribution in excess of twenty-five percent (25%) greater than the average of the quarterly Common Unit distributions made during the preceding four calendar quarters (an “Extraordinary Distribution”), then (i) the Partnership shall notify holders of Series B Units 30 days prior to the Record Date for such Extraordinary Distribution and (ii) such holders shall have the option to convert their Series B Units prior to the Record Date for such Extraordinary Distribution into the number of Common Units determined in accordance with the last paragraph of this Section 5.9(b)(vii)(A).
(2)	From and after the first anniversary of the Series B Issuance Date, the holder of an Outstanding Series B Unit may convert (including, without limitation, pursuant to Section 5.9(b)(viii)(E) in connection with an issuance of a Series B Redemption Notice to such holder), upon the satisfaction of the terms and conditions of this Section 5.9(b)(vii), the Series B Units held by such holder into the
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number of Common Units determined in accordance with the last paragraph of this Section 5.9(b)(vii)(A).
(3)	The holder of an Outstanding Series B Unit may convert, pursuant to Section 5.9(b)(viii)(E) in connection with an issuance of a Series B Redemption Notice to such holder, the Series B Units held by such holder that would otherwise be subject to redemption pursuant to Section 5.9(b)(viii) into the number of MLP Common Units determined in accordance with the last paragraph of this Section 5.9(b)(vii)(A).
Subject to adjustment as provided in Sections 5.9(b)(ix) and (x), the number of Common Units or MLP Common Units, as applicable, issuable pursuant to a conversion of Series B Units shall equal the product of (A) the number of Series B Units to be converted, and (B) the Series B Conversion Rate determined as of the Series B Conversion Notice Date. The consideration to be received by the holder of a Series B Unit upon the conversion of such Series B Unit as provided in this Section 5.9(b)(vii)(A) is referred to as the “Series B Conversion Consideration.”
B.	Any Common Units or MLP Common Units received by a holder of Series B Units as the Series B Conversion Consideration shall be fully paid, validly issued and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act). All Series B Units that have converted into the right to receive the Series B Conversion Consideration shall be automatically canceled and shall cease to exist unless held by an Affiliate of the Partnership, in which case such units shall remain Outstanding. The holders of converted Series B Units shall cease to have any rights with respect to Series B Units that have converted into the right to receive the Series B Conversion Consideration other than the right to receive the Series B Conversion Consideration. Upon such conversion, any certificates representing Series B Units shall thereafter represent solely the right to receive the Series B Conversion Consideration.
C.	The conversion rights of a holder of Series B Units under this Section 5.9(b)(vii) are exercisable by sending written notice in the form attached hereto as Exhibit C (a “Series B Conversion Notice”) to the Partnership setting forth the election of such holder to convert its Series B Units into Common Units or MLP Common Units (as applicable). Within five Business Days following the Series B Conversion Notice Date, the Partnership shall send a written notice to such converting holder stating:
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a.	the Partnership’s computation of the Series B Conversion Consideration to be paid in respect of each Series B Unit pursuant to Section 5.9(b)(vii)(A) (including, in each case, any adjustments pursuant to Sections 5.9(b)(ix) and (x)), including the Partnership’s computation of the Series B Liquidation Value and, if applicable, the VWAP Price of MLP Common Units; and
b.	that the holder must surrender the certificate or certificates representing any Series B Units held by such holder to the Partnership, and provide such other documentation as reasonably requested by the General Partner (the “Series B Conversion Documentation”), in order to receive the Series B Conversion Consideration.
D.	As promptly as practicable following the Series B Conversion Notice Date and subject to the book-entry provisions set forth in Section 5.9(b)(vi), the holders of Series B Units shall surrender the certificate or certificates representing the Series B Units being converted, duly endorsed, at the office of the Partnership or, if requested by the Partnership, at the offices of any Transfer Agent, together with the Series B Conversion Documentation. As promptly as practicable following the receipt of such certificate or certificates (or a lost unit affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Series B Units and the Series B Conversion Documentation by the Partnership or the Transfer Agent as provided in the immediately preceding sentence (but in any event no later than five Business Days thereafter), the Partnership shall provide to such holder a certificate or certificates for the number of Common Units or MLP Common Units to which such holder shall be entitled under Section 5.9(b)(vii)(A) (with the number of and denomination of such certificates designated by such holder). In lieu of delivering physical certificates representing the Common Units or MLP Common Units upon conversion of Series B Units, provided the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, upon request of the holder, the Partnership shall use its commercially reasonable efforts to cause the Transfer Agent to electronically transmit the Common Units or MLP Common Units issuable upon conversion to the holder, by crediting the account of the holder’s prime broker with the Depository through its DWAC system. The holders of Series B Units and the Partnership agree to coordinate with the Depository to accomplish this objective. The Person or Persons entitled to receive the Common Units or MLP Common Units upon such conversion shall be treated for all purposes as the Record Holder or
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Holders of such Common Units or MLP Common Units at the close of business on the Series B Conversion Notice Date.
E.	If the Partnership is required to pay Series B Fractional Unit Cash Consideration pursuant to Section 5.9(b)(vii)(G), then, as promptly as practicable following the receipt of such certificate or certificates (or a lost unit certificate affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Series B Units and the Series B Conversion Documentation by the Partnership or the Transfer Agent as provided in the first sentence of Section 5.9(b)(vii)(D) (but in any event within five Business Days thereafter), the Partnership shall remit the Series B Fractional Unit Cash Consideration to the holder surrendering such certificate or certificates (or a lost unit affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing Series B Units by wire transfer of immediately available funds to an account specified by such holder in writing.
F.	The Partnership shall pay any and all issue, documentary, stamp and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Units or MLP Common Units on conversion of, or payment of distributions on, Series B Units pursuant hereto. However, the holder of any Series B Units shall pay any tax that is due because the Common Units or MLP Common Units received upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.
G.	No fractional Common Units or MLP Common Units shall be delivered upon the conversion of any Series B Units. All Common Units or MLP Common Units (including fractions thereof) payable upon conversion of more than one Series B Unit by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional unit. If, after the aforementioned aggregation, the conversion would result in the delivery of a fraction of a Common Unit or MLP Common Unit, the Partnership shall, in lieu of delivering any fractional unit, either round up the number of units to the next highest whole number or, at the Partnership’s option, pay the holder otherwise entitled to such fraction a sum in cash equal to such fraction multiplied by the VWAP Price of Common Units or of MLP Common Units, as applicable, as of the Series B Conversion Notice Date. The consideration payable in lieu of fractional Common Units or MLP Common Units pursuant to this Section 5.9(b)(vii)(G) is referred to as “Series B Fractional Unit Cash Consideration.”
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H.	The Partnership may impose such procedures and requirements as are, in the reasonable judgment of the General Partner, reasonably necessary to effectuate and administer any conversion of Series B Units as provided herein.
I.	Notwithstanding any provision of this Agreement to the effect that Series B Units rank pari passu with any other Partnership Security, no such provision shall limit or otherwise diminish the rights of the holders of Series B Units to convert to Common Units or MLP Common Units under this Section 5.9(b)(vii).
               (viii) Optional Redemption.
A.	Subject to adjustment as provided in Sections 5.9(b)(ix) and (x), at any time following the Series B Issuance Date, the Partnership may, at its option and from time to time, cause all or a portion of the Series B Units to be redeemed by the Partnership for cash in an amount per Outstanding Series B Unit equal to the Series B Liquidation Value on the Series B Redemption Date (such cash amount, the “Series B Redemption Consideration”).
B.	To redeem Series B Units pursuant to this Section 5.9(b)(viii), the Partnership shall:
a.	no earlier than 60 days nor later than 30 days prior to the Series B Redemption Date, send a written notice (the “Series B Redemption Notice”) to each holder of record of Outstanding Series B Units as of the date of such notice stating (i) that Series B Units will be redeemed, either in whole or in part, pursuant to this Section 5.9(b)(viii) effective as of the date set forth in the Series B Redemption Notice (the “Series B Redemption Date”), (ii) if less than all of the Outstanding Series B Units will be redeemed by the Partnership (a “Series B Partial Redemption”), each holder of record of Outstanding Series B Units shall have the option of tendering all or a portion of its Outstanding Series B Units in such redemption by providing written notice to the Partnership not later than 15 days prior to the Series B Redemption Date (the “Series B Redemption Election Notice”), and (iii) if a holder of Series B Units elects to receive MLP Common Units pursuant to Section 5.9(b)(viii)(E), the source of the MLP Common Units to be delivered to such holder (which source may be MLP Common Units held by the Partnership, newly issued MLP Common Units, or any other source, as determined by the General Partner in its sole discretion); and
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b.	as promptly as practicable following the Series B Redemption Date, send a written notice (a “Series B Redemption Confirmation”) to each holder of record of Outstanding Series B Units as of the Series B Redemption Date stating: (i) that the Series B Units have been redeemed pursuant to this Section 5.9(b)(viii) effective as of the Series B Redemption Date; (ii) the Partnership’s computation of the amount of Series B Redemption Consideration to be paid in respect of each Series B Unit pursuant to Section 5.9(b)(viii)(A) (including any adjustments pursuant to Sections 5.9(b)(ix) and (x)), including the Partnership’s computation of the Series B Liquidation Value as of the Series B Redemption Date; and (iii) that such holder must surrender the certificate or certificates representing any Series B Units held by such holder to the Partnership and provide such other documentation as reasonably requested by the General Partner, including wire transfer instructions in respect of the Series B Redemption Consideration (the “Series B Redemption Documentation”), in order to receive the Series B Redemption Consideration. In addition to delivery in accordance with the general notice provisions contained in Section 16.1, the Series B Redemption Notice and/or a Series B Redemption Confirmation shall be deemed properly delivered on the date the Partnership issues a press release distributed through a widely circulated news or wire service as would satisfy the requirements of Regulation FD, containing the information required to be included in the Series B Redemption Notice pursuant to this Section 5.9(b)(viii)(B).
C.	As promptly as practicable following the Series B Redemption Date, the holders of Series B Units shall surrender the certificate or certificates representing the Series B Units being redeemed, duly endorsed, at the office of the Partnership or, if identified in the Series B Redemption Notice to such holder by the Partnership, at the offices of any Transfer Agent for such Units, together with the Series B Redemption Documentation. As promptly as practicable following the receipt of such certificate or certificates (or a lost unit affidavit reasonably acceptable to the Partnership in the event of a lost certificate) representing the Series B Units and the Series B Redemption Documentation by the Partnership or the Transfer Agent as provided in the immediately preceding sentence (but in any event no later than five Business Days thereafter), the Partnership shall remit the Series B Redemption Consideration to the holder surrendering such certificate or certificates representing Series B Units by wire transfer of immediately available funds to
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an account specified by such holder in writing. The redemption pursuant to this Section 5.9(b)(viii) shall be deemed to have occurred immediately prior to the close of business on the Series B Redemption Date.
D.	In the event of a Series B Partial Redemption, and the number of Outstanding Series B Units tendered into the redemption exceeds the number of Outstanding Series B Units being redeemed by the Partnership pursuant to the Series B Redemption Notice, then the number of Outstanding Series B Units being redeemed from each participating holder thereof will be reduced pro rata based on the number of Outstanding Series B Units being tendered by each such holder. In the event of a Series B Partial Redemption, and the number of Outstanding Series B Units tendered into the redemption is less than the number of Outstanding Series B Units being redeemed by the Partnership pursuant to the Series B Redemption Notice (the “Series B Redemption Deficit”), then the number of Outstanding Series B Units being redeemed from each participating holder thereof will be equal to the number set forth for such holder in the Series B Redemption Election Notice and Series B Redemption Deficit shall be satisfied by Pro Rata redemption from all holders of Series B Units after giving effect to the number of Outstanding Series B Units previously tendered for redemption pursuant to the Series B Redemption Election Notice.
E.	Notwithstanding anything in this Section 5.9(b)(viii) to the contrary, if the Partnership elects to exercise its rights under this Section 5.9(b)(viii):
(1)	after the Series B Issuance Date and before the first anniversary of the Series B Issuance Date, then holders of Series B Units may convert Series B Units subject to redemption under this Section 5.9(b)(viii) into MLP Common Units (but not Common Units) by following the procedures set forth in Section 5.9(b)(vii); provided, that the Series B Conversion Notice must be received by the Partnership no later than 15 days prior to the Series B Redemption Date; and
(2)	after the first anniversary of the Series B Issuance Date, the holders of Series B Units may convert Series B Units subject to redemption under this Section 5.9(b)(viii) into either Common Units or MLP Common Units by following the procedures set forth in Section 5.9(b)(vii); provided, that the Series B Conversion Notice must be received by the Partnership not later than 15 days prior to the Series B Redemption Date.
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F.	If at any time on or after the date that is 30 days prior to the beginning of the Series B Conversion Election Period, a holder of Series B Units requests in writing that the Partnership indicate the source of MLP Common Units that would be transferred to such holder if such holder were to elect to convert to MLP Common Units pursuant to this Section 5.9(b)(viii) (an “MLP Common Unit Source Request”), the Partnership shall notify such holder of such source in writing within five Business Days following receipt of the MLP Common Unit Source Request and shall be bound to deliver MLP Common Units from such source if such holder delivers a Series B Conversion Notice within 30 days following such MLP Common Unit Source Request electing to convert Series B Units held by such holder to MLP Common Units. Subject to the preceding sentence, the source of such MLP Common Units may be MLP Common Units held by the Partnership, newly issued MLP Common Units, or any other source.
               (ix) Extraordinary Partnership Transactions.
A.	Prior to a Partnership Event, the Partnership shall make appropriate provision to ensure that the holders of Series B Units receive in such Partnership Event a preferred security, issued by the Person surviving or resulting from such Partnership Event and containing provisions substantially equivalent to the provisions set forth in this Section 5.9 without abridgement, including, without limitation, the same powers, preferences, rights to distributions, rights to accumulation upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series B Units had immediately prior to such Partnership Event, subject to the adjustments described in Section 5.9(b)(ix)(B) and Section 5.9(b)(ix)(C).
B.	In the event of a Public Equity Partnership Event or an MLP Public Equity Partnership Event, then, following the Partnership Event Consummation Date or the MLP Event Consummation Date, as applicable, (i) upon the conversion of the Series B Units pursuant to Section 5.9(b)(vii) or the redemption of the Series B Units pursuant to Section 5.9(b)(viii), any portion of the Series B Conversion Consideration or the Series B Redemption Consideration, as applicable, that would otherwise consist of Common Units or MLP Common Units pursuant to the terms of Section 5.9(b)(vii) or 5.9(b)(viii), as applicable, shall instead consist of Successor Securities or MLP Successor Securities, as applicable, and (ii) references in Sections 5.9(b)(ii)(B), 5.9(b)(vii), 5.9(b)(viii) and 6.5(a) to “Common Units” or “MLP Common
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Units” shall refer to the Successor Securities or MLP Successor Securities, as applicable.
C.	If in connection with a Partnership Event or an MLP Event the Common Units or the MLP Common Units do not remain Outstanding and are converted solely into cash or other assets or securities that do not constitute Marketable Securities (or any combination thereof), then following such Partnership Event Consummation Date or the MLP Event Consummation Date, as applicable, upon the conversion of the Series B Units pursuant to Section 5.9(b)(vii), any portion of the Series B Conversion Consideration that would otherwise consist of Common Units or MLP Common Units pursuant to the terms of Section 5.9(b)(vii) shall instead be payable solely in cash in an amount equal to the Series B Liquidation Value.
               (x) Distributions, Combinations and Subdivisions; Other Adjustments. If, after the Series B Issuance Date and prior to the earlier of the Series B Conversion Date and the Series B Redemption Date, the Partnership (a) makes a distribution on its Common Units in Common Units, (b) subdivides or splits its Common Units into a greater number of Common Units, (c) combines or reclassifies its Common Units into a smaller number of Common Units, or (d) makes a Special Distribution, then calculation of the Series B Conversion Consideration (with respect to Common Units issuable upon conversion of the Series B Units) and the Series B Redemption Consideration shall be appropriately adjusted.
               (xi) Assignment. The Partnership shall have the right to assign its rights to redeem Series B Units under this Section 5.9 and its obligations under this Section 5.9 to deliver MLP Common Units to one or more of its Affiliates, provided that any such assignment shall not relieve the Partnership from its obligations under this Section 5.9.
               (xii) Notwithstanding any provision of this Agreement to the contrary, without the approval of holders of a majority of the Outstanding Series B Units, for so long as at least twenty-five percent (25%) of the Series B Units issued on the Series B Issuance Date remain Outstanding (the “Series B Ownership Threshold”), the General Partner shall not cause or permit the Partnership or any member of the Partnership Group to create (by merger, reclassification or otherwise) or issue Series B Senior Securities or Series B Parity Securities (including by amending the provisions of any existing class of Partnership Securities to make such class of Partnership Securities a class of Series B Senior Securities or Series B Parity Securities). Once the number of Series B Units issued on the Series B Issuance Date is less than the Series B Ownership Threshold, no such approval of the holders of Outstanding Series B Units shall be required to take the actions set forth in first sentence of this Section 5.9(b)(xii). The Partnership shall not effect a transaction in which the Series B Units are converted, exchanged or cancelled, or in which the Common Units are converted, exchanged or cancelled, including any amendment of this Agreement, merger, consolidation or sale of all or substantially all of the assets of the Company, unless, in connection with such transaction, the holders of the Series B Units are entitled to receive, in exchange for such Series B Units, consideration equivalent in value in all material respects to the Series B Liquidation Value.
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               (xiii) Tax Indemnity.
A.	If after the Series B Issuance Date and prior to the fifth anniversary of the Series B Issuance Date, ETE takes or causes to occur any Tax Acceleration Event that results in the recognition by a Protected Holder of Protected Holder Tax Gain, such Protected Holder shall be entitled to receive the Protected Holder Indemnity Amount.
B.	The Partnership shall provide written notification to each potentially Protected Holder upon the occurrence of any action that could reasonably be expected to lead to or result in a Tax Acceleration Event within 90 days of the close of the calendar year in which such Tax Acceleration Event occurs. Any potentially Protected Holder shall then have 60 days to return to the Partnership proof that the holder is a Protected Holder together with such other materials as the General Partner may reasonably require, including, without limitation, evidence that such holder received Series B Units pursuant to the terms of the Sigma Merger Agreement or otherwise satisfies the definition of a Protected Holder. Upon the General Partner’s determination that such proof is adequate to establish the holder as a Protected Holder, the Partnership shall have 60 days to deliver to the Protected Holder its good faith written notice of the Protected Holder Indemnity Amount. Receipt of any such notice setting out the Protected Holder Indemnity Amount shall be conclusive against the Protected Holder in all respects 20 days after receipt by the Protected Holder of such notices and the Partnership shall promptly pay the Protected Holder the Protected Holder Indemnity Amount, unless within such 20-day period the Protected Holder sends the Partnership a notice disputing the amount of such claim. Such notice of dispute shall describe the basis for any objection and the nature and amount of all errors the Protected Holder believes exist in the Partnership’s calculation of the Protected Holder Indemnity Amount. Upon receipt of any such notice of objection, both the Partnership and the Protected Holder shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute with 30 days. If a mutually acceptable resolution cannot be reached between the Partnership and the Protected Holder within such 30-day period, the matter shall be referred to a CPA Mediator. Within 30 days after the date of such referral, the CPA Mediator shall render its decision with respect to the differences, and such decision shall be final and binding on the Partnership and the Protected Holder.
C.	Section 5.9(b)(xiii)(A) shall have no further force and effect if the sum of (a) the total number of Series B Units held by Protected
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Holders and (b) the quotient obtained by dividing (i) the total number of Common Units held by Protected Holders that were issued upon conversion of Series B Units pursuant to Section 5.9(b)(vii) by (ii) the Series B Conversion Rate with respect to Common Units, is less than the product of (x) twenty-five percent (25%) and (y) the excess of (i) the total number of Series B Units issued at the time of the closing of the transactions set forth in the Sigma Merger Agreement over (ii) the total number of Series B Units redeemed pursuant to Section 5.9(b)(viii).
D.	Section 5.9(b)(xiii)(A) shall have no further force and effect upon the occurrence of (a) a Partnership Event, including a Public Equity Partnership Event, or (b) the sale of all or substantially all of the assets of the Partnership to a non-Affiliate (together with (a), collectively, a “Tax Indemnity Event”) with respect to a holder of Series B Units (including, for this purpose, a holder of Common Units received upon conversion of such Series B Units pursuant to Section 5.9(b)(vii)) who approves or consents to such Tax Indemnity Event. Notwithstanding anything in this Section 5.9(xiii)(b)(D) to the contrary, the General Partner may, in its sole discretion, waive the application of this Section 5.9(xiii)(b)(D) with respect to a Tax Indemnity Event.
E.	All payments made to a Protected Holder of any Protected Holder Indemnity Amounts shall be made in other than such Protected Holder’s capacity as a Limited Partner within the meaning of Code section 707.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
          Section 6.1 Allocations for Capital Account Purposes.
     For purposes of maintaining Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.3(b)) shall be allocated (subject to Section 6.1(e)) among the Partners in each taxable year (or portion thereof) as provided herein below.
          (a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests.
          (b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated
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to the Partners in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account), instead any such Net Losses shall be allocated to Partners with positive Adjusted Capital Account balances in accordance with their Percentage Interests until such positive Adjusted Capital Accounts are reduced to zero, and thereafter to the General Partner.
          (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.
          (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.3(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):
A.	First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

B.	Second, to all Unitholders and to the General Partner, in accordance with their relative Percentage Interests.
          (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.3(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:
A.	First, 100% to all Partners, Pro Rata, until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and

B.	Second, the balance, if any, to the General Partner.
          (d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:
          (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum
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Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
          (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
          (iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).
          (iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit
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balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.
          (v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
          (vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
          (vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
          (viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
          (ix) Redemption of Series A Preferred Units and/or Series B Units.
A.	Notwithstanding any other provision of this 6.1 (other than the Required Allocations), with respect to any taxable period during which Series A Preferred Units are redeemed pursuant to the terms of Section 5.8(b), each Partner holding redeemed Series A Preferred Units shall be allocated items of income, gain, loss and deduction in a manner that results as closely as possible in the Capital Account balance of each such Partner attributable to its redeemed Series A Preferred Units immediately prior to such
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redemption (and after taking into account any applicable Regulatory Allocations) to equal (i) the amount of cash paid to such Partner in redemption of such Series A Preferred Units, and (ii) the product of the number of Common Units received in the redemption and the Per Unit Capital Amount for a then Outstanding Common Unit (but only to the extent not otherwise achieved by operation of Section 5.3(d)(ii)).
B.	Notwithstanding any other provision of this 6.1 (other than the Required Allocations), with respect to any taxable period during which Series B Units are redeemed pursuant to the terms of Section 5.9(b), each Partner holding redeemed Series B Units shall be allocated items of income, gain, loss and deduction in a manner that results as closely as possible in the Capital Account balance of each such Partner attributable to its redeemed Series B Units immediately prior to such redemption (and after taking into account any applicable Regulatory Allocations) to equal (i) the amount of cash paid to such Partner in redemption of such Series B Units, and (ii) the product of the number of Common Units received in the redemption and the Per Unit Capital Amount for a then Outstanding Common Unit (but only to the extent not otherwise achieved by operation of Section 5.3(d)).
          (x) Curative Allocation.
A.	Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(x)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(x)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the
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General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.
B.	The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(x)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(x)(A) among the Partners in a manner that is likely to minimize such economic distortions.
               (xi) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:
A.	In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

B.	In making the allocations required under this Section 6.1(d)(xi), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xi).
          (e) Allocations to Series A Preferred Units and Series B Units.
               (i) Prior to making any allocation pursuant to Section 6.1(a), but after giving effect to any special allocations required by Section 6.1(d), items of gross income shall be allocated to all holders of Series A Preferred Units and Series B Units, in proportion to the relative sum of the distributions to which they become entitled during the taxable year (or portion thereof) under Section 5.8(b)(ii) and Section 5.9(b)(ii), respectively, whether or not actually distributed during such taxable year (or portion thereof), until the Adjusted Capital Account in respect of each Outstanding Series A Preferred Unit and Series B Unit is equal to the Series A Liquidation Value and Series B Liquidation Value, respectively. No allocations of Net Income shall be made to the holders of Series A Preferred Units or Series B Units pursuant to Section 6.1(a).
               (ii) Notwithstanding anything to the contrary in Section 6.1(b), holders of Series A Preferred Units or Series B Units shall not receive any allocation pursuant to Section 6.1(b) unless and until the Adjusted Capital Accounts of all other Partners have been reduced to
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zero, in which case, prior to allocating any remaining Net Losses to the General Partner, Net Losses shall be allocated among the Series A Preferred Units, as a class, and the Series B Units, as a class, in the same ratio that the Series A Preferred Net Negative Termination Amount, if any, bears to the Series B Net Negative Termination Amount, if any, until the Adjusted Capital Accounts of the Series A Preferred Units and the Series B Units have been reduced to their respective Liquidation Values, and, thereafter, in such manner as to cause such respective Adjusted Capital Account balances to continue to be in proportion to their respective Liquidation Values until the Adjusted Capital Account balances of the holders in respect of each Outstanding Series A Preferred Unit and the Series B Unit have been reduced to zero.
               (iii) Notwithstanding anything to the contrary in Section 6.1(c)(i), (x) holders of Series A Preferred Units or Series B Units shall be allocated Net Termination Gain in accordance with Section 6.1(c)(i)(A), but shall not receive any allocation pursuant to Section 6.1(c)(i)(B) with respect to their Series A Preferred Units or Series B Units, as applicable, and (y) following any allocation made pursuant to Section 6.1(c)(i)(A), and prior to any allocation made pursuant to Section 6.1(c)(i)(B), any remaining Net Termination Gain shall be allocated among the Series A Preferred Units, as a class, and the Series B Units, as a class, in the same ratio that the Series A Preferred Net Positive Termination Amount, if any, bears to the Series B Net Positive Termination Amount, if any, until the Adjusted Capital Account in respect of each Outstanding Series A Preferred Unit or Series B Unit is equal to its respective Liquidation Value.
               (iv) Notwithstanding anything to the contrary in Section 6.1(c)(ii), (x) holders of Series A Preferred Units or Series B Units shall not receive any allocation pursuant to Section 6.1(c)(ii)(A) with respect to their Series A Preferred Units or Series B Units, as applicable, and (y) following any allocation made pursuant to Section 6.1(c)(ii)(A), and prior to any allocation made pursuant to Section 6.1(c)(ii)(B), any remaining Net Termination Loss shall be allocated among the Series A Preferred Units, as a class, and the Series B Units, as a class, in the same ratio that the Series A Preferred Net Negative Termination Amount, if any, bears to the Series B Net Negative Termination Amount, if any, until the Adjusted Capital Accounts of the Series A Preferred Units and the Series B Units have been reduced to their respective Liquidation Values, and, thereafter, in such manner as to cause such respective Adjusted Capital Account balances to continue to be in proportion to their respective Liquidation Amounts until the Adjusted Capital Account balances of the holders in respect of each Outstanding Series A Preferred Unit and the Series B Unit have been reduced to zero.
          Section 6.2 Allocations for Tax Purposes.
          (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.
          (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:
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               (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
               (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.3(d)(i) or Section 5.3(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.
               (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except as otherwise determined by the General Partner with respect to goodwill.
          (c) Subject to Section 5.3(a) and Section 5.3(d), for the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.
          (d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate
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method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
          (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
          (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
          (g) Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Units are then traded on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the National Securities Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
          (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.
          (i) If Capital Account balances are reallocated between the Partners in accordance with Section 5.3(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).
     Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.
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          (a) Within 50 days following the end of each Quarter commencing with the Quarter ending on February 28, 2006, an amount equal to 100% of Available Cash with respect to such Quarter (other than cash distributed with respect to the Series A Units and Series B Units) shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the holders of Common Units in accordance with their respective Percentage Interests as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.
          (b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
          (c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.
          (d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
     Section 6.4 Special Provisions Relating to the Holders of Series A Preferred Units.
          (a) A Unitholder holding a Series A Preferred Unit that has converted into a Common Unit pursuant to Section 5.8 shall be required to provide notice to the General Partner of the transfer of the converted Series A Preferred Unit within the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 5.3(d)(i), the General Partner has previously determined, based on advice of counsel, that the converted Series A Preferred Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.4, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Series A Preferred Unit in preparation for a transfer of such Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gain, loss and deductions with respect to Series A Preferred Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).
          (b) A Unitholder holding a Series A Preferred Unit that has converted into a Common Unit pursuant to Section 5.8 shall not be permitted to transfer, by assignment or
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otherwise, any such Common Unit until after 32 calendar days have elapsed from the date that the Series A Preferred Unit was converted into such Common Unit.
          (c) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights, preferences and privileges and the duties and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.3 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.8, (ii) be entitled to any distributions other than as provided in Section 5.8, ARTICLE VI or ARTICLE VII or (iii) be allocated items of income, gain, loss or deduction other than as specified in Section 5.8 or Article VI.
     Section 6.5 Special Provisions Relating to the Holders of Series B Units.
          (a) A Unitholder holding a Series B Unit that has converted into a Common Unit pursuant to Section 5.9 shall be required to provide notice to the General Partner of the transfer of the converted Series B Unit within the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 5.3(d)(i), the General Partner has previously determined, based on advice of counsel, that the converted Series B Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. For the avoidance of doubt, the General Partner acknowledges that by virtue of the application of Section 5.3(a) and Section 5.3(d), the requirements of this Section 6.5 should generally be satisfied except in the case of a change in applicable law. Notwithstanding the foregoing, in connection with the condition imposed by this Section 6.5, the General Partner shall take whatever steps are required, based on advice of counsel, to provide economic uniformity to the converted Series B Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of income, gain, loss and deductions with respect to Series B Units or Common Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).
          (b) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series B Units (a) shall (i) possess the rights, preferences and privileges and the duties and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.3 and all other provisions related thereto and (b) shall not (i) be entitled to any distributions other than as provided in Section 5.9, ARTICLE VI or ARTICLE VII or (ii) be allocated items of income, gain, loss or deduction other than as specified in Section 5.9 or Article VI.
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ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
     Section 7.1 Management.
          (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
               (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;
               (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
               (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
               (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership, its Subsidiaries and the MLP; subject to Section 7.6(a), the lending of funds to other Persons; the repayment or guarantee of obligations of the Partnership, its Subsidiaries and the MLP and the making of capital contributions to any member of the Partnership, its Subsidiaries and the MLP;
               (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
               (vi) the distribution of Partnership cash;
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               (vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
               (viii) the maintenance of insurance for the benefit of the Partnership, the Partners and Indemnitees;
               (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the MLP and its Subsidiaries from time to time) subject to the restrictions set forth in Section 2.4;
               (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
               (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
               (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.7);
               (xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;
               (xiv) the undertaking of any action in connection with the Partnership’s participation in the management of the MLP through its ownership of the general partner of the MLP; and
               (xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
          (b) Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Omnibus Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated
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by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.
     Section 7.2 Certificate of Limited Partnership.
     The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
     Section 7.3 Restrictions on General Partner’s Authority.
     Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a majority of Outstanding Units, the General Partner shall not, on behalf of the Partnership except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership. The General Partner shall not cause or permit the Partnership or any member of the Partnership Group to take any action set forth in Section 5.9(b)(xii) without the approval of the holders of Series B Units required thereunder.
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     Section 7.4 Reimbursement of the General Partner.
     (a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general partner or managing member of any Group Member.
     (b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person) including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership and, in the event the Partnership owns or operates, either directly or through any Subsidiary, any pipelines subject to rate regulation by FERC, including overhead allocated to the Partnership by Affiliates of the General Partner for its allocable share of actual overhead expenses consistent with then applicable accounting and allocation methodologies generally permitted by FERC for rate making purposes (or in the absence of then applicable methodologies permitted by FERC, consistent with the most recently applicable methodologies) and past business practices, and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The allocation of overhead to the Partnership by Affiliates of the General Partner for its allocable share of actual overhead expenses consistent with then applicable accounting and allocation methodologies generally permitted by FERC for rate making purposes (or in the absence of then applicable methodologies permitted by FERC, consistent with the most recently applicable methodologies) and past business practices shall be deemed to be fair and reasonable to the Partnership.
     (c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any one of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices
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adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.
     Section 7.5 Outside Activities.
          (a) The General Partner, for so long as it is the general partner of the Partnership (i) agrees that its sole business will be to act as the general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt or equity securities in any Group Member; provided, however, that neither clause (i) or clause (ii) shall prohibit the General Partner from owning, directly or indirectly, limited partner interests or limited liability company interests in another Person.
          (b) Except as specifically restricted by Section 7.5(a), each Group Member and Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the MLP Agreement or the partnership relationship established hereby or thereby in any business ventures of any Group Member or any Indemnitee.
          (c) Subject to the terms of Sections 7.5(a) and 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Group Member or any Indemnitee in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duties or any other obligation of any type whatsoever of the General Partner for any Group Member or any Indemnitee to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) none of the General Partner, any Group Member nor any Indemnitee shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership, any other Group Member or any Indemnitee.
          (d) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.
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          (e) The term “Affiliates” when used in Section 7.5(d) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.
          (f) Anything in this Agreement to the contrary notwithstanding, to the extent that any provision of this Agreement purports or is interpreted to have the effect of limiting or restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner, its Board of Directors or any committee thereof to the Partnership and its Limited Partners, each Limited Partner consents to such limitations and restrictions related to such fiduciary duties to the maximum extent that such consent is permitted under Delaware or other applicable law.
     Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.
          (a) The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine. Any loan made to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(a) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of Sections 7.6(a) and 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
          (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.
          (c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.
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          (d) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(d) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(d).
          (e) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.
          (f) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.7(f) shall be deemed to be satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.
          (g) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.
          (h) Without limitation of Sections 7.6(a) through 7.6(g), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.
     Section 7.7 Indemnification.
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          (a) To the maximum extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
          (b) To the maximum extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.
          (c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests entitled to vote on such matter, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
          (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
          (e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to
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any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
          (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
          (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
          (h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
          (i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     Section 7.8 Liability of Indemnitees.
          (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
          (b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
          (c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
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          (d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal.
     Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
          (a) Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.
          (b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement,
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the Person or Persons (including the Board of Directors or any committee thereof acting on behalf of the General Partner) making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.
          (c) Whenever the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner), or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee, and the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner), or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Units, or refrains from voting or transferring its Units, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a limited partnership.
          (d) Notwithstanding anything to the contrary in this Agreement, none of the General Partner and its Affiliates, nor the Board of Directors or any committee thereof, shall have any duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.
          (e) Except as expressly set forth in this Agreement, none of the General Partner, the Board of Directors, any committee of the Board of Directors nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee. The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner, the Board of Directors, any committee of the Board of Directors or such other Indemnitee.
          (f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general
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partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.
     Section 7.10 Other Matters Concerning the General Partner.
          (a) The General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
          (b) The General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
          (c) The General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner (including the Board of Directors or any committee thereof acting on behalf of the General Partner) hereunder.
     Section 7.11 Purchase or Sale of Partnership Securities.
     The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities, which shall be held by the Partnership as treasury securities unless they are expressly canceled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any of its Affiliates may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for their own account, subject to the provisions of Articles IV and X.
     Section 7.12 Registration Rights of the General Partner and its Affiliates.
          (a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available
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to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
          (b) If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all
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Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Audit and Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
          (c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of securities held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take an action to so include the securities of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially
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affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
          (d) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the maximum extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
          (e) The provisions of Sections 7.12(a), 7.12(b) and 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.
          (f) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder
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to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
          (g) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.
     Section 7.13 Reliance by Third Parties.
     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     Section 8.1 Records and Accounting.
     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the
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Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
     Section 8.2 Fiscal Year.
     The fiscal year of the Partnership shall be from January 1 to December 31.
     Section 8.3 Reports.
          (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership’s website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
          (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on the Partnership’s website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted for trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX
TAX MATTERS
     Section 9.1 Tax Returns and Information.
     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
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     Section 9.2 Tax Elections.
          (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.
          (b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.
     Section 9.3 Tax Controversies.
     Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Any petition for readjustment filed by the tax matters partner under Section 6226(a) of the Code shall be filed with the U.S. Tax Court if, in the General Partner’s reasonable judgment, such judicial proceeding may result in an adjustment that materially and adversely impacts the holders of the Series B Units.
     Section 9.4 Withholding.
     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.
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ARTICLE X
ADMISSION OF PARTNERS
          Section 10.1 Admission of Substituted Limited Partners.
          (a) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 10.1(a) or the issuance of any Limited Partner Interests in a merger or consolidation pursuant to Article XIV, and except as provided in Section 10.1(b), each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute and amendment to this Agreement. Except as provided in Section 10.1(b), a Person may become a Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Assignee shall be determined in accordance with Section 10.1(b).
          (b) Following a FERC Notice, (i) clause (i) of Section 10.1(a) shall no longer be applicable, (ii) the transferor of a Limited Partner Interest made in accordance with Article IV shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement and (iii) a transferor of a Certificate representing a Limited Partner Interest shall only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. No transferor of a Limited Partnership Interest or other Person shall have any obligation or responsibility to provide a Transfer Application to a transferee or assist or participate in any way with respect to the completion or delivery thereof. Following a FERC Notice, each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a properly completed Transfer Application, containing a properly completed and executed Taxation Certification, shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner
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Interests with respect to which a properly completed, duly executed Transfer Application, including the accompanying Taxation Certification, has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.
          Section 10.2 Admission of Successor General Partner.
     A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of such General Partner’s General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.
          Section 10.3 Admission of Additional Limited Partners.
          (a) A Person (other than the General Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:
               (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6,
               (ii) following a FERC Notice, a properly completed Taxation Certification; and
               (iii) such other documents or instruments as may be required by the General Partner to effect such Person’s admission as an Additional Limited Partner.
          (b) Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.
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          Section 10.4 Amendment of Agreement and Certificate of Limited Partnership.
     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.
ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
          Section 11.1 Withdrawal of the General Partner.
          (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):
               (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
               (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 4.6;
               (iii) the General Partner is removed pursuant to Section 11.2;
               (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
               (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
               (vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
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     If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.
          (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time prior to 12:00 midnight, Central Standard Time, on December 31, 2015, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated or taxed as such); (ii) at any time after 12:00 midnight, Central Standard Time, on December 31, 2015, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
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          Section 11.2 Removal of the General Partner.
     The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of Outstanding Units (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.
          Section 11.3 Interest of Departing General Partner and Successor General Partner.
          (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option exercisable prior to the effective date of the departure of such Departing General Partner to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure or, if there is not agreement as to the fair market value of such Combined Interest, within 10 days after such agreement is reached. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest of the Departing General Partner for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees
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employed by the Departing General Partner for the benefit of the Partnership or the other Group Members.
     For purposes of this Section 11.3(a), the fair market value of a Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted for trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.
          (b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if such General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
          Section 11.4 Withdrawal of Limited Partners.
     No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
          Section 12.1 Dissolution.
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     The Partnership shall not be dissolved by the admission of Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:
          (a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;
          (b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
          (c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
          (d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.
          Section 12.2 Continuation of the Business of the Partnership After Dissolution.
     Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a majority of Outstanding Units. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
               (i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;
               (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
               (iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a majority of Outstanding Units to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited
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liability of any Limited Partner and (y) neither the Partnership nor the MLP would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
          Section 12.3 Liquidator.
     Upon dissolution of the Partnership, unless the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.
          Section 12.4 Liquidation.
     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:
          (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
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          (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
          (c) Liquidation Distributions. Subject to Section 12.10, all property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).
          Section 12.5 Cancellation of Certificate of Limited Partnership.
     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
          Section 12.6 Return of Contributions.
     The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
          Section 12.7 Waiver of Partition.
     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
          Section 12.8 Capital Account Restoration.
     No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.
          Section 12.9 Certain Prohibited Acts.
     Without obtaining Special Approval, the General Partner shall not take any action to cause the Partnership or the MLP to (i) make or consent to a general assignment for the benefit
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of the Partnership’s or the MLP’s creditors; (ii) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Partnership or the MLP or otherwise seek, with respect to the Partnership or the MLP, relief from debts or protection from creditors generally; (iii) file or consent to the filing of a petition or answer seeking for the Partnership or the MLP a liquidation, dissolution, arrangement, or similar relief under any law; (iv) file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partnership or the MLP in a proceeding of the type described in clauses (i) — (iii) of this Section 12.9; (v) seek, consent to or acquiesce in the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or the MLP or for all or any substantial portion of its properties; (vi) sell all or substantially all of its assets, except in accordance with Section 7.3(b); (vii) dissolve or liquidate, except in accordance with Article XII; or (viii) merge or consolidate, except in accordance with Article XIV.
          Section 12.10 Series A Liquidation Value and Series B Liquidation Value.
     Notwithstanding anything to the contrary set forth in this Agreement, in the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, the holders of the Series A Preferred Units and Series B Units, on a pari passu basis, shall be entitled to receive, out of the assets of the Partnership available for distribution to Partners, prior and in preference to any distribution of any assets of the Partnership to the holders of any other class or series of Partnership Securities, the positive value in each such holder’s Capital Account in respect of such Series A Preferred Units and Series B Units. If, in the year of such liquidation, dissolution, or winding up, any such holder’s Adjusted Capital Account in respect of such Series A Preferred Units or Series B Units is less than the aggregate Series A Liquidation Value of such holder’s Series A Preferred Units or the aggregate Series B Liquidation Value of such holder’s Series B Units, as the case may be, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement and to any distribution pursuant to the preceding sentence, items of gross income and gain for such year shall be allocated, among all holders as to whose Adjusted Capital Account such is the case, proportionately to the relative amounts by which each such holder’s Adjusted Capital Account in respect of such Series A Preferred Units or Series B Units is less than the aggregate Series A Liquidation Value of such holder’s Series A Preferred Units or the aggregate Series B Liquidation Value of such holder’s Series B Units, as the case may be, until the Adjusted Capital Account in respect of each Outstanding Series A Preferred Unit and each Outstanding Series B Unit is as nearly as possible equal to the Series A Liquidation Value or the Series B Liquidation Value, as the case may be (and no other allocation pursuant to this Agreement shall be made to reverse the effect of such allocation). If in the year of such liquidation, dissolution or winding up any such holder’s Adjusted Capital Account in respect of such Series A Preferred Units or Series B Units is less than the aggregate Series A Liquidation Value of such Series A Preferred Units or the aggregate Series B Liquidation Value of such Series B Units, in each case after the application of the preceding sentence, then to the extent permitted by law and notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which Schedule K-1s have not been filed by the Partnership shall be reallocated, among all holders as to whose Adjusted Capital Account such is the case, proportionately to the relative amounts by which each such holder’s Adjusted Capital Account in respect of such Series A Preferred Units or Series B Units is less than the aggregate
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Series A Liquidation Value of such holder’s Series A Preferred Units or the aggregate Series B Liquidation Value of such holder’s Series B Units, as the case may be, until the Adjusted Capital Account in respect of each Outstanding Series A Preferred Unit and each Outstanding Series B Unit is as nearly as possible equal to the Series A Liquidation Value or the Series B Liquidation Value, as the case may be (and no other allocation pursuant to this Agreement shall be made to reverse the effect of such allocation).
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
          Section 13.1 Amendments to be Adopted Solely by the General Partner.
     Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
          (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
          (b) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
          (c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
          (d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Limited Partner Interests (including the division of any class or classes of Outstanding Limited Partner Interests into different classes to facilitate uniformity of tax consequences within such classes of Limited Partner Interests) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are or will be listed, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.6 or (iv) to be required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
          (e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
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          (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
          (g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.4;
          (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
          (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
          (j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;
          (k) a merger or conveyance pursuant to Section 14.3(d); or
          (l) a change in the form of the Transfer Application or the Taxation Certification necessary or appropriate as determined by the General Partner to effectuate the purposes of Section 4.5 or Section 4.8 hereof; or
          (m) any other amendments substantially similar to the foregoing.
          Section 13.2 Amendment Procedures.
     Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment to the maximum extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units
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or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments. Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment of (i) the definitions of “Conflicts Committee,” “Special Approval”, (ii) Section 2.9, (iii) Section 4.6, (iv) Section 7.3(b), (v) Section 7.9(a), (vi) Section 12.9; (vii) Section 14.2, or (viii) any other provision of this Agreement requiring that Special Approval be obtained as a condition to any action, shall be effective without first obtaining Special Approval.
          Section 13.3 Amendment Requirements.
          (a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
          (b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
          (c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.
          (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.
          (e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.
          Section 13.4 Special Meetings.
     All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Partnership
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Securities of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
          Section 13.5 Notice of a Meeting.
     Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Limited Partner Interests for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
          Section 13.6 Record Date.
     For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.
          Section 13.7 Adjournment.
     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
          Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.
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     The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting
          Section 13.9 Quorum.
     The holders of a majority of the Outstanding Partnership Securities of the class or classes for which a meeting has been called (including Limited Partner Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Limited Partner Interests, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Partnership Securities that in the aggregate represent a majority of the Outstanding Partnership Securities entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Partnership Securities that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Partnership Securities specified in this Agreement (including Outstanding Partnership Securities deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Partnership Securities entitled to vote at such meeting (including Outstanding Partnership Securities deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
          Section 13.10 Conduct of a Meeting.
     The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it
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may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
          Section 13.11 Action Without a Meeting.
     If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Limited Partner Interests (including Limited Partner Interests deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Limited Partner Interests held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Limited Partner Interests that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.
          Section 13.12 Voting and Other Rights.
          (a) Only those Record Holders of the Limited Partner Interests on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Limited Partner Interests have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Limited Partner Interests shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Limited Partner Interests.
          (b) With respect to Limited Partner Interests that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Limited Partner Interests are registered,
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such other Person shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, and unless the arrangement between such Persons provides otherwise, vote such Limited Partner Interests in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION
          Section 14.1 Authority.
     The Partnership may merge or consolidate with one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
          Section 14.2 Procedure for Merger, Consolidation or Conversion.
          (a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the maximum extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
          (b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
               (i) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;
               (ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
               (iii) the terms and conditions of the proposed merger or consolidation;
               (iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or
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converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
               (v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
               (vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and
               (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
          (c) If the General Partner shall determine to consent to the conversion, the General Partner may approve and adopt a Plan of Conversion containing such terms and conditions that the General Partner determines to be necessary or appropriate.
          Section 14.3 Approval by Limited Partners.
          (a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.
          (b) Except as provided in Section 14.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.
          (c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or
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a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.
          (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.
          (e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.
          Section 14.4 Certificate of Merger.
          (a) Upon the required approval, if any, by the General Partner and the Unitholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
          (b) At the effective time of the certificate of merger:
               (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each
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of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
               (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
               (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
               (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
          (c) At the effective time of the certificate of conversion:
               (i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
               (ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
               (iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
               (iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;
               (v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and
               (vi) the Partnership Securities that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.
          (d) A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.
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          Section 14.5 Amendment of Partnership Agreement.
Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.
ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
          Section 15.1 Right to Acquire Limited Partner Interests.
          (a) Notwithstanding any other provision of this Agreement, if at any time 90% or more of the total Limited Partner Interests of any class then Outstanding is held by the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15 is mailed and (y) the highest price paid by a General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price,” as of any date of any class of Limited Partner Interests listed or admitted to trading on any National Securities Exchange, means the average of the daily Closing Prices (as hereinafter defined) per limited partner interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq or any other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.
Energy Transfer Equity, L.P.

          (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class or classes (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).
          (c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.
          (d) Notwithstanding anything in Article XIII to the contrary, this Article cannot be amended without the affirmative vote of the holders of not less than 90% of the Outstanding Units.
Energy Transfer Equity, L.P.

ARTICLE XVI
GENERAL PROVISIONS
          Section 16.1 Addresses and Notices.
     Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or Assignee or other Person if believed by it to be genuine.
          Section 16.2 Further Action.
     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
          Section 16.3 Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
          Section 16.4 Integration.
     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Energy Transfer Equity, L.P.

          Section 16.5 Creditors.
     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
          Section 16.6 Waiver.
     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
          Section 16.7 Counterparts.
     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest upon accepting the certificate evidencing such Limited Partner Interest or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.
          Section 16.8 Applicable Law.
     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
          Section 16.9 Invalidity of Provisions.
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
          Section 16.10 Consent of Partners.
     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.
          Section 16.11 Facsimile Signatures.
     The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.
          Section 16.12 Third Party Beneficiaries.
Energy Transfer Equity, L.P.

     Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
[Rest of Page Intentionally Left Blank]
Energy Transfer Equity, L.P.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

LE GP, LLC

By:
John W. McReynolds
President

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 10.1(a).

By:	LE GP, LLC

General Partner, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6.

By:
John W. McReynolds President
Energy Transfer Equity, L.P.

EXHIBIT A
to the Fourth Amended and Restated
Agreement of Limited Partnership of
Energy Transfer Equity, L.P.
Application for Transfer of Common Units
     Following a FERC Notice, transferees of Common Units must execute and deliver this application to Energy Transfer Equity, L.P., c/o LE GP, LLC, 3738 Oak Lawn Avenue, Dallas, Texas 75219; Attn: CFO, to be admitted as limited partners of Energy Transfer Equity, L.P. (the “Partnership”).
     The undersigned (“Assignee”) hereby (a) applies for transfer to the name of the Assignee the Common Units evidenced hereby, (b) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Fourth Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (c) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (d) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (e) gives the powers of attorney provided for in the Partnership Agreement, and (f) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement. This application constitutes a Taxation Certification, as defined in the Partnership Agreement.

Date:
Signature of Assignee

Social Security or other identifying number	Name and Address of Assignee

Annex A

Taxation Certification
The undersigned hereby certifies to Energy Transfer Equity, L.P. (the “Partnership”) that the Assignee (including to the best of Assignee’s knowledge, any person for whom the Assignee will hold the Common Units) is an Eligible Holder.1
Type of Assignee (check one):

☐ Individual	☐ Partnership	☐ Corporation (Subchapter C)

☐ Corporation (Subchapter S)		☐ Pension Fund, IRA or KEOGH Plan

☐ Tax-exempt entities such as municipalities

☐ Trust	☐ Mutual Fund	☐ Other (specify)
If not an Individual (check one):
☐	the entity is subject to United States federal income taxation on the income generated by the Partnership;

☐	the entity is not subject to United States federal income taxation, but it is a pass-through entity and all of its beneficial owners are subject to United States federal income tax on the income generated by the Partnership;

☐	the entity is not subject to United States federal income taxation and it is (a) not a pass-through entity or (b) a pass-through entity, but not all of its beneficial owners are subject to United States federal income taxation on the income generated by the Partnership. [IMPORTANT NOTE — by checking this box, the undersigned is acknowledging that it is not an Eligible Holder.]
Type of Tax Return Filed by Assignee (check one):

☐ Form 1040	☐ Form 1120	☐ Other (specify)
Nationality (check one):
☐	U.S. Citizen, Resident or Domestic Entity

☐ Foreign Corporation	☐ Non-resident Alien

[1]	The term “Eligible Holder” means (a) an individual or entity subject to United States federal income taxation on the income generated by the Partnership; or (b) an entity not subject to United States federal income taxation on the income generated by the Partnership, so long as all of the entity’s owners are subject to United States federal income taxation on the income generated by the Partnership. Schedule I hereto contains a list of various types of investors that are categorized and identified as either “Eligible Holders” or “Non-Eligible Holders.”

     If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.
     Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the holder of the interest).
Complete Either A or B:
A.	Individual
1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is ________.

3.	My home address is .
B.	Partnership, Corporation or Other
1.	is not a foreign corporation, foreign partnership, foreign trust (name of undersigned) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The undersigned’s U.S. employer identification number is .

3.	The undersigned’s office address and place of incorporation (if applicable) is .
     The undersigned agrees to notify the Partnership within sixty (60) days of the date the undersigned becomes a foreign person.
     The undersigned understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.
     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Holder of Interest

Signature and Date

Title (if applicable)

     Note: If the undersigned is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the undersigned is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the undersigned will hold the Common Units shall be made to the best of the undersigned’s knowledge.

Schedule I
Eligible Holders
     The following are considered Eligible Holders:
•	Individuals (U.S. or non-U.S.)

•	C corporations (U.S. or non-U.S.)

•	Tax exempt organizations subject to tax on unrelated business taxable income or “UBTI,” including IRAs, 401(k) plans and Keough accounts

•	S corporations with shareholders that are individuals, trusts or tax exempt organizations subject to tax on UBTI
Potentially Eligible Holders
     The following are considered Eligible Holders, unless the information in parenthesis applies:
•	S corporations (unless they have ESOP shareholders*)

•	Partnerships (unless its partners include mutual funds, real estate investment trusts or “REITs,” governmental entities and agencies, S corporations with ESOP shareholders* or other partnerships with such partners)

•	Trusts (unless beneficiaries are not subject to tax)
Non-Eligible Holders
     The following are not considered Eligible Holders:
•	Mutual Funds

•	REITs

•	Governmental entities and agencies

•	S corporations with ESOP shareholders*

*	“S corporations with ESOP shareholders” are S corporations with shareholders that include employee stock ownership plans.

EXHIBIT B
[Form of Conversion Notice]

B-1

Exhibit B
Execution Copy
SUPPORT AGREEMENT
     This SUPPORT AGREEMENT, dated as of June 15, 2011 (this “Agreement”), is by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“Parent”), Sigma Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Parent Parties”), George L. Lindemann, Dr. Frayda B. Lindemann, George L. Lindemann, Jr., Adam M. Lindemann, Sloan Lindemann Barnett, and Eric D. Herschmann (the “Stockholders”).
RECITALS:
     WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and Southern Union Company, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity, and each share of common stock of the Company (“Company Common Stock”) will be converted into the right to receive the merger consideration specified therein; and
     WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto; and
     WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required that the Stockholders agree, and each Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
GENERAL
     Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
     “Company Entity” means each of the Company and its Subsidiaries.
     “Covered Shares” means, with respect to each Stockholder, such Stockholder’s Existing Shares, together with any shares of Company Common Stock that such Stockholder acquires, either beneficially or of record, on or after the date hereof, including any shares of Company Common Stock received as dividends, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, warrant or other security or instrument exercisable, convertible or exchangeable into shares of Company Common Stock.
     “Existing Shares” means, with respect to each Stockholder, all shares of Company Common Stock owned, either beneficially or of record, by such Stockholder on the date of this Agreement.
     “Permitted Transfer” means a Transfer by a Stockholder (or an Affiliate thereof) to an Affiliate of such Stockholder, provided that such transferee Affiliate agrees in writing to assume all of such transferring Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, and all other Covered Shares owned beneficially or of record from time to time by such transferee Affiliate, to the same extent as such Stockholder is bound hereunder.
     “Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).
ARTICLE 2
VOTING
     Section 2.1 Agreement to Vote Covered Shares. Each Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company (or any class or subdivision thereof), the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:
     (a) appear at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and
     (b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares:
     (i) in favor of the approval or adoption of, or consent to, the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof submitted for the vote or written consent of stockholders of the Company;

     (ii) against the approval or adoption of (A) any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, or (B) any action, agreement, transaction or proposal that is intended, or would reasonably be expected, to result in a material breach of any covenant, agreement, representation, warranty or any other obligation of the Company Parties contained in the Merger Agreement or of such Stockholder contained in this Agreement; and
     (iii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement, including but not limited to the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement and actions requested or expressly permitted by Parent): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving a Company Entity; (B) a sale, lease or transfer of a material amount of assets of a Company Entity, or a reorganization, recapitalization, dissolution, liquidation or winding up of a Company Entity; (C) (1) any change in a majority of persons who constitute the Board of Directors of the Company as of the date hereof, except for changes requested or expressly permitted by Parent, (2) any change in the present capitalization of the Company or any amendment to any charter, bylaws, limited liability company agreement, limited partnership agreement or other company constituent document of any Company Entity, or (3) any other material change in a Company Entity’s organizational structure or business.
     Section 2.2 No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Shares (except pursuant to Section 2.3 hereof) and (c) has not taken and shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing in any material respect any of its obligations under this Agreement.
     Section 2.3 Proxy. In order to secure the obligations set forth herein, each Stockholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, in the event that such Stockholder does not comply with its obligations in Section 2.1, to vote or execute written consents with respect to such Stockholder’s Covered Shares in accordance with Section 2.1 hereof and with respect to any proposed postponements or adjournments of any meeting of the stockholders of the Company at which any of the matters described in Section 2.1 hereof are to be considered. Each Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and such Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to any of its Covered Shares. Parent may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Representations and Warranties of the Stockholders. Each Stockholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties, severally for itself and with respect to its Covered Shares only, and not jointly with the other Stockholders or with respect to the Covered Shares of any other Stockholder, as follows:
     (a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Stockholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by such Stockholder and no other actions or proceedings are required on the part of such Stockholder to authorize the execution and delivery of this Agreement or the performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
     (b) Ownership. Such Stockholder is the record and beneficial owner of, and has good title to, its Existing Shares, free and clear of any Liens, except as may be provided for in this Agreement. All of such Stockholder’s Covered Shares from the date hereof through and on the Closing Date will be beneficially or legally owned by such Stockholder, except in the case of a Permitted Transfer of any Covered Shares (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Except as provided for in this Agreement, such Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of such Stockholder’s Covered Shares at any time through the Closing Date, except in the case of a Permitted Transfer (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Such Stockholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is such Stockholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of a Company Entity.
     (c) No Violation. Neither the execution and delivery of this Agreement by such Stockholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to its Existing Shares) owned by such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which it or any of its respective properties, rights or assets may be bound, (ii) violate any Law applicable to such Stockholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clause (i) as would not reasonably be expected to prevent or materially delay the ability of such Stockholder to perform its obligations hereunder.
     (d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Stockholder in connection with its execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.
     (e) Reliance by Parent. Such Stockholder understands and acknowledges that the Parent Parties are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Stockholder contained herein.
     (f) Adequate Information. Such Stockholder acknowledges that it is a sophisticated party with respect to its Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.
     Section 3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of the general partner of Parent. The Parent

Parties acknowledge that no Stockholder has made and no Stockholder is making any representation or warranty of any kind except as expressly set forth in this Agreement.
ARTICLE 4
OTHER COVENANTS
     Section 4.1 Prohibition on Transfers, Other Actions.
     (a) Each Stockholder hereby agrees, except for a Permitted Transfer, not to (i) Transfer any of the Covered Shares, beneficial ownership thereof or any other interest therein, (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, or would reasonably be expected to result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that would restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.
     (b) Each Stockholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, such Stockholder shall unconditionally and irrevocably (during the term of this Agreement) instruct the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until such Stockholder has complied in all respects with the terms of this Agreement.
     (c) Each Stockholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that such Stockholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.
     (d) Each Stockholder agrees not to knowingly take any action that would make any of its representations or warranties contained herein untrue or incorrect in any material respect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting in any material respect its performance of its obligations under or contemplated by this Agreement.
     Section 4.2 Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.
     Section 4.3 Waiver of Appraisal Rights and Claims. Each Stockholder hereby waives any and all rights of appraisal or rights to dissent from the consummation of the Merger and any transactions contemplated by the Merger Agreement.

ARTICLE 5
NO SOLICITATION
     Section 5.1 No Solicitation. Prior to the termination of this Agreement, each Stockholder shall not, and shall cause its officers, employees, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (a) solicit or initiate, or knowingly encourage or facilitate, any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish any third party any confidential information regarding the Company or its Subsidiaries in response to or in connection with any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided, however, notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the restrictions set forth in this Section 5.1 shall not apply to the Stockholders and their Representatives, including in their capacity as beneficial owners of the Covered Shares, to the extent that the Company and its Subsidiaries, and its and their Representatives, are permitted by the terms of Section 5.4(a) of the Merger Agreement to take such actions. Each Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal.
     Notwithstanding any provision in this Agreement to the contrary, the Stockholders have entered into this Agreement solely in their capacity as the beneficial owners of the Covered Shares, and nothing herein shall limit or effect any actions taken by any Stockholder or Representative of a Stockholder in such Stockholder’s or such Representative’s capacity as a director or officer of the Company. In addition, for purposes of this Agreement, the Company shall be deemed not to be an Affiliate of any of the Stockholders, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such), shall be deemed not to be a Representative of a Stockholder.
ARTICLE 6
MISCELLANEOUS
     Section 6.1 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, (b) a Change of Recommendation in connection with an Intervening Event pursuant to Section 5.4 of the Merger Agreement, or (c) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto. The Parent may terminate this Agreement with respect to all or any portion of any Stockholder’s Covered Shares by delivering a written notice to such Stockholder stating the portion of such Stockholder’s Covered Shares with respect to which this Agreement is terminated (in which case such Stockholder’s obligations hereunder shall terminate only with respect to the portion of its Covered Shares so identified). Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

     Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Parent Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares of any Stockholder shall remain vested in and belong to such Stockholder, and Parent shall have no authority to direct such Stockholder in the voting or disposition of any of its Covered Shares, except as otherwise provided herein.
     Section 6.3 Publicity. Each Stockholder hereby permits Parent and the Company to include and disclose in the Proxy Statement, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent and the Company hereby permit each Stockholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by such Stockholder or any of its Affiliates under Sections 13(d) and 16 of the Exchange Act.
     Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile or email (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
     If to Parent or Merger Sub, to:

Energy Transfer Equity, L.P.
3738 Oak Lawn Avenue
Dallas, TX 75219
Attention: John McReynolds
Facsimile: (214) 981-0706
Email: tom.mason@energytransfer.com
     with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
717 Texas Avenue, 16th Floor
Houston, Texas 77002
Attention: William N. Finnegan, Esq.
                   Sean T. Wheeler, Esq.
Fax: 713-546-5401
Email: bill.finnegan@lw.com
           sean.wheeler@lw.com
If to any Stockholder, to the address set forth below such Stockholder’s name on Schedule I hereto.

     Section 6.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
     Section 6.6 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     Section 6.7 Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.
     Section 6.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
     (a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE

TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.4 HEREOF OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.
     (b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.
     Section 6.9 Amendment; Waiver. The obligations of any Stockholder hereunder may not be modified or amended except by an instrument in writing signed by Parent and by each Stockholder with respect to which such modification or amendment will be effective. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the party benefiting from such waiver. No amendment or waiver shall be permitted or effective without the prior written consent of the Company.
     Section 6.10 Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1 hereof, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.10, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this

Agreement has been terminated or in the event that the remedies provided for in this Section 6.10 are not available or otherwise are not granted.
     Section 6.11 Severability. To the fullest extent permitted by law, any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. To the fullest extent permitted by law, in the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 6.12 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.
     Section 6.13 Successors and Assigns; Third Party Beneficiaries.
     (a) Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     (b) Other than the Company with respect to Section 6.3 hereof, this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.
[Signature pages follow.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: ENERGY TRANSFER EQUITY, L.P. By: LE GP, LLC, its general partner
By:
	Name:	John McReynolds
	Title:	President and Chief Financial Officer

MERGER SUB: SIGMA ACQUISITION CORPORATION
By:
	Name:	John McReynolds
	Title:	President and Chief Financial Officer

[Signature Page of Parent and Merger Sub to Support Agreement]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
STOCKHOLDERS:

GEORGE L. LINDEMANN	ERIC D. HERSCHMANN

DR. FRAYDA B. LINDEMANN	ADAM M. LINDEMANN

GEORGE L. LINDEMANN, JR.	SLOAN LINDEMANN BARNETT
[Signature Page of Stockholders to Support Agreement]

Schedule I

Shares of Company Common Stock
Stockholder	Address	Held Beneficially or of-Record*
George L. Lindemann	1565 North Ocean Way	Shares: 4,485,628**
	Palm Beach, Florida 33480	Options: 1,888,162

Eric D. Herschmann	3333 Allen Parkway #2207	Shares : 555,091***
	Houston, TX 77019	Options: 1,185,768

Dr. Frayda B. Lindemann	1565 North Ocean Way	3,289,220
Palm Beach Florida, Florida 33480

George L. Lindemann, Jr.	1736 West 28th Street	3,365,500
Miami Beach, FL 33141

Adam M. Lindemann	77 East 77th Street	2,000,000 (approximate; +/-
	New York, NY 10075	not more than 100,000 shares)

Sloan Lindemann Barnett	2920 Broadway Street	3,369,667
San Franciso, CA 94115

*	As of June 14, 2011, Southern Union Company had 124,721,110 shares of common stock issued and outstanding. As of June 14, 2011, the shares represented on the chart above represent approximately 13.43% of the issued and outstanding shares of common stock of Southern Union Company. The options and non-expired/lapsed restricted shares awarded to Messrs. Lindemann and Herschmann have not been included in the foregoing calculation as they are not able to be voted at this time.

**	Included in this number are 144,888 shares held in the Southern Union Company Supplemental Deferred Compensation Plan and 29,870 shares in the Southern Union 401(k) Savings Plan as of December 31, 2010. Included in this number are 69,513 restricted shares awarded to Mr. Lindemann under the Southern Union Company Third Amended and Restated 2003 Stock and Incentive Plan for which restrictions have not otherwise lapsed/expired. The options and unlapsed/unexpired restricted shares are not able to be voted at this time.

***	Included in this number are 251,308 restricted shares awarded to Mr. Herschmann under the Southern Union Company Third Amended and Restated 2003 Stock and Incentive Plan for which restrictions have not otherwise lapsed/expired. The options and unlapsed/unexpired restricted shares are not able to be voted at this time.
[Schedule I to Support Agreement]